                                                REGISTRATION NO. 333-131865


                         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 2006


                                            SECURITIES AND EXCHANGE COMMISSION
                                                  WASHINGTON, D.C. 20549


                                                      AMENDMENT NO. 2
                                                            TO
                                                         FORM S-1

                            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED

                    DELAWARE                        EARTHSHELL CORPORATION                     77-0322379
          ------------------------------            ----------------------                   ---------------
         (State or Other Jurisdiction of            (Name of Registrant in                  (I.R.S. Employer
           Incorporation Our Charter)                  or Organization)                    Identification No.)

                                                                                            VINCENT J. TRUANT
            1301 YORK ROAD, SUITE 200                                                   1301 YORK ROAD, SUITE 200
            BALTIMORE, MARYLAND 21093                                                   BALTIMORE, MARYLAND 21093
                 (410) 847-9420                               2650                           (410) 847-9420
      -----------------------------------------    ---------------------------         ---------------------------
     (Address and telephone number of Principal   (Primary Standard Industrial        (Name, address and telephone
      Executive Offices and Principal Place of          Classification Code             number of agent for service)
                    Business)                               Number)

                                                          COPIES TO:
             Clayton E. Parker, Esq.                                                    Ronald S. Haligman, Esq.
   Kirkpatrick & Lockhart Nicholson Graham LLP                                 Kirkpatrick & Lockhart Nicholson Graham LLP
      201 S. Biscayne Boulevard, Suite 2000                                       201 S. Biscayne Boulevard, Suite 2000
              Miami, Florida 33131                                                        Miami, Florida 33131
            Telephone: (305)539-3300                                                    Telephone: (305)539-3300
            Telecopier: (305)358-7095                                                   Telecopier: (305)358-7095


Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the 1933 Act check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the 1933 Act, please check the following box and list the 1933 Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the 1933 Act, check the following box and list the 1933 Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



                                         CALCULATION OF REGISTRATION FEE

                                                           PROPOSED
                                                           MAXIMUM      PROPOSED MAXIMUM     AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE  OFFERING PRICE      AGGREGATE      REGISTRATION
 TO BE REGISTERED                          REGISTERED    PER SHARE(1)   OFFERING PRICE(1)     FEE(4)
 ---------------------------------------  ------------  --------------  -----------------  ------------
 Common Stock, par value $0.01 per share  10,327,844         $1.76        $18,177,005         $1,945
                                          shares(2)(3)
                                          ------------  --------------  -----------------  ------------
 TOTAL                                    10,327,844         $1.76         18,177,005         $1,945
                                          shares(2)(3)
                                          ============  ==============  =================  ============

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. For the purposes of this table, we have used a recent closing price.


(2) The Company initially intended to register 10,327,844 shares of common stock in this registration statement when it was originally filed. Since the Company's initial filing of this registration statement on February 14, 2006, some of the selling stockholders have sold their shares prior to the filing of Amendment Nos. 1 and 2 to Form S-1 and these shares are being removed from this registration statement; therefore the Company is registering 9,667,043 shares of common stock in this registration statement.

(3) These shares consist of: (i) 6,700,000 shares which are being registered pursuant to the Purchase Agreement, dated December 30, 2005, with Cornell Capital Partners, (ii) 143,550 shares which have been issued to Cornell Capital Partners and 6,450 shares which have been issued to Sloan Securities Corporation on or about March 23, 2005, in connection with a financing transaction, (iii) 1,295,000 shares underlying warrants, (iv) 1,255,376 shares being registered pursuant to various settlement arrangements, (v) 266,667 shares in connection with the EarthShell Asia Transaction, and (vi) 660,801 shares that have been subsequently sold under Rule 144 since the original filing of tehis registration statement (as described in Note 2 above).

(4) Registration fee of $1,945 was previously paid with the original filing on February 14, 2006.

                                   PROSPECTUS


                  SUBJECT TO COMPLETION, DATED OCTOBER 31, 2006

                             EARTHSHELL CORPORATION
                        9,667,043 SHARES OF COMMON STOCK

This prospectus (this "Prospectus") relates to the registration of 9,667,043 shares of common stock of EarthShell Corporation ("EarthShell" or the "Company") by certain persons who are stockholders of the Company. The selling shareholders may not choose to sell all of the shares covered by this registration statement, or, under certain market conditions, may not be entitled to convert and sell all of the shares covered by their respective registration or conversion agreements. Please refer to "Selling Stockholders" beginning on page 12. EarthShell is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by the Company.

The shares of common stock associated with this offering are being offered for sale by certain persons who are selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On October 26, 2006 the last reported market sale price of our common stock was $1.61 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "ERTH.OB". The price of our common stock will fluctuate based on the demand for the shares of common stock.

The selling stockholders consist of: (a) Cornell Capital Partners, who may sell up to 7,504,050 shares of common stock, consisting of: (i) 6,700,000 shares which may be issued from time to time upon the conversion of secured convertible debentures (the "Cornell Capital Debentures") acquired by Cornell Capital Partners pursuant to the Securities Purchase Agreement, dated December 30, 2005 (the "Purchase Agreement"), and (ii) 660,500 shares of common stock which may be issued upon the exercise of warrants issued on May 26, 2005, August 26, 2005 and December 30, 2005; (b) Sloan Securities Corporation, who may sell up to 6,450 shares of common stock which the Company issued on or about March 23, 2005, in connection with a financing transaction; (c) Highgate House Funds, Ltd., who may sell up to 364,500 shares of common stock which may be issued upon the exercise of a warrant issued on December 30, 2005; (d) SF Capital Partners Ltd., who may sell up to 1,000,000 shares of common stock upon the conversion of existing debt pursuant to a settlement arrangement; (e) 266,667 shares in connection with the EarthShell Asia Transaction, (f) other selling shareholders who may sell up to 255,376 shares of common stock previously issued by the Company and (g) additional selling stockholders, who may sell up to 270,000 shares of common stock upon the exercise of warrants previously issued by the Company.


Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.


These securities are speculative and involve a high degree of risk. Please refer to "Risk Factors" beginning on page 3.


No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four (24) months after the accompanying registration statement (the "Registration Statement") is declared effective by the "SEC". None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

THE SEC AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY .......................................................     1
THE OFFERING .............................................................     2
RISK FACTORS .............................................................     3
RISKS RELATED TO THIS OFFERING ...........................................     7
SUMMARY FINANCIAL DATA ...................................................     9
SUPPLEMENTARY FINANCIAL INFORMATION ......................................    10
FORWARD-LOOKING STATEMENTS ...............................................    11
SELLING STOCKHOLDERS .....................................................    12
USE OF PROCEEDS ..........................................................    17
DILUTION .................................................................    17
PLAN OF DISTRIBUTION .....................................................    18
MANAGEMENT'S DISCUSSION AND ANALYSIS  OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS ..................................................    20
MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING .........    31
MATERIAL WEAKNESSES IDENTIFIED ...........................................    32
CHANGES IN AND DISAGREEMENTS  WITH ACCOUNTANTS ON ACCOUNTING AND
  FINANCIAL DISCLOSURE ...................................................    32
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK ...............    32
DESCRIPTION OF BUSINESS ..................................................    33
MANAGEMENT ...............................................................    41
EMPLOYMENT AGREEMENTS AND ARRANGEMENTS ...................................    48
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE ..................    48
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION ..............    48
COMPENSATION COMMITTEE CHARTER ...........................................    49
COMPENSATION COMPONENTS ..................................................    50
COMPENSATION TO CHIEF EXECUTIVE OFFICER ..................................    51
DEDUCTIBILITY OF EXECUTIVE COMPENSATION ..................................    51
STOCK PERFORMANCE GRAPH ..................................................    52
PRINCIPAL STOCKHOLDERS ...................................................    52
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS .......    53
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND
  OTHER STOCKHOLDER MATTERS ..............................................    54
DIVIDENDS ................................................................    54
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ...........................    54
DESCRIPTION OF CAPITAL STOCK .............................................    56
EXPERTS ..................................................................    60
VALIDITY OF SECURITIES ...................................................    60
INTERESTS OF NAMED EXPERT AND COUNSEL ....................................    61
HOW TO GET MORE INFORMATION ..............................................    61
INDEX TO FINANCIAL STATEMENTS AND SCHEDULES .............................   I-i
PART II ..................................................................  II-1

                               PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and the notes included in this Prospectus. You should read the entire Prospectus carefully, including "Risk Factors" and our financial statements and the notes to the financial statements before making any investment decision.

OUR COMPANY

EarthShell was organized in November 1992 to engage in the commercialization of proprietary composite material technology, designed with the environment in mind, for the manufacture of disposable packaging to be used in the foodservice industry. Current and future products include hinged-lid containers, plates, bowls, foodservice wraps, cups and cutlery (collectively, "EarthShell Packaging(R)"). EarthShell composite material is primarily made from abundantly available and low cost natural raw materials such as limestone and starch from annually renewable crops, such as corn and potatoes. The Company has determined that foodservice disposables made of this material should offer certain environmental benefits, will have performance characteristics, such as strength and rigidity, and it believes that it should be able to commercially produce and sell these products at prices that are competitive with comparable conventional paper and plastic foodservice disposables.

The Company's objective is to establish EarthShell Packaging(R) as the preferred disposable packaging material for the foodservice industry throughout the world based on comparable performance, environmental superiority and competitive pricing. EarthShell's approach for achieving this objective has been to: (i) license the EarthShell technology to strategically selected manufacturing or operating partners to manufacture, market, distribute and sell EarthShell Packaging(R); (ii) demonstrate customer acceptance and demand for EarthShell Packaging(R) through key market leaders and environmental groups; and (iii) demonstrate the manufacturability and improved economics with initial strategic partners.

To date, the Company has licensed the technology to certain carefully selected partners who are working to commercialize the technology. The Company currently has three active licensees: one in the United States, one in Mexico and one in Asia. In cooperation with its licensing partners, more than 50,000,000 units of EarthShell Packaging, including plates, bowls and sandwich containers have been manufactured and sold to key customers within a variety of market segments in order to demonstrate commercial product quality, customer acceptance and demand. The Company has received support for its environmental claims from a number of governmental and non-environmental organizations. In addition, the Company has worked with a machinery manufacturer who has developed turn-key manufacturing machinery for EarthShell plates and bowls. The Company's primary focus is now on supporting its licensee in the United States, Renewable Products Inc. ("RPI"), who has put in place a commercial production facility and is commencing manufacturing and distribution operations. The Company expects to acquire RPI in the near future, thereby bringing manufacturing capability in house. In addition, the Company is supporting its Mexican licensee in acquiring and putting into service manufacturing capacity to serve the Mexican market. Finally, the Company has entered into various license agreements with EarthShell Asia, an Asian licensee, to demonstrate and to exploit a new aspect of the EarthShell technology.


GOING CONCERN
The condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant losses since inception, has minimal revenues and has a working capital deficit of $7.0 million at June 30, 2006. These factors, along with others, may indicate that the Company will be unable to continue as a going concern for the next 12 months. The Company will have to raise additional funds to meet its current obligations and to cover operating expenses through the year ending December 31, 2006. If the Company is not successful in raising additional capital it may not be able to continue as a going concern. Management plans to address this need by raising cash through short term borrowings and/or the issuance of debt or equity securities.


ABOUT US

Our principal executive offices are located at 1301 York Road, Suite 200, Baltimore, Maryland 21093. Our telephone number is (410) 847-9420. The address of our website is www.earthshell.com. Information on our website is not part of this Prospectus.

THE OFFERING


THE SELLING SHAREHOLDERS ARE COMPRISED OF THE FOLLOWING:

(1) Cornell Capital Partners, who may sell up to 7,504,050 shares of common stock, consisting of:

      o 6,700,000 shares which may be issued from time to time upon the conversion of secured convertible debentures (the "Cornell Capital Debentures") acquired by Cornell Capital Partners pursuant to the Securities Purchase Agreement, dated December 30, 2005 (the "Purchase Agreement")

      o     143,550 shares which were issued on March 23, 2005.

      o 660,500 shares of common stock which may be issued upon the exercise of warrants.

(2) Sloan Securities Corporation, who may sell up to 6,450 shares of common stock which the Company issued on or about March 23, 2005, in connection with a financing transaction.

(3) Highgate House Funds, Ltd., who may sell up to 364,500 shares of common stock which may be issued upon the exercise of a warrant issued on December 30, 2005.

(4) SF Capital Partners Ltd., who may sell up to 1,000,000 shares of common stock upon the conversion of existing debt pursuant to a settlement arrangement.

(5) The principals of EarthShell Asia and parties related to the transaction may sell up to 266,667 shares of common stock.

(6) Various shareholders who may sell up to 255,367 shares of common stock previously issued by the Company.

(7) Additional selling stockholders who may sell up to 270,000 shares of common stock upon the exercise of warrants previously issued by the Company.

Common Stock Offered                                            9,667,043 shares by the selling stockholders
Offering Price                                                  Market price

Common Stock Outstanding Before the Offering(1)                 20,288,591 shares as of October 4, 2006

Use of Proceeds                                                 We will not receive any proceeds of the shares offered by
                                                                the selling stockholders.  We did, however, receive
                                                                proceeds on January 6, 2006 equal to $4,500,000 from the
                                                                sale of the Cornell Capital Debentures pursuant to the
                                                                Purchase Agreement with Cornell Capital Partners.  Any
                                                                proceeds we receive from the sale of common stock under
                                                                the warrants will be used for general working capital
                                                                purposes.  See "Use of Proceeds".

Risk Factors                                                    The securities offered hereby involve a high degree of
                                                                risk and immediate substantial dilution. See "Risk
                                                                Factors" and "Dilution".

Over-the-Counter Bulletin Board Symbol                          ERTH.OB

(1) Excludes up to 6,700,000 shares of common stock which may be issued to Cornell Capital Partners upon the conversion of the Cornell Capital Debentures, up to 1,295,000 shares of common stock issuable upon the exercise of warrants, and 1,000,000 shares being registered pursuant to a settlement arrangement.

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our obligations under the Cornell Capital Debentures are secured by substantially all of our assets which could cause our operations to cease if we default


Our obligations under the $4.5 million of secured convertible debentures (the "Cornell Capital Debentures"), issued to Cornell Capital on December 30, 2005 are secured by substantially all of our assets. As a result, if we default under the terms of the Cornell Capital Debentures, Cornell Capital Partners could foreclose its security interest and liquidate substantially all of our assets. This would cause us to cease operations.

On July 12, 2006, the Company entered into a letter agreement (the "Cornell July Forbearance") with Cornell Capital Partners, pursuant to which Cornell Capital Partners has agreed to forbear from exercising certain rights and remedies under the Cornell Capital Debentures and that certain Registration Rights Agreement, of even date with the Cornell Capital Debentures in exchange for the issuance by the Company to Cornell Capital Partners of 250,000 shares of the Company's common stock.

On September 29, 2006, the Company entered into a letter agreement (the "Cornell September Forbearance") with Cornell Capital pursuant to which Cornell Capital has agreed to forbear from exercising certain rights and remedies under that certain Secured Convertible Debenture, dated December 30, 2005 and that certain Registration Rights Agreement, of even date with the Cornell Capital Debenture in exchange for the issuance by the Company to Cornell Capital of 187,500 shares of the Company's common stock.

The Company has acknowledged in the Agreement that an event of default under the Debenture had occurred as of June 30, 2006 as a result of the Registration Statement filed to register the common stock underlying the Debenture not yet being declared effective by the U.S. Securities and Exchange Commission. The Company also acknowledged that Cornell Capital was entitled to liquidated damages equal to one percent (1%) of the liquidated value of the Cornell Capital Debenture for each thirty (30) day period after May 31, 2006. Pursuant to the Agreement, Cornell Capital has agreed to waive the default, including all liquidated damages that may have accrued through the date of the Agreement and during the Forbearance Period (as defined below), in exchange for the shares and the Company obtaining the effectiveness by December 31, 2006 of the accompanying Registration Statement which includes shares of common stock underlying the Cornell Capital Debentures.


We have a limited operating history upon which you can evaluate our business

Although the Company earned its first revenues in 2004 and is no longer classified as a "developmental stage company", it has limited operating history, therefore, it remains subject to the inherent challenges and risks of establishing a new business enterprise. The Company may not be successful in addressing such risks. The limited operating history of the Company makes the prediction of future results of operations difficult or impossible. To date, production volumes of EarthShell Packaging products have been low relative to intended and necessary capacity of the manufacturing lines.

The initial plates, bowls, and sandwich containers that were sold commercially were produced on lab equipment, pilot machinery, or first generation commercial equipment. Although we have produced and sold 40-50 million pieces, the commercial equipment envisioned by the Company that will allow for the manufacturing to be done profitably needed to be operated at higher speeds and good part throughput rates than was experienced during the early stages of production. Ultimately the Company discontinued production using the pilot and first generation equipment to allow Detroit Tool and Engineering Company ("DTE") to finish the machinery development to achieve the commercial levels of quality and throughput.

As of December 31, 2005, the first modules of DTE equipment have been purchased by ReNewable Products, Inc. ("RPI"), as EarthShell's U.S. licensee, and are operational at commercial throughput rates. Production and distribution has begun and commercial quality product is beginning to be re-introduced into the market.

The success of future operations depends upon the ability of RPI and other licensees to manufacture and sell EarthShell Packaging Products in sufficient quantities so as to be commercially feasible and then to distribute and sell those products at competitive prices. While commercial manufacturing operations by RPI have commenced and RPI is selling EarthShell plates and bowls in the market place at prices that appear to be competitive, full production capacity utilization necessary to reach manufacturing profitability has not yet been achieved, and the sales have not occurred over a sufficient period of time to assure broad market acceptance. As a result of the foregoing factors, the Company expects to incur losses for at least the next 12 months and, depending on the success of the Company's products and services in the marketplace, for potentially an even longer period.

We have a working capital deficit of $7.0 million as of June 30, 2006, which means that our current assets at were not sufficient to satisfy our current liabilities on that date

For the year ended December 31, 2005, the Company had reported operating revenues of $0.2 million and an aggregate net loss of approximately $6.2 million. For the year ended December 31, 2004, the Company had reported operating revenues of $0.1 million and an aggregate net loss of approximately $7.3 million. For the six months ended June 30, 2006, the Company had reported operating revenues of $0.05 million and an aggregate net loss of approximately $2.7 million. Although the Company hopes to achieve break-even cash flow by the end of 2006, the Company does not expect to operate profitably during the current fiscal year. Although the Company is actively seeking equity financing to restructure the debt on its balance sheets and to meet its operating and capital needs, additional funding may not be available to the Company, and, even if it is available, such financing may be (i) extremely costly, (ii) dilutive to existing stockholders and/or (iii) restrictive to the Company's ongoing operations. If the Company is unable to obtain such additional capital, the Company may be required to reduce the scope of its anticipated expansion, which could adversely affect the Company's business, financial condition and results of operations or cease operations.

We are the subject of a "Going Concern" Opinion from our Independent Auditors

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant losses since inception, has minimal revenues and has a working capital deficit of $7.0 million as of June 30, 2006. These factors, along with others, raise substantial doubt as to whether the Company will be able to continue as a going concern for a period of twelve months or less. The Company will have to raise additional funds to meet its current obligations and to cover operating expenses through the year ending December 31, 2006. If the Company is not successful in raising additional capital, it may not be able to continue as a going concern for a period of twelve months or less.


Management has identified the following material weaknesses in the Company's internal controls over financial reporting:

o The Company has inadequate segregation of critical duties within each of its accounting processes and a lack of sufficient monitoring controls over these processes to mitigate this risk. The responsibilities assigned to one employee include maintaining the vendor master file, processing payables, creating and voiding checks, reconciling bank accounts, making bank deposits and processing payroll.

o There are weaknesses in the Company's information technology controls which make the Company's financial data vulnerable to error or fraud. Specifically, there is a lack of documentation regarding the roles and responsibilities of the IT function, lack of security management and monitoring and inadequate segregation of duties involving IT functions.

o The departure of the Company's Controller in November 2004 resulted in the accounting and reporting functions being centralized under the Chief Financial Officer, with no additional personnel in the Company having an adequate knowledge of accounting principles and practices throughout most of 2005. In addition, the Company relocated its headquarters and accounting systems from Santa Barbara, CA to Baltimore, MD in late 2005. As a result, some transactions were not recorded in a timely manner and adjustments to the financial statements were recorded that were considered material to the financial position at December 31, 2005 and results of operations for the year then ended.

The Company has begun taking remediation steps to enhance its internal control over financial reporting and reduce control deficiencies in general, including the material weaknesses enumerated above. In the 4th Quarter 2005, the Company employed a new Controller, CPA, with 15 years' experience in public and private accounting. The new Controller is in the process of developing revised accounting systems and procedures that will strengthen the Company's controls over financial reporting. The Company has hired an additional accounting employee as of March 30, 2006.

We need additional capital to finance our operating deficit and to fund capital requirements


For the year ended December 31, 2005, the Company had reported operating revenues of $0.2 million and an aggregate net loss of approximately $6.2 million. For the six months ended June 30, 2006, the Company had reported operating revenues of $0.05 million and an aggregate net loss of approximately $2.7 million. Although the Company hopes to achieve break-even cash flow by the end of 2006, the Company does not expect to operate profitably during this fiscal year. Although the Company is actively seeking equity financing to restructure the debt on its balance sheets and to meet its operating and capital needs, additional funding may not be available to the Company, and, even if it is available, such financing may be (i) extremely costly, (ii) dilutive to existing stockholders and/or (iii) restrictive to the Company's ongoing operations. If the Company is unable to obtain such additional capital, the Company may be required to reduce the scope of its anticipated expansion, which could adversely affect the Company's business, financial condition and results of operations or cease operations.


Our Common Stock is deemed to be a "Penny Stock," which may make it more difficult for stockholders to sell their shares

The Company's common stock is no longer traded on the NASDAQ Small Cap Market. SEC regulations generally define a "penny stock" to be any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Based upon the price of EarthShell common stock as currently traded, EarthShell common stock is subject to Rule 15g-9 under the Securities and Exchange Act of 1934 which imposes additional sales practice requirements on broker-dealers which sell securities to persons other than established customers and "accredited investors." For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received a purchaser's written consent to the transaction prior to sale. Consequently, this rule may have a negative effect on the ability of stockholders to sell common shares of the Company in the secondary market.

We are dependent on our licensees, which could have a material adverse effect on our business

The Company's current business model is to license the manufacturing and distribution of EarthShell Packaging foodservice disposables to licensees. Agreements with the licensees permit them to manufacture and sell other foodservice disposable packaging products that are not based on EarthShell Packaging. The licensees may also manufacture paper or polystyrene packaging which could compete with EarthShell products, and they may not devote sufficient resources or otherwise be able successfully to manufacture, distribute or market EarthShell Packaging. Their failure to do so would be grounds for termination of exclusivity provisions in their license agreement, but might also delay the rollout of EarthShell Packaging into the marketplace, which could have an adverse affect on our business.

We have not yet fully evaluated all of the EarthShell Packaging products and it is possible that some of the products may not perform as well as conventional packaging products

Although we believe that we can engineer EarthShell Packaging products to meet many of the critical performance requirements for specific applications, individual products may not perform as well as conventional foodservice disposables; for example, some consumers may prefer clear cups and clear lids on take-home containers which are not available with our foam technology. We are still developing many of our EarthShell Packaging products and we have not yet evaluated the performance of all of them. If we fail to develop EarthShell Packaging products that perform comparably to conventional foodservice disposables, this could cause consumers to prefer our competitors' products.

Established manufacturers in the foodservice disposables industry could improve their ability to recycle their existing products or develop new environmentally preferable disposable foodservice containers, which could render our technology obsolete and could negatively impact our ability to compete

Competition among existing food and beverage container manufacturers in the foodservice industry is intense. Virtually all of the key participants in the industry have substantially greater financial and marketing resources at their disposal than we do, and many have well-established supply, production and distribution relationships and channels. Companies producing competitive products utilizing competitive materials may reduce their prices or engage in advertising or marketing campaigns designed to protect their respective market shares and impede market acceptance of EarthShell Packaging products. In addition, some of the Company's licensees and joint venture partners manufacture paper, plastic or foil packaging that may compete with EarthShell Packaging products. Several paper and plastic disposable packaging manufacturers and converters and others have made efforts to increase the recycling of these products. Increased recycling of paper and plastic products could lessen their harmful environmental impact, one major basis upon which the Company intends to compete. A number of companies have introduced or are attempting to develop biodegradable starch-based materials, plastics, or other materials that may be positioned as potential environmentally superior packaging alternatives. We expect that many existing packaging manufacturers may actively seek competitive alternatives to our products and processes. The development of competitive, environmentally attractive, disposable foodservice packaging, whether or not based on our products and technology, could render our technology obsolete and could impair our ability to compete, which would have an adverse effect on our business, financial condition and results of operations.

Our anticipated international revenues are subject to risks inherent in international business activities

We expect sales of our products and services in foreign countries to account for a material portion of our revenues. These sales are subject to risks inherent in international business activities, including:

o any adverse change in the political or economic environments in these countries;

o     economic instability;

o     any adverse change in tax, tariff and trade or other regulations;

o the absence or significant lack of legal protection for intellectual property rights;

o exposure to exchange rate risk for revenues which are denominated in currencies other than U.S. dollars; and

o difficulties in managing joint venture businesses spread over various jurisdictions.

Our revenues could be substantially less than we expect if these risks affect our ability to successfully sell our products in the international market.

Our products may be perceived poorly by customers and/or environmental groups, which could have an adverse affect on our business

Our success depends substantially on our ability to design and develop foodservice disposables that are not as harmful to the environment as conventional disposable foodservice containers made from paper, plastic and polystyrene. EarthShell has used a life cycle inventory methodology in its environmental assessment of EarthShell Packaging products and in the development of associated environmental claims, and we have received support for the EarthShell concept from a number of environmental groups. Although we believe that EarthShell Packaging products offer several environmental advantages over conventional packaging products, our products may also possess characteristics that consumers or some environmental groups could perceive as negative for the environment. In particular, EarthShell Packaging products may result in more solid waste by weight and, in a dry environment, by volume, and manufacturing them may release greater amounts of some pollutants and lesser amounts of other pollutants than occurs with conventional packaging. Whether, on balance, EarthShell Packaging products are better for the environment than conventional packaging products is a somewhat subjective judgment. Environmental groups, regulators, customers or consumers may not agree that present and future EarthShell Packaging products have an environmental advantage over conventional packaging.

Third parties may infringe the patents that we license, new products that we develop may not be covered by our licensed patents and we could suffer an adverse determination in a patent infringement proceeding, which could allow our competitors to duplicate our products without having incurred the research and development costs we have incurred and therefore allow them to produce and market those products more profitably

Our ability to compete effectively with conventional packaging will depend, in part, on our ability to protect our proprietary rights to the licensed technology. Although EKI, the largest stockholder of the Company, and EarthShell endeavor to protect the licensed technology through, among other things, U.S. and foreign patents, the duration of these patents is limited and the patents and patent applications licensed to us may not be sufficient to protect our technology. The patents that EKI obtains and licenses to us may not be validly held and others may try to circumvent or infringe those patents. We also rely on trade secrets and proprietary know-how that we try to protect in part by confidentiality agreements with our licensee manufacturers, proposed joint venture partners, employees and consultants. These agreements have limited terms and these agreements may be breached, we may not have adequate remedies for any breach and our competitors may learn our trade secrets or independently develop them. It is necessary for us to litigate from time to time to enforce patents issued or licensed to us, to protect our trade secrets or know-how and to determine the enforceability, scope and validity of the proprietary rights of others.

We believe that we own or have the rights to use all of the technology that we expect to incorporate into EarthShell Packaging products, but an adverse determination in litigation or infringement proceedings to which we are or may become a party could subject us to significant liabilities and costs to third parties or require us to seek licenses from third parties. Although patent and intellectual property disputes are often settled through licensing or similar arrangements, costs associated with those arrangements could be substantial and could include ongoing royalties. Furthermore, we may not obtain the necessary licenses on satisfactory terms or at all. We could incur substantial costs attempting to enforce our licensed patents against third party infringement, or the unauthorized use of our trade secrets and proprietary know-how or in defending ourselves against claims of infringement by others. Accordingly, if we suffered an adverse determination in a judicial or administrative proceeding or failed to obtain necessary licenses, it would prevent us from manufacturing or licensing others to manufacture some of our products.

Failure of our licensees to produce EarthShell Packaging products profitably on a commercial scale would adversely affect our ability to compete with conventional disposable foodservice packagers

Production volumes of EarthShell Packaging products to date have been low relative to the intended capacity of the various manufacturing lines, and, until production volumes approach design capacity levels, actual costs and profitability will not be certain. Since the actual cost of manufacturing EarthShell Packaging products on a commercial scale has not been fully demonstrated, they may not be manufactured at a competitive cost. As our licensees and joint venture partners begin to commercially produce EarthShell Packaging products, they may encounter unexpected difficulties that cause production costs to exceed current estimates. The failure to manufacture EarthShell Packaging products at commercially competitive costs would make it difficult to compete with other foodservice disposable manufacturers.

Unavailability of raw materials used to manufacture our products, increases in the price of the raw materials, or the necessity of finding alternative raw materials to use in our products could delay the introduction and market acceptance of our products

Although we believe that sufficient quantities of all raw materials used in EarthShell Packaging products are generally available, if any raw materials become unavailable, it could delay the commercial introduction and hinder market acceptance of EarthShell Packaging products. In addition, our licensees and joint venture partners may become significant consumers of certain key raw materials such as starch, and if such consumption is substantial in relation to the available resources, raw material prices may increase which in turn may increase the cost of EarthShell Packaging products and impair our profitability. In addition, we may need to seek alternative sources of raw materials or modify our product formulations if the cost or availability of the raw materials that we currently use become prohibitive.

If initial purchasers of the EarthShell Packaging products do not purchase significant quantities, it could delay the introduction and market acceptance of the products

It will be important for our licensees and joint venture partners to identify and obtain contractual commitments from major customers for substantial quantities of product. If initial purchasers of our products do not ultimately purchase significant quantities or continue to purchase on a repeat basis, it will delay our ability to realize meaningful royalty revenues from sales of those products.

We do not own the technology necessary to manufacture EarthShell Packaging

EarthShell Packaging is based primarily on patented composite material technology licensed on an exclusive worldwide basis from EKI, the largest stockholder of the Company, and to a lesser extent, on a limited exclusive, worldwide basis from the Biotec Group. The Company does not own the technology necessary to manufacture EarthShell Packaging and is dependent upon a license agreement with EKI (the "EKI Licensing Agreement") to use that technology. The licensed technology is limited to the development, manufacture and sale of specified foodservice disposables for use in the foodservice industry, and there is no right to exploit opportunities to apply this technology or improve it outside this field of use. If EKI were to file for or be declared bankrupt, the Company would likely be able to retain its rights under the EKI License Agreement with respect to U.S. patents; however, it is possible that steps could be taken to terminate its rights under the EKI License Agreement with respect to international patents. EKI is the largest stockholder of the Company, and conflicts could arise with regard to performance under the License Agreement, corporate opportunities or time devoted to the business of the Company by officers and employees of EKI.

Our operations are subject to regulation by the U.S. Food and Drug
Administration

The manufacture, sale and use of EarthShell Packaging are subject to regulation by the U.S. Food and Drug Administration (the "FDA"). The FDA's regulations are concerned with substances used in food packaging materials, not with specific finished food packaging products. Thus, food and beverage containers are in compliance with FDA regulations if the components used in the food and beverage containers: (i) are approved by the FDA as indirect food additives for their intended uses and comply with the applicable FDA indirect food additive regulations; or (ii) are generally recognized as safe for their intended uses and are of suitable purity for those intended uses. The Company believes that EarthShell Packaging plates, bowls and hinged-lid containers and all other current and prototype EarthShell Packaging products of the Company are in compliance with all requirements of the FDA and do not require additional FDA approval. However, the FDA may not agree with these conclusions, which could have a material adverse affect on our business operations.

                         RISKS RELATED TO THIS OFFERING

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 20,095,190 shares of common stock outstanding as of July 21, 2006, 11,686,330 shares are, or will be, freely tradable without restriction, unless held by our "affiliates". The remaining shares of common stock, which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

Existing Shareholders will Experience Significant Dilution From Our Sale Of Shares Pursuant To The Purchase Agreement with Cornell Capital Partners

The sale of shares pursuant to the Purchase Agreement with Cornell Capital Partners will have a dilutive impact on our stockholders. For example, if the offering occurred March 31, 2006 at an assumed conversion price of $1.7776 per share (eighty-eight percent (88%) of the average of the two (2) lowest volume weighted average prices during the ten (10) days immediately preceding a recent trading date), the new stockholders would experience an immediate dilution in the net tangible book value of $2.0279 per share. Dilution per share at prices of $1.3332, $0.8888 and $0.4444 per share would be $1.5835, $1.1391 and $0.6947, respectively. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to convert under the Purchase Agreement. If our stock price is lower, then our existing stockholders would experience greater dilution.

Under The Purchase Agreement Cornell Capital Partners Will Pay Less Than The Then-Prevailing Market Price Of Our Common Stock

Pursuant to the Purchase Agreement, Cornell Capital Partners will convert the Cornell Capital Debentures into shares of EarthShell's common stock at a discount equal to eighty-eight percent (88%) of the average of the two (2) lowest volume weighted average prices during the ten (10) days immediately preceding the date of conversion. The common stock to be issued will be at a twelve percent (12%) discount to the two (2) lowest volume weighted average prices during the ten (10) days immediately preceding the date of conversion. Based on this discount, Cornell Capital Partners will have an incentive to convert immediately to realize the gain on the twelve percent (12%) discount. These discounted sales could cause the price of our common stock to decline, based on increased selling of the Company's common stock.

The Selling Stockholders May Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline


The selling stockholders may sell in the public market up to 9,667,043 shares of common stock being registered in this offering. That means that up to 9,667,043 shares may be sold pursuant to this Registration Statement. Such sales may cause our stock price to decline. The officers and Directors of the Company and those stockholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.


The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other Persons Participating In This Offering

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other persons participating in this offering.

Our Common Stock Is Deemed To Be "Penny Stock", Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Penny stocks are stock:

o     With a price of less than $5.00 per share;

o     That are not traded on a "recognized" national exchange;

o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three (3) years) or $5.0 million (if in continuous operation for less than three (3) years), or with average revenues of less than $6.0 million for the last three (3) years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

                             SUMMARY FINANCIAL DATA

The following selected financial data have been derived from the Company's consolidated financial statements which have been audited by Farber Hass Hurley & McEwen LLP as of and for the years ended December 31, 2005, 2004, 2003 and 2002 and by Deloitte & Touche LLP for the year ended December 31, 2001. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this Prospectus and in the Consolidated Financial Statements and Notes thereto included in this Prospectus.

                                 (Dollars in thousands, except per share data)
                            -------------------------------------------------------------------------
                              For the        For the        For the        For the        For the
                            Year Ended     Year Ended      Year Ended     Year Ended     Year Ended
                            December 31,   December 31,   December 31,   December 31,    December 31,
 Statement of Operations    ------------   ------------   ------------   ------------   ------------
   Data                         2005           2004           2003           2002           2001
 -------------------------  ------------   ------------   ------------   ------------   ------------
 Revenues                   $        183   $        138       $     --       $     --       $     --
 Research and
   development expenses              201          1,170          9,547         26,890         47,148
 General and
   administrative
   expenses                        5,485          3,749          5,786          9,590          9,634
 Depreciation and
   amortization                        3             42            380          3,099          5,874
 Gain on sale of
   property and equipment            (23)          (168)          (452)          (441)            --
 Interest expenses
   (income), net                     696          1,068          1,791            132           (356)
 Related party patent
   expenses                           --             --             --             --             --
 Other expense (income)               --          1,532          1,464            321             --
 Net loss                          6,179          7,257         18,517         39,591         62,302
 Average shares
   outstanding                    18,503         15,047         13,267         11,277          9,353
 Per Common Share Basic
   and diluted  loss per
   share                    $       0.33   $       0.48   $       1.40   $       3.51   $       6.66

                                 (Dollars in thousands, except per share data)
                       ------------------------------------------------------------------------
                         For the        For the        For the        For the        For the
                       Year Ended     Year Ended      Year Ended     Year Ended     Year Ended
                       December 31,   December 31,   December 31,   December 31,    December 31,
 --------------------  ------------   ------------   ------------   ------------   ------------
 Balance Sheet Data        2005           2004           2003           2002           2001
 --------------------  ------------   ------------   ------------   ------------   ------------
 Cash and cash
   equivalents         $        348   $        272   $      1,902   $        111   $        828
 Total current assets           431             --             --             --             --
 Total assets                   443            483          2,287         18,024         19,886
 Total current
   liabilities               11,890          7,763         10,148         21,497          8,350
 Total long-term
   obligations                  905          1,475          4,408             --             --
 Deficit accumulated
   during development
   stage                   (327,787)      (321,608)      (314,351)      (295,834)      (256,243)
 Stockholders' equity
   (deficit)                (12,352)        (8,755)       (12,269)        (3,473)        11,536
 Shares outstanding          18,981         18,235         14,129         12,055          9,860

                       SUPPLEMENTARY FINANCIAL INFORMATION

The following table presents EarthShell Corporation and Subsidiaries condensed operating results for each of the ten (10) fiscal quarters through the period ended June 30, 2006 The information for each of these quarters is unaudited. In the opinion of management, all necessary adjustments, which consist only of normal and recurring accruals, have been included to fairly present the unaudited quarterly results. This data should be read together with EarthShell Corporation and Subsidiaries consolidated financial statements and the notes thereto, and Management's Discussions and Analysis of Financial Condition and Results of Operations.

                                                             THREE (3) MONTHS ENDED (IN THOUSANDS)
                         ----------------------------------------------------------------------------------------------------------
                         JUN 30      MAR 31,      DEC 31,    SEPT 30,   JUN 30,    MAR 31,   DEC 31,    SEP 30,   JUN 30,    MAR 31,
                          2006         2006        2005        2005      2005       2005      2004       2004      2004       2004
                         -------     -------      ------      ------    ------     ------    ------     ------    ------     ------
Revenues                 $    25     $    25       $  25       $  25     $  58      $  75     $  63      $  50     $  25      $  --
Net income (loss)         (1,477)     (1,191)     (1,346)     (1,894)   (1,861)    (1,078)   (1,280)    (1,646)   (2,264)    (2,067)
Net income (loss)
   per share:
Basic                        .07         .06         .07        0.10      0.10       0.06      0.07       0.12      0.16       0.15
Diluted                      .07         .06         .07        0.10      0.10       0.06      0.07       0.12      0.16       0.15
Shares used in
   computing per
   share amounts:
Basic                     19,630      19,303      18,853      18,508    18,395     18,250    17,659     14,223    14,128     14,129
Diluted                   19,630      19,303      18,853      18,508    18,395     18,250    17,659     14,223    14,128     14,129

                           FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Business" as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our Chief Executive Officer and Chief Financial Officer will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this Prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this Prospectus and in the documents incorporated by reference into this Prospectus that is not a statement of an historical fact constitutes a "forward-looking statement". Further, when we use the words "may", "expect", "anticipate", "plan", "believe", "seek", "estimate", "internal" and similar words, we intend to identify statements and expressions that may be forward- looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under "Risk Factors" below or elsewhere in this Prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. The selling stockholders are the entities who have assisted in or provided financing to EarthShell. A description of each selling stockholder's relationship to EarthShell and how each selling stockholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

The selling shareholders may not choose to sell all of the shares covered by this registration statement, or, under certain market conditions, may not be entitled to convert and sell all of the shares covered by their respective registration or conversion agreements.


                                                   PERCENTAGE OF
                                                    OUTSTANDING                                         PERCENTAGE OF
                                     SHARES            SHARES                             SHARES           SHARES
                                  BENEFICIALLY      BENEFICIALLY      SHARES TO BE     BENEFICIALLY     BENEFICIALLY
                                  OWNED BEFORE      OWNED BEFORE      SOLD IN THE       OWNED AFTER      OWNED AFTER
     SELLING STOCKHOLDER            OFFERING        OFFERING(1)         OFFERING         OFFERING        OFFERING(1)
-----------------------------     --------------   --------------     --------------   --------------   -------------
Cornell Capital
   Partners, LP (2), (4)               1,012,400             4.99%         7,504,050               --               0%
Highgate House Funds, Ltd.(3)            364,500             1.80%           364,500               --               0%


Midsummer Inv. Ltd. (5)                   25,000                 *            25,000               --               0%
Rockmore Capital, LLC(6)                  29,459                 *            29,459               --               0%
SF Capital Partners Ltd.               1,000,000             4.93%         1,000,000               --               0%
Straus - GEPT L.P.                        36,250                 *            26,250           10,000                *
Straus Partners L.P.                      63,750                 *            48,750           15,000                *
Vam Dam Machine Corp.                     75,000                 *            75,000               --               0%
Alcalde & Fay                             50,917                 *            50,917               --               0%


Ying Wang                                 83,333                 *            83,333               --               0%
Monty Waltz (7)                           38,333                 *            33,333            5,000                *
Greg C. Hoffman (8)                    1,231,535             6.07%            66,668        1,164,867            5.74%
Steven L. Galvanoni Trust(9)             746,799             3.68%            83,333          663,466            3.27%


Sloan Securities Corporation               6,450                 *             6,450               --               0%
Mr. Benton Wilcoxon (10)                 190,000                 *           190,000               --               0%
Mr. Douglas Metz(11)                      81,000                 *            80,000            1,000                *
                                  --------------   --------------     --------------   --------------   -------------
Total                                  5,034,726                           9,667,043
                                  ==============   ==============     ==============   ==============   =============



*     Less than one percent (1%).


(1) Applicable percentage of ownership is based on 20,288,591 shares of common stock outstanding as of October 4, 2006, together with securities exercisable or convertible into shares of common stock within sixty (60) days of October 4, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within sixty (60) days of October 4, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule
      144 and Insider Trading regulations - percentage computation is for informational purposes only.

(2) Cornell Capital owns 437,500 shares of common stock and has the right to acquire an additional 565,250 shares upon conversion of the secured convertible debentures issued on December 30, 2005 or exercise of the warrants issued on May 26, 2005, August 26, 2005, and December 30, 2005. The terms of the convertible debentures and warrants, provide that in no event shall Cornell Capital be entitled to convert the convertible debentures or exercise the warrants for a number of shares which, upon giving effect to the conversion or exercise, would cause the aggregate number of shares beneficially owned by Cornell Capital and its affiliates to exceed 4.99% of the outstanding shares of the Company following such conversion. Accordingly, for purposes of this table the number of shares beneficially owned before the offering is calculated based on 4.99% of the outstanding shares as of 20,288,591 as of September 30, 2006.

(3)   Represents 364,500 shares of common stock underlying warrants.

(4) Shares to be sold in the offering include 6,700,000 shares that may be acquired by Cornell Capital Partners pursuant to the Purchase Agreement, 143,550 shares issued to Cornell Capital Partners in March 2005 in connection with financing transaction, and 660,500 shares of common stock underlying warrants. Under the purchase agreement, Cornell has the right to convert up to $4.5 million, plus accrued interest, into shares of EarthShell common stock over a period of time. Assuming the market price for EarthShell common stock is at or above $3 per share at the time of conversion, EarthShell will need to deliver approximately 1.65 million shares. In the event that the market price for EarthShell common stock is less than $3 per share at the time of the conversion, the conversion price will be adjusted to 88% of the fair market value of EarthShell common stock at the time of the conversion. Because of the potentially variable nature of the future conversion price, pursuant to the Purchase

      Agreement, EarthShell has agreed to register a number of shares equal to 4 times the number of shares that would be required to convert the full $4.5 million, plus accrued interest, at $3 per share.

(5) Midsummer Capital, LLC is the investment manager to Midsummer Investment Ltd. By virtue of such relationship, Midsummer Capital, LLC may be deemed to have dispositive power over the shares owned by Midsummer Investment Ltd. Midsummer Capital, LLC disclaims beneficial ownership of such shares. Mr. Michel Amsalem and Mr. Scott Kaufman have delegated authority from the members of Midsummer Capital, LLC with respect to the shares of common stock owned by Midsummer Investment Ltd. Messrs. Amsalem and Kaufman may be deemed to share dispositive power over the shares of our common stock owned by Midsummer Investment Ltd. Messrs. Amsalem and Kaufman disclaim beneficial ownership of such shares of our common stock and neither person has any legal right to maintain such delegated authority.

(6) Rockmore Capital, LLC ("Rockmore Capital") and Rockmore Partners, LLC ("Rockmore Partners"), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda ("Rockmore Master Fund"). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of September 30, 2006. Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Rockmore Master Fund. These shares were assigned to Rockmore Capital, LLC from Omicron Capital, LLC on September 21, 2006.

(7) Includes 33,333 shares of common stock to be registered in this offering and 5,000 shares of common stock underlying warrants.

(8) Includes 66,668 shares of common stock to be registered in this offering and 664,867 shares of common stock underlying warrants. Also includes 500,000 shares of common stock that a third party may assert disputed competing claims to some or all such stock

(9) Includes 363,466 shares of common stock underlying warrants and 83,333 shares that will be registered as part of this offering.

(10) Consists of 65,000 shares of common stock underlying warrants at $3.00 per share and 125,000 shares of common stock underlying warrants at $4.00 per share.

(11) Consists of 80,000 shares of common stock underlying warrants and 1,000 shares of common stock.


The following information contains a description of each selling shareholder's relationship to EarthShell and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with the Company, except as follows:

FINANCING TRANSACTIONS WITH EARTHSHELL


CORNELL CAPITAL PARTNERS, LP. Cornell Capital Partners is the investor pursuant to the Purchase Agreement (as described below) and a holder of the May Warrant, the August Warrant and the December Warrant. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC ("Yorkville"). Mark Angelo, the managing member of Yorkville, makes the investment decisions on behalf of and controls Yorkville. Cornell Capital Partners has acquired or will acquire all shares being registered in this offering in financing transactions with EarthShell. Those transactions are explained below:

CORNELL CAPITAL PARTNERS FINANCINGS. On March 23, 2005, the Company entered into a financing arrangement with Cornell Capital Partners whereby the Company issued promissory notes to, and entered into a security agreement with, Cornell Capital Partners. Pursuant to the financing, the Company issued promissory notes (collectively, the "CCP Notes") to Cornell Capital Partners with a total principal amount of $2.5 million. Subsequently, Cornell Capital Partners assigned $1,350,000 of the principal amount plus accrued interest on the CCP Notes to Highgate House Funds (an affiliate of Cornell Capital Partners) along with the corresponding rights to a pro rata portion of the May Warrants (as described below) issued in connection with the financing. Upon consummation of the December Debenture Purchase Agreement with Cornell Capital Partners on January 6, 2006, described below, the CCP Notes and all accrued interest thereon were paid in full.


On March 23, 2005, the Company entered into a Standby Equity Distribution Agreement (the "SEDA") with Cornell Capital Partners whereby the Company was entitled to, at its sole discretion, periodically sell to Cornell Capital Partners shares of its common stock for a total aggregate purchase price of up to $10.0 million. On June 9, 2005, the Company filed a registration statement on Form S-1 with the SEC to register shares of its common stock underlying the SEDA. On September 27, 2005, the registration statement was withdrawn and, on December 30, 2005, the parties terminated the SEDA.


MAY WARRANTS. On May 26, 2005, the Company issued common stock purchase warrants to Cornell Capital Partners to purchase 625,000 shares of common stock of the Company (the "May Warrants"). Subsequently, Cornell Capital Partners assigned 337,500 of the shares underlying the May Warrant to Highgate House Funds in connection with the assignment of a portion of the principal amount plus accrued interest on the CCP Notes (as described above) These May Warrants expire on the later of (i) one year from the date of issuance, May 26, 2006, or (ii) 60 days after the date that the first $2.5 million of the convertible debenture dated December 30, 2005 is repaid. The warrants have an exercise price of $3.00 per share of common stock and 625,000 shares of common stock underlying the May Warrants are being registered as part of this offering.

AUGUST WARRANTS. On August 26, 2005, the Company issued common stock purchase warrants (the "August Warrants") to Cornell Capital Partners and Highgate House Funds (an affiliate of Cornell Capital Partners) to purchase 23,000 and 27,000 shares of common stock of the Company, respectively, as consideration for consolidating two (2) promissory notes (the "CCP Notes") and extending the date upon which amortization and repayment of the CCP Notes was to begin. These August Warrants expire two (2) years from the date of issuance, or August 26, 2007 and have an exercise price of $3.00 per share of common stock. 50,000 shares of common stock underlying the August Warrants are being registered as part of this offering.

PURCHASE AGREEMENT. On December 30, 2005, the Company entered into a Purchase Agreement with Cornell Capital Partners. Pursuant to the Purchase Agreement, the Company issued to Cornell Capital Partners the Cornell Capital Debentures. The Cornell Capital Debentures are convertible into shares of the Company's common stock, and the Company received net proceeds from the sale of the Cornell Capital Debentures equal to $4,500,000 on January 6, 2006. The Company is registering the resale by Cornell Capital of 6,700,000 shares of common stock which are issuable upon conversion of the Cornell Capital Debentures in this offering. The selling shareholders may not choose to sell all of the shares covered by this registration statement, or, under certain market conditions, may not be entitled to convert and sell all of the shares covered by their respective registration or conversion agreements.

The Cornell Capital Debentures are secured by (i) a Pledge and Escrow Agreement, by and among the Company, Cornell Capital Partners and David Gonzalez, Esq.,
(ii) an Insider Pledge and Escrow Agreement (the "IPEA"), by and among the Company, Cornell Capital Partners, David Gonzalez, Esq. and Mr. Benton Wilcoxon and (iii) an Amended and Restated Security Agreement, by and between the Company and Cornell Capital Partners. The Cornell Capital Debentures are secured by substantially all of the Company's assets, have a three (3) year term and accrue interest at twelve percent (12%) per annum. Subject to certain limitations described below, Cornell Capital Partners is entitled, at its option, to convert the principal amount of the Cornell Capital Debentures, plus accrued interest, into shares of the Company's common stock at the lesser of (i) a price equal to $3.00 (the "Fixed Conversion Price") or (ii) eighty-eight percent (88%) of the average of the two (2) lowest volume weighted average prices of the common stock during the ten (10) trading days immediately preceding the conversion date, as quoted by Bloomberg, LP (the "Market Conversion Price"). No conversions may be effectuated prior to the sixtieth day following the effective date of the registration statement for the shares underlying the Cornell Capital Debentures unless an event of default occur or such limitation is waived by the Company. The Company has waived this conversion limitation on July 12, 2006. Furthermore, in no event shall the holder of the Cornell Capital Debentures convert in excess of $250,000 of principal amount of the Cornell Capital Debentures per thirty day period if such conversions are effectuated at the Market Conversion Price. This conversion limitation shall not apply to conversion effectuated at the Fixed Conversion Price, is not in effect if there is an event of default, and may be waived by the Company. The holder of the Cornell Capital Debentures may not convert the Cornell Capital Debentures or receive shares of the Company's common stock as payment of interest thereunder to the extent such conversion or receipt of such interest payment would result in the holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act, and the rules promulgated thereunder) in excess of 4.9% of the then issued and outstanding shares of common stock, including shares issuable upon conversion of, and payment of interest on, the December Debenture held by such holder after application of this 4.9% restriction. This 4.9% restriction may be waived by a holder (but only as to itself and not to any other holder) upon not less than sixty-five (65) days prior notice to the Company. Under certain circumstances as set forth in the Cornell Capital Debentures, the Company has the right to demand that the holder of the Cornell Capital Debentures convert certain portions of the Cornell Capital Debentures.


The Company may redeem, with three (3) business days advance written notice to Cornell Capital Partners, a portion or all amounts outstanding under the Cornell Capital Debentures prior to the maturity date provided that the closing bid price of the Company's common stock, as reported by Bloomberg, LP, is less than $3.00 at the time of the redemption notice. The Company shall pay an amount equal to the principal amount being redeemed plus a redemption premium equal to ten percent (10%) of the principal amount being redeemed, and accrued interest, to be delivered to the Cornell Capital Partners on the third (3rd) business day after the redemption notice, provided, however, this redemption premium does not apply until the outstanding principal balance of the Cornell Capital Debentures have been reduced by $2.5 million. The amount that Cornell may convert in any 30 day period will be reduced by the amount that the Company redeems.

Under the purchase agreement, Cornell has the right to convert up to $4.5 million, plus accrued interest, into shares of EarthShell common stock over a period of time. Assuming the market price for EarthShell common stock is at or above $3 per share at the time of conversion, EarthShell will need to deliver approximately 1.65 million shares. In the event that the market price for EarthShell common stock is less than $3 per share at the time of the conversion, the conversion price will be adjusted to 88% of the fair market value of EarthShell common stock at the time of the conversion. Because of the potentially variable nature of the future conversion price, pursuant to the Purchase Agreement, EarthShell has agreed to register a number of shares equal to 4 times the number of shares that would be required to convert the full $4.5 million, plus accrued interest, at $3 per share.


DECEMBER WARRANT. On December 30, 2005, the Company issued to Cornell Capital Partners a common stock purchase warrant (the "December Warrant") to purchase up to 350,000 shares of common stock of the Company. This December Warrant has an exercise price of $4.00 per share, expires two (2) years from the date it was issued, or December 30, 2007, and has "piggy back" and demand registration rights. In the event that the Company issues common stock or other security convertible into common stock at a price less than $4.00 per share, the $4.00 exercise price is subject to adjustment downward to a price not less than $3.00 per share in the event the Company issues or sells any shares of its common stock for a consideration per share less than the exercise price of the December Warrant except for certain exclusions.

On July 12, 2006, the Company entered into a Letter Agreement with Cornell Capital Partners, pursuant to which Cornell Capital Partners has agreed to forbear from exercising certain rights and remedies under the Cornell Capital Debentures and that certain Registration Rights Agreement, of even date with the Cornell Capital Debentures until September 30, 2006 in exchange for the issuance by the Company to Cornell Capital Partners of 250,000 shares of the Company's common stock.

On September 29, 2006, the Company entered into a Letter Agreement with Cornell Capital Partners pursuant to which Cornell has agreed to forbear from exercising certain rights and remedies under that certain Secured Convertible Debenture, dated December 30, 2005 and that certain Registration Rights Agreement, of even date with the Debenture until December 31, 2006 in exchange for the issuance by the Company to Cornell of 187,500 shares of the Company's common stock.

The Company has acknowledged in the Letter Agreement that an event of default under the Debenture had occurred as of June 30, 2006 as a result of the Registration Statement filed to register the common stock underlying the Debenture not yet being declared effective by the U.S. Securities and Exchange Commission. The Company also acknowledged that Cornell Capital was entitled to liquidated damages equal to one percent (1%) of the liquidated value of the Cornell Capital Debenture for each thirty (30) day period after May 31, 2006. Pursuant to the Agreement, Cornell Capital has agreed to waive the default, including all liquidated damages that may have accrued through the date of the Letter Agreement and during the Forbearance Period (as defined below), in exchange for the shares and the Company obtaining the effectiveness by December 31, 2006 of the accompanying Registration Statement which includes shares of common stock underlying the Cornell Capital Debentures.


There are certain risks related to sales by Cornell Capital Partners, including:


o The outstanding shares will be issued upon conversion of the Cornell Capital Debentures based on a twelve percent (12%) discount to the market price. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater chance that Cornell Capital Partners will receive more shares. This could result in substantial dilution to the interests of other holders of common stock.

o To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.


The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by third parties. This could place further downward pressure on the price of the common stock.

HIGHGATE HOUSE FUNDS, LTD. All of the investment decisions for Highgate House Funds are made by its portfolio manager, Mark Angelo. Control of Highgate House Funds is held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Highgate House Funds has acquired all of the shares being registered in this offering in financing transactions with EarthShell.

SHARES ACQUIRED IN DEBT RESTRUCTURING AND SETTLEMENT TRANSACTIONS WITH
EARTHSHELL

MIDSUMMER INVESTMENT, LTD. Pursuant to an amended and restated debenture purchase agreement, dated September 29, 2004, in connection with the restructuring of the Company's debt and settlement of $600,000 in convertible debentures issued to Midsummer Investment, Ltd. in July 2004, the Company issued 150,000 shares of its unregistered common stock to Midsummer Investment, Ltd. in settlement of the Company's default under the debentures. In February 2006, the Company issued to Midsummer an additional 25,000 shares of its unregistered common stock in settlement of claims for damages pursuant to the amended and restated debenture purchase agreement in which EarthShell agreed to timely file a registration statement to register the 150,000 shares issued as part of the agreement. These additional shares are being registered in this offering. Michel
A. Amsalem and Scott Kaufman make the investment decisions on behalf of and control Midsummer Investment, Ltd.


ROCKMORE CAPITAL, LLC. Pursuant to an amended and restated debenture purchase agreement between EarthShell and Omiocron Capital, LLC, dated September 29, 2004, in connection with the restructuring of the Company's debt and settlement of $750,000 in convertible debentures issued to Omicron Master Trust in July, 2004, the Company issued 187,500 shares of its unregistered common stock to Omicron Master Trust in settlement of the Company's default under the debentures. On September 21, 2006 29,459 of the above referenced shares were assigned to Rockmore Capital, LLC. These shares are being registered in this offering. Bruce T. Bernstein and Brian Daly make the investment decisions on behalf of Rockmore Capital, LLC.


SF CAPITAL PARTNERS LTD. Pursuant to an Amended and Restated Debenture Purchase Agreement, dated September 30, 2004, in connection with the restructuring of the Company's debt and settlement of $4,500,000 in debentures issued to SF Capital Partners Ltd. ("SF Capital Partners") in July, 2004, the Company agreed to a settlement resulting in a $2,375,000 contingent settlement obligation may be converted, at SF Capital Partners' option, into 791,667 shares, subject to a price protection clause, of the Company's unregistered common stock at $3.00 per share. (See "Management Discussion and Analysis, Liquidity and Capital Resources, SF Capital") SF Capital has the right to convert the unpaid portion of the $2.375 million into shares of the Company's common stock at a price equal to the lesser of $3.00 per share, or the price per share that EarthShell shall subsequently receive upon the issuance of its common stock (or other convertible security) during the three year period commencing September 30, 2004. On January 11, 2006, SF Capital Partners delivered a conversion notice to the Company on January 11, 2006 requesting conversion of $558,063 of the Contingent Settlement into shares of the Company's common stock. Following the conversion, the remaining balance of the Contingent Settlement was approximately $1.8 million. Pursuant to the Amended and Restated debenture Purchase Agreement, the company had the obligation to secure the registration of the shares of common stock underlying the conversion feature. The Company has not yet secured the registration of these shares and is subject to a liquidated damages obligation of 1% per month of the outstanding portion of the contingent settlement amount. As of June 30, 2006, the accumulated liquidated damages total approximately $450,000. The Company has agreed to register on behalf of SF Capital partners 1,000,000 shares of the Company's common stock to be available for the conversion of the remaining balance owed to SF Capital subject to conversion price adjustments pursuant to the price protection clause of the amended and restated debenture purchase agreement, to pay liquidated damages stemming from the Company's non-performance under the registration rights clause of the settlement agreement and in settlement of any other claims. The shares underlying this conversion right and settlement of claims are being registered in this offering. Michael A. Roth and Brian J. Stark make the investment decisions on behalf of SF Capital Partners.


On January 11, 2006, the Company issued 186,021 shares of the Company's common stock to SF Capital Partners pursuant to a conversion right related to the Contingent Settlement of $2.375 million reached under the September 30, 2004 Amended and Restated Debenture Purchase Agreement. Pursuant to the Contingent Settlement, EarthShell must pay $2.375 million to SF Capital Partners from 33% of any equity funding received by the Company (excluding the first $2.7 million funded by MBS) or 50% of the royalties received by EarthShell in excess of $250,000 per month (as determined on a cumulative basis commencing July 1, 2004). The Company has the right to convert the unpaid portion of the $2.375 million into shares of the Company's common stock at a price equal to the lesser of $3.00 per share, or the price per share that EarthShell shall subsequently receive upon the issuance of its common stock (or other convertible security) during the three year period commencing September 30, 2004. SF Capital Partners delivered a conversion notice to the Company on January 11, 2006 requesting conversion of $558,063 of the Contingent Settlement into shares of the Company's common stock. The Company recorded that difference between the conversion value and the fair value of the common stock at the time of the conversion as a settlement gain in the amount of $213,924. On August 2, 2006 the Company issued 193,401 shares of the Company's common stock to SF Capital Partners pursuant to an additional conversion request of $580,203. The Company recorded that difference between the conversion value and the fair value of the common stock at the time of the conversion as a settlement gain in the amount of $206,939. Following the conversions, the remaining balance of the Contingent Settlement was approximately $1.2 million.


STRAUS - GEPT L.P. Pursuant to an amended and restated debenture purchase agreement, dated September 30, 2004, in connection with the restructuring of the Company's debt and settlement of $105,000 in debentures issued to Straus - GEPT L.P. in July, 2004, the Company issued 26,250 shares of its unregistered common stock to Straus - GEPT L.P. in settlement of the Company's default under the debentures. These shares are being registered in this offering. Mickey Straus makes the investment decisions on behalf of and controls Straus - GEPT L.P.

STRAUS PARTNERS L.P. Pursuant to an amended and restated debenture purchase agreement, dated September 30, 2004, in connection with the restructuring of the Company's debt and settlement of $195,000 in debentures issued to Straus Partners L.P. in July, 2004, the Company issued 48,750 shares of its unregistered common stock to Straus Partners L.P. in settlement of the Company's default under the debentures. These shares are being registered in this offering. Mickey Straus makes the investment decisions on behalf of and controls Straus Partners L.P.

VAN DAM MACHINE CORP. In December 2005, in connection with the settlement of litigation between the Company and Van Dam Machine Company ("Van Dam") the Company agreed to issue 75,000 shares of its unregistered common stock. These shares are being registered in this offering. John Sari makes the investment decisions on behalf of Van Dam..


ALCALDE & FAY. In November 2003 and December 2005, the Company agreed to issue 2,917 and 48,000 shares of its unregistered common stock, respectively, in settlement of $1,458 and $157,794 fees owed, respectively, to Alcalde & Fay, a governmental and legislative consultant to the Company. These shares are being registered in this offering. Kevin Fay makes the investment decisions on behalf of Alcalde & Fay.


EARTHSHELL ASIA TRANSACTION

In December 2005, in connection with a stock purchase agreement with EarthShell Asia dated August 22 which was subsequently amended and restated, the Company received approximately $800,000 and issued 266,667 shares of its unregistered common stock. All of these shares are to be registered in this offering. The shares were issued to and are held by various principals of EarthShell Asia as follows:



YING WANG. Mr. Ying Wang received 83,333 shares of the Company's unregistered common stock.


MONTY WALTZ. Mr. Monty Waltz received 33,333 shares of the Company's unregistered common stock.



GREG C. HOFFMAN. Mr. Greg C. Hoffman received 66,668 shares of the Company's unregistered common stock.

STEVEN L. GALVANONI TRUST. The Steven L. Galvanoni Trust received 83,333 shares of the Company's unregistered common stock. Mr. Steven Galvanoni makes the investment decisions with respect to these shares.


CONSULTANTS AND OTHER SHAREHOLDERS


SLOAN SECURITIES CORPORATION. Sloan Securities Corporation is an unaffiliated registered broker-dealer that has been retained by us to act as a placement agent with respect to the SEDA financing transaction with Cornell Capital Partners. In consideration for the services performed in that capacity, Sloan Securities received 6,450 shares of the Company's unregistered stock. James C. Ackerman, Sloan Securities Corporation's President, makes the investment decisions on behalf of and controls Sloan Securities Corporation. Sloan Securities Corporation received a fee of 6,450 shares of unregistered common stock on or about March 23, 2005. These shares have "piggy back" registration and demand rights and are being registered in this offering.


MR. BENTON WILCOXON. In consideration for Mr. Benton Wilcoxon pledging his personal shares in Composite Technology Corporation as a guaranty for a security agreement entered into by the Company with Cornell Capital Partners in connection with a financing transaction, the Company issued a warrant to Mr. Wilcoxon to purchase 65,000 shares of common stock of the Company at an exercise price of $3.00 per share. This warrant expires on March 23, 2008. In addition, in connection with the Company's issuance and sale to Cornell Capital Partners of the Cornell Capital Debentures, the Company issued to Mr. Wilcoxon, in consideration of his pledge of shares of common stock of Composite Technology Corporation pursuant to the terms of the IPEA, a warrant to purchase up to 125,000 shares of common stock. This warrant has an exercise price of $4.00 per share and expires three (3) years from the date it was issued. The shares underlying these warrants are being registered in this offering. The Company also granted to Mr. Wilcoxon a right of refusal to enter into a license agreement for certain of the Company's technology in certain Asian territories.


MR. DOUGLAS METZ. In consideration for intermediary services rendered by Mr. Douglas Metz in connection with the Company obtaining financing, the Company issued a warrant to Mr. Metz to purchase 80,000 shares of common stock of the Company at an exercise price of $3.00 per share. This warrant expires on March 23, 2008. The shares underlying this warrant are being registered in this offering.


With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding the Company so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

USE OF PROCEEDS


This Prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we did receive proceeds from the sale and issuance to Cornell Capital Partners of the Cornell Capital Debentures pursuant to the Purchase Agreement equal to $4,500,000 which the Company received on January 6, 2006, of which approximately $2.6 million was used to payoff the existing $2.5 million promissory note to Cornell and Highgate. This transaction is more completely described under "Shares To Be Acquired In Financing Transactions With EarthShell" in the "Selling Stockholder" section in this Prospectus. We received $800,000 from the sale of common stock and $61,000 (which is net of $39,000 that was retained by EarthShell Asia to cover transaction fees) from the sale of warrants to EarthShell Asia. We will also receive proceeds upon the exercise of warrants held by our several selling stockholders in this offering.


DILUTION


The net tangible book value of EarthShell as of June 30, 2006 was $(10,569,545) or $(0.5326) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to EarthShell, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued from time to time to Cornell Capital Partners upon conversion of the Cornell Capital Debentures pursuant to the Purchase Agreement. The amount of dilution will depend on the conversion price (eighty-eight percent (88%) of the average of the two (2) lowest volume weighted average prices of the common stock during the ten (10) trading days immediately preceding the date of conversion) and number of shares to be issued pursuant to the Purchase Agreement. The following example shows the dilution to new investors at an assumed conversion price of $1.7776 per share (using an assumed market price of $2.02 per share).

If we assume that EarthShell issued 6,700,000 shares of common stock to Cornell Capital Partners (i.e., the number of shares registered in this offering pursuant to the Purchase Agreement) upon conversion of the Cornell Capital Debentures pursuant to the Purchase Agreement at an assumed conversion price of $1.7776 per share (eighty-eight percent (88%) of the average of the two (2) lowest volume weighted average market prices of the common stock during the ten
(10) trading days immediately preceding a recent trading date) less offering expenses of $85,000, our net tangible book value as of June 30,

2006 would have been ($5,776,233) or ($0.2176) per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.3150 per share and an immediate dilution to new stockholders of $1.3424 per share. The following table illustrates the per share dilution:

Assumed conversion price per share                          $       1.7776
Net tangible book value per share before this offering     ($       0.5326)
Increase attributable to new investors                      $       0.3150
Net tangible book value per share after this offering      ($       0.2176)
                                                            --------------
Dilution per share to new stockholders                      $       1.3424
                                                            ==============



The conversion price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed conversion prices:

                             Number of Shares to be    Dilution per Share to New
  Assumed Conversion Price            Issued                   Investors
---------------------------   ----------------------   -----------------------
           $1.7776                6,700,000(1)                  $2.0279
           $1.3332                6,700,000(1)                  $1.5835
           $0.8888                6,700,000(1)                  $1.1391
           $0.4444                6,700,000(1)                  $0.6947

(1) This represents the maximum number of shares of common stock that are being registered pursuant to the Purchase Agreement.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one (1) or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the on the Over-the-Counter Bulletin Board or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the Over-the-Counter Bulletin Board or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty (50) states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.


We will pay all expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, EarthShell expects the selling stockholders to pay these expenses. Pursuant to the Purchase Agreement, we have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the 1933 Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. For services rendered in connection with the Purchase Agreement, the Company paid to Yorkville Advisors, LLC ("Yorkville") $200,000. The Company also paid to Yorkville $10,000 as a structuring and due diligence fee. Both amounts were paid directly from the gross proceeds of the closing. The estimated offering expenses consist of: an SEC registration fee of $1,945 printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $15,555. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. However, we did receive proceeds from the issuance and sale to Cornell Capital Partners of the Cornell Capital Debentures pursuant to the Purchase Agreement equal to $4,500,000, which the Company received on January 6, 2006. We will also receive proceeds upon the exercise of warrants held by our several selling stockholders in this offering.

The selling stockholders are subject to applicable provisions of the Exchange Act, and its regulations, including, Regulation M. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this Prospectus. Pursuant to the requirements of Item 512 of Regulation S-K and as stated in Part II of this Registration Statement, the Company must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's discussion and analysis of results of operations and financial condition are based on our financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following discussion should be read in conjunction with the Company's financial statements and notes thereto, which are included elsewhere within this Registration Statement.


OVERVIEW
Organized in November 1992 as a Delaware corporation, EarthShell Corporation (the "Company") is engaged in the commercialization of composite material technology for the manufacture of foodservice disposable packaging designed with the environment in mind. EarthShell Packaging is based on patented composite material technology (collectively, the "EarthShell Technology"), licensed on an exclusive, worldwide basis from E. Khashoggi Industries, LLC and its wholly owned subsidiaries.

The EarthShell Technology has been developed over many years in consultation with leading material scientists and environmental experts to reduce the environmental burdens of foodservice disposable packaging through the careful selection of raw materials, processes, and suppliers. EarthShell Packaging, including hinged-lid sandwich containers, plates, bowls, foodservice wraps, and cups, is primarily made from commonly available natural raw materials such as natural ground limestone and vegetable starches such as corn and potato. EarthShell believes that EarthShell Packaging has comparable or superior performance characteristics and can be commercially produced and sold at prices that are competitive with comparable paper and plastic foodservice disposables.

EarthShell was a development stage enterprise through the first quarter of 2004. With the recognition of the Company's first revenues in the second quarter of 2004, the Company was no longer a development stage enterprise.

CRITICAL ACCOUNTING POLICIES


The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make judgments, assumptions and estimates that affect the amounts reported in the Company's financial statements and the accompanying notes. The amounts of assets and liabilities reported in the Company's balance sheet and the amounts of revenues and expenses reported for each fiscal period are affected by estimates and assumptions which are used for, but not limited to, the accounting for asset impairments and transactions involving the Company's equity securities. Actual results could differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used in the preparation of the consolidated financial statements.


Going Concern Basis. The condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant losses since inception, has minimal revenues and has a working capital deficit of $7.0 million at June 30, 2006. These factors, along with others, may indicate that the Company will be unable to continue as a going concern for the next 12 months. The Company will have to raise additional funds to meet its current obligations and to cover operating expenses through the year ending December 31, 2006. If the Company is not successful in raising additional capital it may not be able to continue as a going concern. Management plans to address this need by raising cash through short term borrowings and/or the issuance of debt or equity securities. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.


Revenue Recognition. The Company recognizes revenue when persuasive evidence of an arrangement exists, the price is fixed or readily determinable and collectibility is probable. The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," (SAB 101), as amended by SAB 104. EarthShell's revenues consist of technology fees that are recognized ratably over the life of the related agreements and royalties based on product sales by licensees that are recognized in the quarter that the licensee reports the sales.



THREE MONTHS ENDED JUNE 30, 2006 COMPARED WITH THE THREE MONTHS ENDED JUNE 30, 2005.

The Company's net loss decreased by approximately $0.4 million to approximately $1.4 million from approximately $1.8 million for the three months ended June 30, 2006 compared to the three months ended June 30, 2005, respectively.

REVENUES. The Company recorded revenues of approximately $0.03 million for the three months ended June 30, 2006 as compared to $0.06 for the three months ended June 30, 2005. These revenues reflect realization of technology fees receivable under the sublicense agreements. The decrease is due to the termination of the MBS Sublicense Agreement in June, 2005 and the related elimination of the prepaid technology fee being amortized.

RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses are comprised of fees paid to the USDA under a Cooperative Research and Development Agreement, personnel costs, travel and direct overhead for development and demonstration production. Research and development expenses decreased $0.06 million to $0.06 million for the three months ended June 30, 2006 from $0.12 million for the three months ended June 30, 2005. The reduction is due to the Company focusing its efforts on the licensing business model whereby licensees and future licensees will install and run the equipment to produce EarthShell Packaging in their facilities.

OTHER GENERAL AND ADMINISTRATIVE EXPENSES. Other general and administrative expenses are comprised of personnel costs, travel and direct overhead for marketing, finance and administration. Total general and administrative expenses decreased by approximately $0.5 million to approximately $1.1 million from approximately $1.6 million for the three months ended June 30, 2006, compared to the three months ended June 30, 2006, respectively. The largest reductions were in personnel costs, legal and professional fees as the Company works to control expenses given the limited cash availability.

INTEREST EXPENSE. Interest expense is comprised of related party interest expense and other interest expense.

o Related party interest expense decreased by approximately $0.08 million to $0.02 for the three months ended June 30, 2006 from approximately $0.1 million for the three months ended June 30, 2005. The decrease is due to interest expense being recorded on the EKI stock issuance and debt conversion during the first quarter of 2005. The related party interest expense in 2006 is comprised of interest accrued on the $1.0 million note payable to E. Khashoggi Industries, LLC.

o Other interest expense increased by approximately $0.2 million to approximately $0.3 million for the three months ended June 30, 2006 from approximately $0.1 million for the three months ended June 30, 2005.Other interest expense for the second quarter of 2006 was primarily composed of amortization of the debt discount and interest accrued on debentures issued to Cornell Capital Partners (the "Cornell Capital Debentures").

OTHER INCOME. Other income increased by approximately $0.03 million to $0.05 million for the three months ended June 30, 2006 from $0.02 million for the three months ended June 30, 2005. This other income was the result of recognition of gains on settlement of debt in 2006.


SIX MONTHS ENDED JUNE 30, 2006 COMPARED WITH THE SIX MONTHS ENDED JUNE 30, 2005.

The Company's net loss decreased by approximately $0.3 million to approximately $2.6 million from approximately $2.9 million for the six months ended June 30, 2006 compared to the six months ended June 30, 2005, respectively.

REVENUES. The Company recorded revenues of approximately $0.05 million for the six months ended June 30, 2006 as compared to $0.1 for the six months ended June 30, 2005. These revenues reflect realization of technology fees receivable under the sublicense agreements. The decrease is due to the termination of the MBS Sublicense Agreement in June, 2005 and the related elimination of the prepaid technology fee being amortized.

RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses are comprised of fees paid to the USDA under a Cooperative Research and Development Agreement, personnel costs, travel and direct overhead for development and demonstration production. Research and development expenses decreased $0.16 million to $0.06 million for the six months ended June 30, 2006 from $0.22 million for the six months ended June 30, 2005. The reduction is due to the Company focusing its efforts on the licensing business model whereby licensees and future licensees will install and run the equipment to produce EarthShell Packaging in their facilities.

OTHER GENERAL AND ADMINISTRATIVE EXPENSES. Other general and administrative expenses are comprised of personnel costs, travel and direct overhead for marketing, finance and administration. Total general and administrative expenses decreased by approximately $0.5 million to approximately $2.1 illion from approximately $2.6 million for the six months ended June 30, 2006, compared to the six months ended June 30, 2005, respectively. The largest reductions were in personnel costs, legal and professional fees as the Company works to control expenses given the limited cash availability.

INTEREST EXPENSE. Interest expense is comprised of related party interest expense and other interest expense.

o Related party interest expense decreased by approximately $0.05 million to $0.05 million for the six months ended June 30, 2006 from approximately $0.1 million for the six months ended June 30, 2005. The decrease is due to interest expense being recorded on the EKI stock issuance and debt conversion during the first quarter of 2005. The related party interest expense for 2006 is comprised of interest accrued on the $1.0 million note payable to E. Khashoggi Industries, LLC.

o Other interest expense increased by approximately $0.6 million to approximately $0.8 million for the six months ended June 30, 2006 from approximately $0.2 million for the six months ended June 30, 2005. Other interest expense in the first six months of 2006 was primarily composed of amortization of the debt discount and interest accrued on Cornell Capital Debentures.

OTHER INCOME. Other income increased by approximately $0.3 million to $0.33 million for the six months ended June 30, 2006 from $0.03 million for the six months ended June 30, 2005. This other income was the result of a gain on the sale of certain minor pieces of equipment which had previously been scrapped and consigned to an equipment dealer in 2005 and 2006 and recognition of gains on settlement of debt in 2006.

YEAR ENDED DECEMBER 31, 2005 COMPARED WITH THE YEAR ENDED DECEMBER 31, 2004


The Company's net loss decreased $1.1 million to $6.2 million from $7.3 million for the year ended December 31, 2005 compared to the year ended December 31, 2004, respectively.

Revenues. The Company recorded revenues of $0.2 million for the year ended December 31, 2005. These revenues reflect amortization of the technology fees receivable under the sublicense agreements.

Research and Development Expenses. Total research and development expenses are comprised of Related party license fee and research and development expenses and Other research and development expenses. Total research and development expenditures for the development of EarthShell Packaging decreased $1.0 million to $0.2 million from $1.2 million for the year ended December 31, 2005 compared to the year ended December 31, 2004, respectively.

o Related party license fee and research and development expenses decreased $0.8 million to $0 from $.8 million for the year ended December 31, 2005 compared to the year ended December 31, 2004, respectively. Prior to 2005, related party license fee and research and development expenses were comprised a $0.1 million minimum monthly licensing fee for the use of the EarthShell technology and for technical services, both of which were payable to EKI, a principal stockholder of the Company, or Biotec, a wholly-owned subsidiary of EKI. The minimum monthly licensing fee to Biotec was terminated in 2004.

o Other research and development expenses are comprised of personnel costs, travel and direct overhead for development and demonstration production, as well as impairment charges on manufacturing property and equipment constructed for demonstration production purposes. Other research and development expenses decreased $0.2 million to $0.2 million from $0.4 million for the year ended December 31, 2005 compared to the year ended December 31, 2004, respectively. The reduction is due to the Company focusing its efforts on the licensing business model whereby licensees and future licensees will install and run the equipment to produce EarthShell Packaging in their facilities.

Other General and Administrative Expenses. Other general and administrative expenses are comprised of personnel costs, travel and direct overhead for marketing, finance and administration. Total general and administrative expenses increased $1.7 million to $5.5 million from $3.8 million for the year ended December 31, 2005 compared to the year ended December 31, 2004, respectively. This was due to increases in legal fees of $0.2 million, investor relations fees of $0.6 million, financing costs of $0.2 million, property taxes of $0.5 million (property taxes had a negative balance in 2004 due to a settlement of back taxes of $0.5 million), and bad debt expense of $0.2 million.

Depreciation and Amortization Expense. Depreciation and amortization expense decreased $0.039 million to $0.003 million from $0.04 million for the year ended December 31, 2005 compared to the year ended December 31, 2004, respectively. The decrease in depreciation expense is attributable to the continued write-off of discontinued manufacturing and development assets.

Interest Expense. Interest expense is comprised of related party interest expense and other interest expense.

o Related party interest expense decreased $0.3 million to $0.1 million from $0.4 million for the years ended December 31, 2005 and 2004, respectively. Related party interest expense includes interest accrued on outstanding loans made to the Company by EKI under the Loan Agreement (see "Business - Relationship with EKI"), accretion of the discount related to the warrants issued to EKI in conjunction with the March 2003 financing transactions, plus accrued interest payable on amounts owed to EKI for monthly licensing fees that were accrued rather than being paid in accordance with the terms of the subordination agreements entered into in connection with the 2006 Debentures (see "Business - Relationship with EKI"). During the third quarter of 2004, agreements were negotiated with EKI to convert the EKI Simple Interest Loans, and accrued but unpaid interest, into common stock of the Company and to restructure the unpaid licensing fees under the Biotec License Agreement (see "Item 1 - Business Relationship with EKI").

o Other interest expense decreased $0.1 million to $0.6 million from $0.7 million for the year ended December 31, 2005 compared to the year ended December 31, 2004, respectively. Other interest expense for 2005 is primarily comprised of accretion of the discount and interest accrued on the CCP Notes. Other interest expense for 2004 was primarily comprised of accretion of discount on the 2006 Debentures.

Gain on Sale of Property and Equipment. Gain on the sale of property and equipment decreased $0.18 million to $.02 million from $0.2 million for the year ended December 31, 2005 compared to the year ended December 31, 2004, respectively. The gains in both 2005 and 2004 were realized due to the sale of non-essential machine shop equipment and excess office furniture and equipment over their net book value, most of which was fully depreciated.

Premium due to Debenture Default. During the year ended December 31, 2004, the Company accrued $1.7 million in premium due to a default under the 2006 Debentures. See the discussion below.

(Gain) Loss on Extinguishment of Debentures. There was no gain or loss on extinguishment of debentures for the year ended December 31, 2005 compared to a gain on extinguishment of debentures of $0.1 million for the year ended December 31, 2004. The $0.1 million gain for the year ended December 31, 2004 relates to interest payable on the 2006 Debentures that was not paid by the Company upon conversion of the Debentures.

YEAR ENDED DECEMBER 31, 2004 COMPARED WITH THE YEAR ENDED DECEMBER 31, 2003

The Company's net loss decreased $11.2 million to $7.3 million from $18.5 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively.

Revenues. The Company recorded revenues of $0.1 million for the year ended December 31, 2004. These revenues reflect amortization of the $3.0 million of technology fees payable under the sublicense agreements that were entered into with MBS and with ESH in the second and fourth quarters of 2004 over the ten years of the agreements. Prior to this, the Company had no recognized revenue as it was a development stage company.

Research and Development Expenses. Total research and development expenses are comprised of related party license fee and research and development expenses and other research and development expenses. Total research and development expenditures for the development of EarthShell Packaging decreased $8.3 million to $1.2 million from $9.5 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively.

o Related party license fee and research and development expenses are comprised of the $.1 million minimum monthly licensing fee for the use of the EarthShell technology and for technical services, both of which were payable to EKI, a stockholder of the Company, or Biotec, a wholly-owned subsidiary of EKI. Related party license fee and research and development expenses decreased $0.5 million to $0.8 million from $1.3 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively. The decrease was primarily due to a decrease in the license fee as a result of an agreement with Biotec to eliminate the $0.1 million per month minimum licensing fee.

o Other research and development expenses are comprised of personnel costs, travel and direct overhead for development and demonstration production, as well as impairment charges on manufacturing property and equipment constructed for demonstration production purposes. Other research and development expenses decreased $7.8 million to $0.4 million from $8.2 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively. The reduction was due to the non-recurrence of the following 2003 activities: the winding down of on-going demonstration manufacturing in Goleta, California in the first quarter of 2003, the start-up in mid-May of a new manufacturing line for plates and bowls built and financed by Detroit Tool and Engineering Company (DTE) at their Lebanon, Missouri facility, expenses incurred to vacate the Company's demonstration manufacturing facility in Goleta at the expiration of the lease on May 31, 2003, costs incurred in connection with testing of the Goettingen, Germany manufacturing equipment during the third quarter, the write down of the Goettingen manufacturing equipment to $1 as of December 31, 2003 due to the uncertainty of the proceeds to be realized upon sale of the equipment, and the losses of the Company's joint venture. In early August 2003, the Company discontinued its day-to-day support of manufacturing activities at DTE. In keeping with its business model, in 2004 the Company primarily focused on the licensing of its foam analog material and other technologies to new licensees, and these licensees and future licensees will install and run equipment to produce EarthShell Packaging in their own facilities.

Other General and Administrative Expenses. Other general and administrative expenses are comprised of personnel costs, travel and direct overhead for marketing, finance and administration. Total general and administrative expenses decreased $2.0 million to $3.8 million from $5.8 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively. This was primarily the result of efforts to significantly reduce general and administrative expenses throughout 2003 and 2004, which resulted in reductions in the following expenses: personnel costs by $0.7 million (due to a reduction in headcount from 14 employees at December 31, 2003 to 9 employees at December 31, 2004), professional fees and services by $0.8 million, facility and support costs by $0.3 million, business insurance costs by $0.2 million, travel and entertainment expenses by $0.1 million and franchise taxes by $0.1 million. In addition, the Company was able to reduce previously provided expense accruals by approximately $0.6 million due to their favorable resolution in the third quarter of 2004. Most of the credit to general and administrative expenses related to the favorable resolution of property tax disputes within the states of California and Maryland. The expense reductions were partially offset by approximately $0.8 million of accounts payable settlement gains in 2003. The settlement gains were the result of a program began by the Company in the second quarter of 2003 to satisfy vendors for outstanding aged invoices.

Depreciation and Amortization Expense. Depreciation and amortization expense decreased $0.34 million to $0.04 million from $0.38 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively. The decrease in depreciation expense is primarily attributable to taking the remainder of EarthShell's manufacturing and development assets out of service as of the end of 2003.

Interest Expense. Interest expense is comprised of related party interest expense and other interest expense.

o Related party interest expense was $0.4 million for both the year ended December 31, 2004 and the year ended December 31, 2003. Related party interest expense includes interest accrued on outstanding loans made to the Company by EKI under the Simple Interest Loan Agreement (see "Related Party Transactions"), accretion of the discount related to the warrants issued to EKI in conjunction with the March 2003 financing transactions, plus accrued interest payable on amounts owed to EKI for monthly licensing fees that were accrued rather than being paid in accordance with the terms of the subordination agreements entered into in connection with the 2006 Debentures (see "Business - Relationship with EKI"). During the third quarter of 2004, agreements were negotiated with EKI to convert the EKI Simple Interest Loans, and accrued but unpaid interest, into common stock of the Company and to restructure the unpaid licensing fees under the Biotec License Agreement (see "Item 1 Business Relationship with EKI").

o Other interest expense decreased $0.7 million to $0.7 million from $1.4 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively. Other interest expense for 2004 is primarily comprised of accretion of the discount and interest accrued on the 2006 Debentures. Other interest expense for 2003 was primarily comprised of accretion of discount on the 2006 Debentures and a beneficial conversion charge in the amount of $0.4 million due to a change in the 2007 Debentures conversion price. In addition, Other interest expense for 2003 also included accretion of the discount on the 2007 Debentures and accrued interest payable on the 2006 and 2007 Debentures.

Gain on Sale of Property and Equipment. Gain on the sale of property and equipment decreased $0.3 million to $0.2 million from $0.5 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively. The gains in both 2004 and 2003 were realized due to the sale of non-essential machine shop equipment and excess office furniture and equipment over their net book value, most of which was fully depreciated. In addition, 2003 also included proceeds received from the sale of production line equipment that was previously impaired and therefore had a net book value of zero.

Premium due to Debenture Default. At September 30, 2004, the Company was in non-compliance with certain covenants of the 2006 Debentures. Two of the debenture holders, including the debenture holder with the largest ownership position, notified the Company in writing that the Company was in default and requested that the Company repurchase the entire principal amount of the 2006 Debentures held at the price specified in the debenture, along with any accrued and unpaid interest. The debenture contains a provision for repurchase of the debenture at a premium if the repurchase is due to an event of default, and the Company accrued the amount of the premium specified in the debenture of $1.7 million.

Other Income. Other income for the year ended December 31, 2004 was zero compared to $0.4 million for the year ended December 31, 2003. The 2003 other income represents the net gain realized in the third quarter of 2003 from reducing the balance of the warrant obligation to its estimated fair value of zero. The warrant obligation was initially recorded in connection with the March 2003 financing transactions.

(Gain) Loss on Extinguishment of Debentures. There was a gain on extinguishment of debentures of $.1 million for the year ended December 31, 2004 compared to a loss on extinguishment of debentures of $1.7 million for the year ended December 31, 2003. The $0.1 million gain for the year ended December 31, 2004 relates to interest payable on the 2006 Debentures that was not paid by the Company upon conversion of the Debentures. In connection with the March 2003 financing transactions, the Company prepaid $5.2 million aggregate principal amount of the 2007 Debentures, resulting in a prepayment penalty of approximately $0.2 million. The Company also issued to the holders of the prepaid 2007 Debentures 52,083 shares of common stock, valued at approximately $0.2 million based upon the closing price of the Company's common stock of $4.56 per share on March 5, 2003. In addition, one of the holders of the 2007 Debentures exchanged $2.0 million aggregate principal amount of 2007 Debentures for $2.0 million aggregate principal amount of 2006 Debentures. In connection with the prepayment and exchange transactions, the Company incurred cash transaction costs of approximately $0.3 million, excluding the prepayment penalty. In addition, the Company incurred a charge of approximately $0.9 million for the prorated portion of the original discount attributed to the $7.2 million of the 2007 Debentures repaid and exchanged. Therefore, the Company recognized a $1.7 million loss upon extinguishment of the 2007 debentures through the prepayment and exchange.

Debenture Conversion Cost. Debenture Conversion Cost was $0.2 million for the year ended December 31, 2003. The expense represents the prorated portion of the original discount attributed to the 2007 Debentures whose conversion was forced by the Company in the respective periods.

LIQUIDITY AND CAPITAL RESOURCES



CASH FLOW. The Company's principal uses of cash for the six months ended June 30, 2006 were to fund operations, repay notes and payment of accounts payable and accrued expenses. Net cash used in operations was $2.2 million and $1.9 million for the six months ended June 30, 2006 and 2005, respectively. The use of cash for 2006 was primarily from the loss incurred. In the first six months of 2005, the use of cash was comprised of the net loss offset by a change in accounts payable and accrued expenses of $1.0 million. Net cash provided by investing activities was $0.02 million and $0.02 million for the six months ended June 30, 2006 and 2005, respectively which was primarily the proceeds from the sale of property and equipment. Net cash provided by financing activities was $2.2 million and $2.0 million for the six months ended June 30, 2006 and 2005, respectively. For 2006, the cash provided by financing activities was comprised of $1.6 million from the issuance of notes (net of issue costs of $0.3 million), $0.5 million from the issuance of preferred stock and $0.2 million from the proceeds of a note payable to a related party. As of June 30, 2006, the Company had cash and related cash equivalents totaling $0.4 million.



The Company's principal uses of cash for the year ended December 31, 2005 were to fund operations, repay notes, and pay accounts payable and accrued expenses. Net cash used in operations was $3.4 million and $2.7 million for the years ended December 31, 2005 and 2004, respectively. The uses for 2005 and 2004 were mainly from losses incurred offset by $2.1 million increase in accounts payable and accrued expenses in 2005, changes in other operating assets and liabilities and premium due to debenture default in 2004. Net cash provided by investing activities was $0.02 million and $0.2 million for the years ended December 31, 2005 and 2004, respectively. Net cash provided by financing activities was $3.4 million and $0.9 million for the years ended December 31, 2005 and 2004, respectively. For 2005, the cash provided by financing activities was comprised of $0.8 million from the issuance of common stock, $2.5 million from the issuance of notes (net of issue costs of $0.4 million), $0.9 million from the proceeds of notes payable to a related party (net of principal payments on settlements of $0.3 million). As of December 31, 2005, the Company had cash and related cash equivalents totaling $0.3 million.


CAPITAL REQUIREMENTS. The Company only made minor capital expenditures during the six months ended June, 2006 and years ended December 31, 2005 and 2004 and does not anticipate significant capital expenditures in 2006.

WORKING CAPITAL REQUIREMENTS. The Company has made significant reductions to its operating expenses and cash requirements during the past year. During the third quarter of 2006, the total cash expenditures were approximately $606,000, an average of $202,000 per month. The Company's current rate of cash expenditures requires approximately $275,000 per month. The current resources of the Company and current commitments for additional funding are sufficient to maintain operations at this level through the fourth quarter of 2006.(See Sources of Capital - Financing and Restructuring transactions, Financing Transactions and Arrangements with EK1. Thompson Street Capital SPA, and ReNewable Products, Inc.). The Company will require at least $3.0 million in additional capital to fund its planned cash expenditures as called for in its business plans for the next 12 months. The Company has been actively working on obtaining permanent funding to restructure its balance sheet and expand its operations. The Company has engaged an investment banker with significant presence in the industry to assist in obtaining such permanent funding in the form of equity or debt on the most favorable terms available to the Company. Concurrently, the Company is actively seeking additional sources of interim funding. Further, provided that the Company's licensee, RPI, is successful in scaling up its manufacturing operation and becomes profitable, the Company may begin to realize revenues from royalties. Alternatively, provided that certain conditions are met, RPI may call for a merger between RPI and EarthShell (see Sources of Capital - Financing and Restructuring Transactions), in which case RPI's positive cashflow from operations may become available to EarthShell as a result of the merger. However, there can be no assurances that the Company will be successful in securing additional funding or that funding may be obtained on terms that are acceptable to the Company. If the Company is not successful in securing additional funding in a timely manner, the Company may have to further reduce or curtail its operations.

Contractual Obligations. The following table summarizes the Company's known obligations to make future payments pursuant to certain contracts as of June 30, 2006, as well as an estimate of the timing in which these obligations are expected to be satisfied:


                                              Payments
                                               due by
                                             period (in
                                              thousands)  Less than      1-3
Contractual Obligations                          Total      1 year      Years
--------------------------------------------  ----------  ----------  ----------
Note payable to related party (including
  interest)                                   $    1,225  $       75  $    1,150
Convertible debenture                              4,500          --       4,500
Other long-term liability                            323         234          89
                                              ----------  ----------  ----------
Totals                                        $    6,048  $      309  $    5,739
                                              ==========  ==========  ==========


In addition to (a) the $0.9 million received pursuant to the EA agreements (b) the $1.0 million received pursuant to the 2005 EKI Loan (c) the $1.7 million in net proceeds received from the $4.5 million note to Cornell Capital Partners' Cornell Capital Debentures, and (d) the $0.5 million the Company received from the sale of convertible preferred stock in June 2006, (e) the $0.35 million received pursuant to the 2006 EKI Loan, (f) the $0.15 million received from the RPI Note, and (g) the $0.25 received from the 2006 EKI Note, the Company believes it will have to raise additional funds to meet its current obligations and to cover operating expenses through the next 12 months. The Company expects to receive additional technology fees in connection with the granting of additional new licenses during 2006. If the Company is not successful in raising additional capital it may not be able to continue as a going concern. Management will also continue in its efforts to reduce expenses, but cannot assure that it will be able to reduce expenses below current levels. If the Company is not successful in raising additional capital it may not be able to continue as a going concern.


SOURCES OF CAPITAL - FINANCING AND RESTRUCTURING TRANSACTIONS

To date, the Company's operations have been financed through a series of debt and equity issuances and to a lesser extent through the receipt of a limited amount of technology and licensing fees. Since January 1, 2003, the Company has received: (i) an aggregate of $2.9 million through private placements of its capital stock and warrants; (ii) an aggregate of $16.9 million through the sale of debentures other debt securities; and $0.3 million in licensing and technology fees. The discussion below summarizes these financings and arrangements and the terms of various restructuring transactions the Company has undertaken to continue to finance its operations.

The 2006 Debentures. On March 5, 2003, the Company issued to a group of institutional investors 416,667 shares of common stock and $10.55 million in aggregate principal amount of secured convertible debentures due in March 5, 2006 (the"2006 Debentures"), for which the Company received proceeds of approximately $9.0 million, net of financing costs of approximately $1.5 million. In connection with the March 2003 financing transactions, the Company issued 54,167 shares of common stock to the lead purchaser of these 2006 Debentures and two warrants to a placement agent, both of whom received the instruments as compensation for their services rendered in connection with the transaction. In 2003, $5.75 million principal amount of the 2006 Debentures was converted into 958,334 shares of common stock. At December 31, 2003, the outstanding principal balance of 2006 Debentures was $6.8 million. The remaining shares under a December 2001 shelf registration statement were used to secure shares potentially issuable upon conversion of the 2006 Debentures. Although the Company was in compliance with all covenants of the 2006 Debentures at December 31, 2003, on March 8, 2004 the Company's common stock was delisted from the NASDAQ SmallCap Market because the Company's market capitalization failed to meet the minimum required standard for continued listing. In addition, the Company did not make interest payments related to the 2006 Debentures as required on January 31, 2004. These actions put the Company in non-compliance with its covenants under the 2006 Debentures. During 2004, the Company sold $2.7 million of its common stock in a private equity transaction, received $1.5 million in prepaid technology fees related to the granting of new licenses, and worked to negotiate settlements with each of the remaining holders of its 2006 Debentures to retire the 2006 Debentures, to resolve the defaults, and to restructure its long-term debt.

2006 Debenture Settlements. As of September 30, 2004, the Company entered into agreements with each of the holders of the 2006 Debentures to amend and restate the secured debenture purchase agreements entered into in July 2004 by and among EarthShell and the Holders (as amended and restated, the "Debenture Purchase Agreements") and the transactions contemplated therein (collectively, the "Debenture Transactions"). The 2006 Debentures were in default and their outstanding principal balance totaled $6.5 million prior to their repurchase. Collectively, the Debenture Purchase Agreements required (i) EKI to pay $1.0 million in cash (EarthShell was obligated to reimburse EKI for this cash payment as discussed below), (ii) the Holders to convert the 2006 Debentures in accordance with their terms, resulting in the issuance by EarthShell of 1,091,666 shares of its common stock, which shares were previously registered for resale by the Company in connection with the issuance of the 2006 Debentures, (iii) EarthShell to issue to the Holders an aggregate of 512,500 additional shares of EarthShell common stock and (iv) EarthShell to pay $2.3 million (the "Contingent Settlement") to SF Capital Partners from 33% of any equity funding received by the Company (excluding the first $2.7 million funded by MBS) or 50% of the royalties received by EarthShell in excess of $250,000 per month (as determined on a cumulative basis commencing July 1, 2004). EarthShell has the right to convert the unpaid portion of the $2.3 million into shares of the Company's common stock at a price equal to the lesser of $3.00 per share, or the price per share that EarthShell shall subsequently receive upon the issuance of its common stock (or other convertible security) during the three year period commencing September 30, 2004. The 512,500 shares of common stock issued to the Holders on October 6, 2004 have been included in a Form S-1 registration statement filed with the Securities and Exchange Commission on February 14, 2006, which has not yet become effective. The consideration for the repurchase of the 2006 Debentures has been paid or issued, and the 2006 Debentures have been retired by EarthShell.

In connection with the settlement of the 2006 Debentures and the related restructuring of the Company's debt, the Company provided registration rights with respect to newly issued unregistered shares of its common stock. Such registration rights required the Company to, among other things, file a registration statement with the SEC in December 2004 registering the resale of such shares of common stock. Under certain agreements, the Company not filing such a registration statement (or the registration statement not being declared effective) within a required timeframe provided the holders of the registrable securities with a right to liquidated damages which, in the aggregate, may amount to approximately $50,000 per month until a registration statement is filed. If the Company fails to pay such liquidated damages, the Company must also pay interest on such amount at a rate of 10% per year (or such lesser amount as is permitted by law). Because this Registration Statement was not filed as planned, in December 2004 the Company became obligated on the direct financial obligation described above. In light of the Company's current liquidity and financial position any such claim could have a negative effect on the Company.


On January 11, 2006, the Company issued 186,021 shares of the Company's common stock to SF Capital Partners pursuant to a conversion right related to the Contingent Settlement of $2.375 million reached under the September 30, 2004 Amended and Restated Debenture Purchase Agreement. Pursuant to the Contingent Settlement, EarthShell must pay $2.375 million to SF Capital Partners from 33% of any equity funding received by the Company (excluding the first $2.7 million funded by MBS) or 50% of the royalties received by EarthShell in excess of $250,000 per month (as determined on a cumulative basis commencing July 1, 2004). The Company has the right to convert the unpaid portion of the $2.375 million into shares of the Company's common stock at a price equal to the lesser of $3.00 per share, or the price per share that EarthShell shall subsequently receive upon the issuance of its common stock (or other convertible security) during the three year period commencing September 30, 2004. SF Capital Partners delivered a conversion notice to the Company on January 11, 2006 requesting conversion of $558,063 of the Contingent Settlement into shares of the Company's common stock. Following the conversion, the remaining balance of the Contingent Settlement was approximately $1.8 million. The Company recorded that difference between the conversion value and the fair value of the common stock at the time of the conversion as a settlement gain in the amount of $213,924. On August 2, 2006 the Company issued 193,401 shares of the Company's common stock to SF Capital Partners pursuant to an additional conversion request of $580,203. The Company recorded that difference between the conversion value and the fair value of the common stock at the time of the conversion as a settlement gain in the amount of $206,939. Following the conversions, the remaining balance of the Contingent Settlement was approximately $1.2 million.


Agreements with MBS. On May 13, 2004, the Company entered into a ten year license agreement with MBS and granted to MBS a priority license to supply certain retail and government market segments in the United States (the "MBS Sublicense"). MBS has paid EarthShell $0.5 million in technology fees to date. On June 8, 2005, the Company terminated the MBS Sublicense as set forth herein below.

On August 5, 2004, EarthShell and MBS entered into a stock purchase agreement (the "MBS SPA") pursuant to which MBS agreed to fund $5.0 million to EarthShell in exchange for EarthShell's issuance of 1,666,666 shares of common stock at $3.00 per share. On August 20, 2004, EarthShell received $0.5 million from MBS, for which the Company issued to MBS 166,666 shares of its common stock. On October 1, 2004, EarthShell received an additional $1.2 million of the $5.0 million commitment, and the Company issued to MBS 400,000 shares of its common stock. On October 11, 2004, MBS purchased an additional 333,333 shares for $1.0 million, of which it had paid $0.5 million as of December 31, 2004 and $0.5 million was still due. During 2005, the unamortized balance of MBS' deferred technology fee of $0.3 million was applied to the stock receivable. The shares of common stock issued to MBS were not registered for resale under the 1933 Act. The cash received from MBS was used, in part, to fund the repurchase of the 2006 Debentures and to restructure the Company's long-term debt.

On June 8, 2005, the Company entered into a letter agreement with MBS terminating its sublicense agreement (the "MBS Sublicense"), dated as of May 13, 2004. At the time the letter agreement was executed, MBS had not yet implemented the sublicense granted to it under the MBS Sublicense. The parties separately agreed that the effectiveness of the termination would be conditioned upon the effectiveness of the agreements with RPI as described herein below. The Company entered into additional sublicense agreements with MBS covering non-competing technologies in other markets and territories than those covered by the MBS Sublicense and the present RPI Sublicense. The effectiveness of such sublicense agreements was expressly conditioned upon the satisfaction of certain conditions before July 31, 2005, including the receipt by the Company of $2.6 million in technology fees and other payments. These agreements expired under their own terms.

RPI Agreements. On June 17, 2005, EarthShell entered into a sublicense agreement with RPI (the "RPI Sublicense"), a newly formed subsidiary of Thompson Street Capital Partners ("Thompson Street"), pursuant to which the Company granted to RPI an exclusive license to produce plates, bowls, and certain other EarthShell products incorporating the Company's technology and to sell these products in the retail and governmental market segments in the United States. The Company has been advised that RPI has received the full $12.0 million funding commitment from Thompson Street in order to begin production of EarthShell Packaging products. The RPI Sublicense requires RPI to pay to the Company a royalty fee equal to 20% of RPI's net sales, not to exceed 50% of RPI's gross margin


On June 17, 2005, the Company, RPI and RPI's sole stockholder, Renewable Products, LLC ("RPI LLC"), entered into an agreement and plan of merger (the "RPI Merger"), which contemplates the Company's eventual acquisition of RPI in exchange for 8.0 million shares of the Company's Series C Convertible Preferred stock (the "Series C Preferred") at such time as the following conditions, among others, are achieved: (i) RPI's procurement, installation and start-up of 16 manufacturing modules for producing the Company's product, which equipment is to be designed to produce an aggregate of approximately $16.0 million of EarthShell products per year, (ii) RPI's establishment of plant facilities to support the full commercial operations of such machines, (iii) RPI's receipt of funding to support additional working capital needs of $1.0 million, (iv) RPI's receipt of at least $12.0 million of capital to purchase the machines described above, and
(v) the 20% royalty described above having become payable and either accrued or paid to the Company pursuant to the RPI Sublicense. At such time as the conditions to the transactions contemplated by the RPI Merger are met, RPI has the right, through March 31, 2006, to call for the merger to occur. The parties have mutually agreed to extend RPI's call date to December 31, 2006. At the time the merger is triggered, a valuation of RPI will be obtained and the Company will acquire RPI pursuant to the terms of the RPI Merger in exchange for 8.0 million shares of Series C Preferred, as described above. The Series C Preferred will be convertible on a share for share basis into 8.0 million shares of the Company's common stock which will be subject to registration rights. The Series C Preferred conversion are subject to an antidilution protection provision that provides for an adjustment to the conversion rate of one share of common stock for one share of series C preferred stock. In the event that the fully diluted outstanding shares of EarthShell common stock at the time of the merger are greater than 24,556,184 shares, the conversion rate shall be retroactively adjusted so that total outstanding series C preferred stock shall be 24.6%of the then outstanding common stock on a fully diluted basis.

EarthShell Corporation has formed a wholly owned subsidiary called EarthShell Triangle, Inc. as the vehicle for facilitating the potential merger. Although RPI and EarthShell are progressing toward the merger, it is not certain if or when RPI will complete the conditions precedent to the merger. It is uncertain whether RPI will elect to exercise its right to merge with EarthShell even if all of the conditions are met precedent to the merger.


EA License. On August 22, 2005, the Company entered into a letter agreement with EA to grant sub-licenses to use EarthShell Technology for various applications in certain Asian territories (the "EA License"). Shortly after executing the letter agreement, both the Company and EA entered into negotiations to restructure the transaction and ultimately entered into an amended and restated letter agreement dated December 9, 2005. Per the transaction as restructured in accordance with the amended and restated letter agreement, the Company may receive a total of up to $2.6 million from a combination of (i) prepaid technology fees (up to $1.7 million), (ii) the sale of up to 266,667 shares of its common stock (at $3 per share or a total of $800,000) and (iii) the issuance of warrants to purchase one million thirty three thousand three hundred thirty three (1,033,333) shares of the Company's common stock at $3.90 per share (for $100,000). . Realization of the $1.7 million in technology fees from EarthShell Asia dependent on the Company successfully demonstrating the commercial viability of its technology in each of four new application families. For each of the four applications successfully demonstrated, EarthShell Asia will pay to EarthShell a technology transfer fee of $425,000 to activate the license.

The Company received $500,000 from EA in August 2005 as an initial partial payment and reserved 166,667 shares of its common stock in connection with this payment. The Company received an additional $300,000 in December 2005 and the payment, of approximately $100,000 on February 10, 2006. The final payment of $100,000 was offset by $39,000 in legal fees that the Company agreed to reimburse to EarthShell Asia. . Upon receipt of the final payment, the transaction became effective and the Company issued a total of 266,667 shares and the warrants to purchase the 1,033,333 shares.

Financing Transactions and Arrangements with EKI. During 2002 and 2003, EKI, an affiliated entity, made a series of Simple Interest Loans to the Company totaling approximately $5.8 million. In addition, EKI purchased $1.0 million of the Company's 2006 Debentures. On September 30, 2004, EKI entered into an agreement with EarthShell to sell back to the Company the 2006 Debentures it had purchased for $1.0 million in cash, the cash price originally paid by EKI. The Company retired the 2006 Debentures shortly thereafter.

In October 2004, in connection with the settlement of the 2006 Debentures, EKI converted all of its outstanding loans to EarthShell ($2,755,000) into unregistered common stock at $3.00 per share and $532,644 of accumulated interest at $4.00 per share for a total of 1,051,494 shares received by EKI. As of December 31, 2004, the loans from EKI to EarthShell had all been retired.


In May 2005, an additional 44,387 shares were issued to EKI pursuant to a ninety day price protection in the clause, which provided for an adjustment in the effective conversion price of the interest portions of the EKI loans from $4.00 per share to $3.00 per share. The Company also granted a ten year warrant to EKI to purchase one million shares of the Company's common stock at $3.00 per share in consideration of EKI's continued support of the Company since its inception, including providing bridge loans at below market terms from time to time. In February 2005, the board approved that the warrant be cancelled and a new warrant with similar terms be reissued to Essam Khashoggi, beneficial owner of EKI.


On October 11, 2005, the Company entered into the 2005 EKI Loan with EKI pursuant to which the Company issued to EKI a promissory note in the principal amount of $1.0 million. As of December 31, 2005, EKI had advanced $0.85 million with the balance being funded by the second week of January 2006. Interest accrues on the principal balance of the 2005 EKI Loan at a variable per annum rate, as of any date of determination, that is equal to the rate published in the "Money Rates" section of The Wall Street Journal as being the "Prime Rate", compounded monthly. All accrued but unpaid interest and outstanding principal is due and payable on the earliest to occur of the following: (i) the second anniversary of the date of the 2005 EKI Loan; (ii) five days following the date the Company has received $3.0 million or more in aggregate net cash proceeds from all financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services (including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), measured from the date of the 2005 EKI Loan and not taking into account the proceeds advanced under the 2005 EKI Loan; or (iii) the occurrence of an Event of Default (as defined in the 2005 EKI Loan).

Also on October 11, 2005, the Company entered into a debt conversion and mutual release agreement (the "Debt Conversion Agreement") with EKI. Pursuant to the Debt Conversion Agreement, the Company and EKI agreed that a payable in an amount equal to $837,145 (previously owed the Biotec Group, but which payable was subsequently assigned to EKI) be converted into 279,048 shares of common stock of the Company. The conversion price equals $3.00 per share. Pursuant to the Debt Conversion Agreement, the Company and EKI released each other from any and all claims in connection with the payable.


On July 28, 2006, the Company entered into a Loan and Mutual Release Agreement (the "Agreement") with E. Khashoggi Industries, LLC ("EKI"), the Company's largest stockholder. Pursuant to the Agreement, EKI advanced $350,000 directly to the Company and an additional $150,000 to a law firm on behalf of the Company to cover legal fees related to patent renewals. The Agreement also contains mutual releases of any and all claims, known or unknown, which the respective parties may have through the date of the Agreement under existing license, debt conversion and service agreements. The Company executed and delivered two Promissory Notes to EKI on July 28, 2006; one in the amount of $350,000 and the other in the amount of $150,000. Interest accrues on the principal balance of the $350,000 note at a variable per annum rate, as of any date of determination, that is equal to the rate published in the "Money Rates" section of The Wall Street Journal as being the "Prime Rate", compounded monthly. The $150,000 note is non-interest bearing. All accrued but unpaid interest and outstanding principal under the notes is due and payable on the earliest to occur of the following: (i) the second anniversary of the date of the note; (ii) five days following the date the Company has received $3.0 million or more in aggregate net cash proceeds from all financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services (including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), occurring subsequent to the date of the notes.

On September 29, 2006, the Company executed a Promissory Note (the "EKI Note") in the amount of $250,000 with E. Khashoggi Industries, LLC ("EKI"), the Company's largest stockholder. Pursuant to the Note, EKI made an initial advance of $150,000 on September 29, 2006. An additional amount of $100,000 will be funded to the Company within the next 30 days. Interest accrues on the principal balance of the Note at a 5.13% per annum rate, compounded annually. All accrued but unpaid interest and outstanding principal under the note is due and payable on the earliest to occur of the following(i) five days following the date the Company has received significant net cash proceeds from new financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services (including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), occurring subsequent to the date of the note or, (ii) the date the existing notes from EKI to EarthShell become due and payable.


Cornell Capital Partners Financings. On March 23, 2005, the Company entered into a financing arrangement with Cornell Capital Partners whereby the Company issued promissory notes to, and entered into a security agreement with, Cornell Capital Partners. Pursuant to the financing, the Company issued promissory notes (collectively, the "CCP Notes") to Cornell Capital Partners with a total principal amount of $2.5 million. Upon consummation of the December Debenture Purchase Agreement with Cornell Capital Partners on January 6, 2006, described below, the CCP Notes and all accrued interest thereon have been paid in full.

On March 23, 2005, the Company entered into a Standby Equity Distribution Agreement (the "SEDA") with Cornell Capital Partners whereby the Company was entitled to, at its sole discretion, periodically sell to Cornell Capital Partners shares of its common stock for a total aggregate purchase price of up to $10.0 million. On June 9, 2005, the Company filed a registration statement on Form S-1 with the SEC to register shares of its common stock underlying the SEDA. On September 27, 2005, the registration statement was withdrawn and, on December 30, 2005, the parties terminated the SEDA.

On May 26, 2005, the Company issued a common stock purchase warrants to Cornell Capital Partners and Highgate House Funds to purchase 260,500 and 364,500 shares of common stock of the Company, respectively. This May Warrant expires on May 26, 2006, has an exercise price which was adjusted to $3.00 per share of common stock and has "piggy back" and demand registration rights. In August 2005 Cornell Capital Partners agreed to consolidate the CCP Notes and to defer the commencement of repayment installments. In consideration of this modification to CCP Notes, the Company issued a warrant to Cornell Capital Partners to purchase 50,000 shares of common stock of the Company. This Warrant expires on May 26, 2006, has an exercise price, which was adjusted to $3.00 per share of common stock as of December 30, 2005, and has "piggy back" and demand registration rights.

Cornell Capital Debentures. On December 30, 2005, EarthShell entered into a Securities Purchase Agreement with Cornell Capital Partners (the "Cornell Capital Debenture Purchase Agreement") pursuant to which the Company issued and sold to Cornell Capital Partners $4.5 million in principal amount of secured convertible debentures (the "Cornell Capital Debentures") on the terms described below. This agreement was consummated on January 6, 2006. The Cornell Capital Debentures are convertible into shares of the Company's common stock on the terms discussed below The Company received the aggregate proceeds of $4.5 million from the sale of the Cornell Capital Debentures on January 6, 2006, of which approximately $2.6 million was used to payoff the CCP Notes.

The Cornell Capital Debentures are secured by (i) a Pledge and Escrow Agreement, by and among the Company, Cornell Capital Partners, and David Gonzalez, Esq.,
(ii) an Insider Pledge Agreement and Escrow Agreement (the "IPEA"), by and among the Company, Cornell Capital Partners, David Gonzalez, Esq. and Mr. Benton Wilcoxon and (iii) an Amended and Restated Security Agreement, by and between the Company and Cornell Capital Partners. The Cornell Capital Debentures are secured by substantially all of the Company's assets, have a three year term and accrue interest at 12% per annum. The December Debenture Purchase Agreement required the Company to register the shares of the Company's common stock into which the Cornell Capital Debentures are convertible under the Securities Act of 1933. On February 14, 2006, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission ("SEC") in order to register 6,700,000 shares of common stock that may be issuable to the holders of the Cornell Capital Debentures upon conversion. Beginning 60 days after the SEC declares the registration statement effective, Cornell Capital Partners is entitled, at its option, to convert and sell up to $250,000 of the principal amount of the Cornell Capital Debentures, plus accrued interest, into shares of the Company's common stock, within any 30 day period at the lesser of (i) a price equal to $3.00 or (ii) 88% of the average of the two lowest volume weighted average prices of the common stock during the ten trading days immediately preceding the conversion date, as quoted by Bloomberg, LP.

The holder of the Cornell Capital Debentures may not convert the Cornell Capital Debentures or receive shares of the Company's common stock as payment of interest thereunder to the extent such conversion or receipt of such interest payment would result in the holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) in excess of 4.9% of the then issued and outstanding shares of common stock, including shares issuable upon conversion of, and payment of interest on, the Cornell Capital Debentures held by such holder after application of this 4.9% restriction. This 4.9% restriction may be waived by the holder (but only as to itself and not to any other holder) upon not less than 65 days prior notice to the Company.

The Company may redeem, with three business days advance written notice to Cornell Capital Partners, a portion or all amounts outstanding under the Cornell Capital Debentures prior to the maturity date provided that the closing bid price of the of the Company's common stock, as reported by Bloomberg, LP, is less than $3.00 at the time of the redemption notice. The Company shall pay an amount equal to the principal amount being redeemed plus a redemption premium equal to ten percent of the principal amount being redeemed, and accrued interest, to be delivered to the Cornell Capital Partners on the third business day after the redemption notice, provided, however, this redemption premium does not apply until the outstanding principal balance of the Cornell Capital Debentures has been reduced by $2.5 million. The amount that Cornell may convert in any 30 day period will be reduced by the amount that the Company redeems.

In connection with the December Debenture Purchase Agreement, on December 30, 2005, the Company issued to Cornell Capital Partners the warrant to purchase up to 350,000 shares of common stock (the "December Warrant"). This December Warrant has an exercise price of $4.00 per share, which may be adjusted to as low as $3 per share in the event the Company issues or sells any shares of its common stock for a consideration per share less than the exercise price for the December Warrants and expires two years from the date it was issued. Furthermore, in connection with the Company's sale of Cornell Capital Debentures, the Company issued to Mr. Benton Wilcoxon, in consideration of his pledge of shares of common stock of Composite Technology Corporation pursuant to the terms of the IPEA, a warrant to purchase up to 125,000 shares of common stock. This warrant has an exercise price of $4.00 per share and expires three years from the date it was issued.

The Company has valued the convertible note payable, related warrants and the beneficial conversion option to convert the principal balance into shares, using the "Relative Fair Value" approach. Accordingly, the Company recognized a discount of $2.1 million on the $4.5 million principal value of the convertible note payable and is amortizing the debt discount over the 36 month life of the note.


On July 12, 2006, the Company entered into the Cornell July Forbearance agreement with Cornell Capital Partners, pursuant to which Cornell Capital Partners has agreed to forbear from exercising certain rights and remedies under the Cornell Capital Debentures and that certain Registration Rights Agreement, of even date with the Cornell Capital Debentures in exchange for the issuance by the Company to Cornell Capital Partners of 250,000 shares of the Company's common stock.

On September 29, 2006, the Company entered into the Cornell September Forbearance agreement with Cornell Capital Partners, LP pursuant to which Cornell has agreed to forbear from exercising certain rights and remedies under that certain Secured Convertible Debenture, dated December 30, 2005 and that certain Registration Rights Agreement, of even date with the Debenture in exchange for the issuance by the Company to Cornell of 187,500 shares of the Company's common stock.

The Company has acknowledged in the Agreement that an event of default under the Debenture had occurred as of June 30, 2006 as a result of the Registration Statement filed to register the common stock underlying the Debenture not yet being declared effective by the U.S. Securities and Exchange Commission. The Company also acknowledged that Cornell Capital was entitled to liquidated damages equal to one percent (1%) of the liquidated value of the Cornell Capital Debenture for each thirty (30) day period after May 31, 2006. Pursuant to the Agreement, Cornell Capital has agreed to waive the default, including all liquidated damages that may have accrued through the date of the Agreement and during the Forbearance Period (as defined below), in exchange for the shares and the Company obtaining the effectiveness by December 31, 2006 of the accompanying Registration Statement which includes shares of common stock underlying the Cornell Capital Debentures.


Thompson Street Capital SPA. On June 21, 2006, EarthShell Corporation (the "Company") entered into a Securities Purchase Agreement (the "SPA") by and among the Company and certain investors named therein (the "Investors") pursuant to which the Company sold an aggregate of 128,205 shares of Series D convertible preferred stock (the "Series D Preferred Stock") for a total purchase price of $500,000. The Series D Preferred Stock, which was sold to the Investors in a private offering, pays a cumulative 20% annual dividend, which shall be paid on conversion or liquidation of the Company. The Series D Preferred Stock is callable in certain circumstances by the Company. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series D Preferred Stock will be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Company to the holders of any shares of common stock by reason of the ownership thereof, an amount equal to the Liquidation Value of $3.90 per share and any accrued dividends. Each share of Series D Preferred Stock is convertible into one share of the Company's common stock, par value $0.01 per share, subject to adjustment. In order to (i) effect an amendment of the Company's Certificate of Incorporation or By-Laws (except to increase the number of directors), (ii) issue, or permit any Subsidiaries to issue, any additional shares of capital stock or other equity interests at less than Fair Market Value, or (iii) change the Company's business or business model, the affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series D Preferred Stock must first be obtained.

In connection with the issuance and sale of the Series D Preferred Stock, the Company granted the Investors immediately exercisable warrants to purchase an aggregate of 555,555 shares of the Company's common stock at an exercise price of $3.90 per share, subject to adjustment (the "Warrants").

The Investors also have been granted certain registration rights with respect to the shares of common stock underlying the Series D Preferred Stock and the Warrants as set forth in Section 3 of the SPA.


ReNewable Products, Inc. On October 2, 2006, the Company executed a Promissory Note (the "RPI Note") in the amount of $150,000 with ReNewable Products, Inc., a licensee of EarthShell, or affiliates. Interest accrues on the principal balance of the RPI Note at a 5.13% per annum rate, compounded annually. All accrued but unpaid interest and outstanding principal under the note is due and payable on the earliest to occur of the following: (i) the second anniversary of the date of this note;
(ii) five days following the date the Company has received has received significant net cash proceeds from any financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services (including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), occurring subsequent to the date of the note.

OFF-BALANCE SHEET ARRANGEMENTS. The Company does not have any off-balance sheet arrangements as of June 30, 2006, and has not entered into any transactions involving unconsolidated, limited purpose entities.



        MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

GENERAL

The Management of EarthShell is responsible for establishing and maintaining adequate internal control over financial reporting and for the assessment of the effectiveness of internal control over financial reporting. As defined by the SEC, internal control over financial reporting is a process designed by, or supervised by, the Company's principal executive and principal financial officers, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles.

The Company's internal control over financial reporting is supported by written policies and procedures, that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Company's assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of the Company's management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a significant deficiency (within the meaning of PCAOB Auditing Standard No. 2), or a combination of significant deficiencies, that results in there being more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis by employees in the normal course of their assigned functions.

In making its assessment of internal control over financial reporting, management used the framework set forth in the report entitled "Internal Control--Integrated Framework" published by the Committee of Sponsoring Organizations ("COSO") of the Treadway Commission to evaluate the effectiveness of the Company's internal control over financial reporting. Because of the material weaknesses described below, management believes that, as of December 31, 2004, the Company did not maintain effective internal control over financial reporting based on those criteria.

The Company's independent auditors have issued an attestation report on management's assessment of the Company's internal control over financial reporting. Although the Company operated during 2004 with a significantly reduced number of personnel compared to prior years, the Company's management has implemented and documented internal control over financial reporting which it believed would be considered sufficient, given the resources available to it. However, during the fourth (4th) quarter of 2004, the Company's Controller resigned, leaving the Company's Chief Financial Officer as the only accounting professional employed by the Company. This resulted in the loss of segregation of responsibilities that are typical to effective financial reporting control methodology. The Company employed certain mitigating controls designed to offset the inherent control weaknesses that resulted from a lack of segregation of responsibilities.

We engaged an accounting firm in December 2004 to assist us in documenting and testing our controls and procedures in compliance with the Sarbanes-Oxley Act. This process was not completed until late in the first (1st) quarter 2005. The testing and evaluation of our internal controls as of that time indicated that our controls were considered effective.

Based on the timing of this work and the filing deadline for our Annual Report on Form 10-K as an accelerated filer, our independent registered public accounting firm was not able to perform its audit of management's assessment of the effectiveness of its internal control over financial reporting as of December 31, 2004, until subsequent to the filing of our Annual Report on Form 10-K. Their audit disclosed the material weaknesses. We reviewed the results of their audit of our assessment and concurred with their conclusion. Accordingly, we modified our assessment in Amendment No. 1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and in Amendment No. 1 to the Company's Annual Report on Form 10-K.


The Company ceased to be an accelerated filer for the year ended December 31, 2005, due to our market capitalization being less than $75 million dollars, the Company has not submitted a report on the Sarbanes Oxley 404 compliance work for the year ended December 31, 2005.

Because of the material weaknesses describeed below, management believes that as of December 31, 2005, the Company did not maintain effective internal control over Financial Reporting Based on the criteria of COSO's "Internal Control-Intergrated Framework".

                         MATERIAL WEAKNESSES IDENTIFIED


The Company's assessment of its internal control over financial reporting identified the following material weaknesses for the year ended December 31, 2004 and these weaknesses continued through December 31, 2005:


o The Company has inadequate segregation of critical duties within each of its accounting processes and a lack of sufficient monitoring controls over these processes to mitigate this risk. The responsibilities assigned to one employee include maintaining the vendor master file, processing payables, creating and voiding checks, reconciling bank accounts, making bank deposits and processing payroll.

o The departure of the Company's Controller in November 2004 resulted in the accounting and reporting functions being centralized under the Chief Financial Officer, with no additional personnel in the Company having an adequate knowledge of accounting principles and practices. As a result, certain transactions had not been recorded in a timely manner and several adjustments to the financial statements that were considered material to the financial position at December 31, 2004 and results of operations for the year then ended were recorded.

o There are weaknesses in the Company's information technology ("IT") controls which makes the Company's financial data vulnerable to error or fraud. Specifically, there is a lack of documentation regarding the roles and responsibilities of the IT function, lack of security management and monitoring and inadequate segregation of duties involving IT functions.


Additionally, at the conclusion of our independent auditor's examination of the Company's internal control over financial reporting, our independent auditor noted several other areas of operations which could be improved, but were not listed as significant deficiencies. Accordingly, these items are not discussed herein.


REMEDIATION STEPS TO ADDRESS THE MATERIAL WEAKNESSES

In consultation with its independent auditors, as of September 30, 2005, the Company has begun taking the following remediation steps, among others, to enhance its internal control over financial reporting and reduce control deficiencies in general, including the material weaknesses enumerated above:


o Management has interviewed multiple qualified candidates to perform the Controller responsibilities, and as of October 31, 2005 hired a new controller, a CPA, with 15 years' experience in public and private accounting. The new Controller is in the process of developing revised accounting systems and procedures that will strengthen the Company's controls over financial reporting. Additionally, on March 30, 2006, the Company hired an accounting employee to assist the Controller, thus enhancing the segregation of duties.

o During the 3rd quarter of 2006, the Company formed a Disclosure Committee consisting of the CEO, the CFO, the Controller, and the Audit Committee Chairman who review financial statements to be filed with the SEC to assure that our disclosures are complete and accurate.

o Management employs an outside firm, to monitor and maintain the Company's information systems. This group was been directed to develop and implement Company-wide information management control procedures in response to the control weaknesses noted by the Company's auditors and in consultation with the Company's internal auditors. A first draft was completed in July 2005. In connection with the recent move of its corporate offices to Maryland, a new group was retained to perform a similar function. It is expected that a final information technology controls policy and procedures document will be finalized and implemented during 2007.

Management is continuing its efforts to improve its internal control over financial reporting.


                          CHANGES IN AND DISAGREEMENTS
             WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.


           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company's treasury function controls all decisions and commitments regarding cash management and financing arrangements. Treasury operations are conducted within a framework that has been authorized by the Board of Directors.


The Company is exposed to interest rate risk on its obligations under the 2005 EKI Loan and the July 2006 EKI Loan. Currently, the principal amount of the 2005 EKI Loan and the July 2006 EKI Loan total $1.5 million. The loan bears interest on the principal balance of $1.5 million at a variable rate per annum, as of any date of determination, that is equal to the rate published in the "Money Rates" section of The Wall Street

Journal as being the "Prime Rate", compounded monthly. In addition, there remain a few settlements of accounts payable obligations that will be paid out over terms from 18 months to 36 months, the long term portion of which may be exposed to interest rate risk.


Generally, an increase in market interest rates will increase the Company's interest expense on this debt and any decreases in rates will generally have the opposite effect.


                             DESCRIPTION OF BUSINESS

THE COMPANY

EarthShell was organized in November 1992 to engage in the commercialization of proprietary composite material technology, designed with the environment in mind, for the manufacture of disposable packaging to be used in the foodservice industry. Current and future products include hinged-lid containers, plates, bowls, foodservice wraps, cups and cutlery (collectively, "EarthShell Packaging"). EarthShell composite material is primarily made from abundantly available and low cost natural raw materials such as limestone and starch from annually renewable crops, such as corn and potatoes. The Company has determined that foodservice disposables made of this material should offer certain environmental benefits, will have performance characteristics, such as strength and rigidity, and it believes that it should be able to commercially produce and sell these products at prices that are competitive with comparable conventional paper and plastic foodservice disposables.

The Company's objective is to establish EarthShell Packaging as the preferred disposable packaging material for the foodservice industry throughout the world based on comparable performance, environmental superiority and competitive pricing. EarthShell's approach for achieving this objective has been to: (i) license the EarthShell technology to strategically selected manufacturing or operating partners to manufacture, market, distribute and sell EarthShell Packaging; (ii) demonstrate customer acceptance and demand for EarthShell Packaging through key market leaders and environmental groups; and (iii) demonstrate the manufacturability and improved economics with initial strategic partners.


To date, the Company has licensed the technology to certain carefully selected partners who are working to commercialize the technology. The Company currently has three active licensees: one in the United States, one in Mexico and one in Asia. In cooperation with its licensing partners, more than 55,000,000 units of EarthShell Packaging, including plates, bowls and sandwich containers have been manufactured and sold to key customers within a variety of market segments in order to demonstrate commercial product quality, customer acceptance and demand. The Company has received support for its environmental claims from a number of governmental and non-environmental organizations. In addition, the Company has worked with a machinery manufacturer who has developed turn-key manufacturing machinery for EarthShell plates and bowls. The Company's primary focus is now on supporting its licensee in the United States, Renewable Products Inc. ("RPI"), who has put in place a commercial production facility and is commencing manufacturing and distribution operations. In June of 2005, the Company entered into an Agreement and Plan of Merger with RPI pursuant to which the Company and RPI are expected to merge at such time as RPI completes its investment in manufacturing capacity, is successfully manufacturing EarthShell plates and bowls and is profitably selling these products into the marketplace. Upon consummation of this merger, EarthShell will be directly engaged in manufacturing and distributing EarthShell products in addition to its licensing activities (See "Strategic Manufacturing and Distribution Relationships - RPI"). In addition to its efforts with RPI, the Company is supporting its Mexican licensee in acquiring and putting into service manufacturing capacity to serve the Mexican market. It is also working with EarthShell Asia, an Asian licensee, to demonstrate and to exploit a new aspect of the EarthShell technology.


INDUSTRY OVERVIEW

Based on industry studies, the Company believes that the annual spending on foodservice disposable packaging is approximately $13 billion in the United States and over $30 billion globally. According to industry studies of the market, approximately 54% of the total foodservice disposable packaging is purchased by quick-service restaurants and 46% by other institutions such as hospitals, stadiums, airlines, schools, restaurants (other than quick-service restaurants), and retail stores. The Company believes that of the foodservice disposables purchased in the United States by quick-service restaurants and other institutions, approximately 45% are made of coated or plastic laminated paper and 55% are made of non-paper materials such as plastic, polystyrene or foil. A breakdown of the various components of the global market for foodservice disposables is as follows:

                                                     Global Market Size
                                                     ------------------
                                                         $        %
                                                     --------  --------
                                                      ($ in millions)
              Commercial Products
              Plates, Bowls                          $  5,700        19
              Hinged-Lid Containers                     1,800         6

              Commercial Prototypes
              Wraps                                     2,000         7
              Hot Cups                                  3,300        11

              Concept Prototypes
              Cold Cups                                 5,700        19
              Containers, Trays                         4,200        13
              Straws, Cup Lids                          3,300        11
              Pizza Boxes                               2,000         7
              Cutlery                                   2,000         7
                                                     --------  --------
              Total                                  $ 30,000       100
                                                     ========  ========

In addition to the United States, the Company believes the market opportunity for EarthShell Packaging is particularly strong in Europe and parts of Asia due to heightened environmental concerns and government regulations. In Europe, environmental legislation, such as the so-called "Green Dot" laws have created an opportunity for environmentally preferable products. Meanwhile, new regulations in many Asian countries have mandated a reduction in polystyrene production stimulating an increased demand for foodservice packaging manufactured from acceptable alternative materials. Furthermore, improvements in the Asian and European composting and recycling infrastructure are expected to facilitate the use of environmentally preferable products.

PRODUCTS

EarthShell Packaging is based on a patented composite material technology licensed on an exclusive worldwide basis from E. Khashoggi Industries, LLC ("EKI"), the largest stockholder of the Company. The Company's licensed field of use of the technology is for the development, manufacture and sale of disposable packaging for use in the foodservice industry and for certain specific food packaging applications.

Traditional foodservice disposables, wraps, and paperboard are currently manufactured from a variety of materials, including paper and plastic. The Company believes that none of these materials fully addresses three of the principal challenges facing the foodservice industry; namely performance, price, and environmental impact. The Company believes that EarthShell Packaging addresses the combination of these challenges better than traditional alternatives and therefore will be able to achieve a significant share of the foodservice disposable packaging market.

EarthShell Packaging can be categorized into four types: (i) laminated foamed products, (ii) pellet technology products, (iii) paperboard substitutes and (iv) flexible wraps. To date, the EarthShell technology has been used to produce limited commercial quantities of laminated foam plates, bowls, and hinged-lid containers intended for use by all segments of the foodservice disposable packaging market, including quick-service restaurants, food and facilities management companies, the United States government, universities/colleges, and retail operations. These products were developed using detailed environmental assessments and carefully selected raw materials and processes to minimize the harmful impact on the environment without sacrificing competitive price or performance.

ENVIRONMENT

EarthShell's foodservice disposable products were developed over many years based on environmental models to reduce the environmental concerns of foodservice disposable packaging through the careful selection of raw materials, manufacturing processes and suppliers. For example, EarthShell Packaging reduces risk to wildlife compared to polystyrene foam packaging because it biodegrades when exposed to moisture in nature and can be composted in a commercial facility (where available) or even in consumers' backyards. EarthShell Packaging and the designs approach for its manufacture and disposal has received support from many governmental and non-governmental organizations.

PERFORMANCE

The Company believes that it has demonstrated that its laminated foam products, including plates, bowls, and hinged lid containers, meet the critical performance requirements of the marketplace, including strength, graphic capabilities, insulation, shipping, handling and packaging. Additionally, the Company believes that its other product families, which are currently under development, may be manufactured using the same basic raw materials as the foam laminate disposables and should be readily accepted by the market when available.

COST

Since EarthShell Packaging is uniquely engineered from readily available, low-cost natural raw materials such as limestone and starch, the Company believes EarthShell products can be manufactured cost-effectively at commercial production levels.

BUSINESS STRATEGY

The Company's objective is to establish EarthShell Packaging as the preferred foodservice disposable packaging in the foodservice industry. The Company's strategies to achieve this objective are to:

o Develop products which deliver comparable or greater performance, are competitively priced and offer environmental advantages as compared to traditional packaging alternatives;

o Support the ramp-up of EarthShell plate and bowl manufacturing and sales by Renewable Products, Inc. ("RPI") and build initial brand awareness and share of market;

o Accelerate market penetration/sales by current licensees with shallow draw foam analog, e.g. dinnerware line extensions and other related items;

o Establish and grow international business opportunities, as well as development of pellet technology;

o Promote and support additional products with the greatest potential for near term success: a.) deep draw foam analog products, hot cups and lids, and b.) injection molded products.

The Company's strategy includes licensing the EarthShell technology to, or joint venturing with, strategically selected manufacturing or operating partners for the manufacture, marketing, distribution and sale of EarthShell Packaging. The Company has entered into new license agreements with RPI in the U.S. market and EarthShell Hidalgo ("ESH") for the Mexican market. In addition, the Company has entered into an agreement with a new licensee, EarthShell Asia, granting certain licenses to use a new embodiment of the EarthShell Technology for various applications in certain Asian territories (the "EA License"). Under the license agreements, the Company may receive a total of up to $1.7 million from technology fees, plus an ongoing royalty. Prior to receiving the prepaid technology fees, the Company must successfully demonstrate the commercial viability of this new technology for certain applications.

The Company is seeking additional qualified licensees and will provide each of its licensees with technical and ongoing support to facilitate the application of the EarthShell Technology, further refine the manufacturing processes and reduce production costs. The Company will monitor product quality at licensee operations.

Over the past several years, the Company has garnered support and achieved commercial validation for EarthShell Packaging from key environmental groups and foodservice purchasers. The Company has also devoted resources to the optimization of product design and the development of cost-effective manufacturing processes.

Throughout the course of developing the manufacturing processes for EarthShell Products, the Company worked with an equipment manufacturer, Detroit Tool and Engineering ("DTE"), which has developed turn-key manufacturing lines for EarthShell plates and bowls. One of the Company's more recent licensees, Renewable Products, Inc. (RPI), has acquired 16 manufacturing modules and is in the process of obtaining orders and ramping up its manufacturing and distribution operations. The Company's primary focus is now on supporting its licensees. EarthShell believes it has a high quality and cost-effective product and a profitable business model necessary to take advantage of a significant market opportunity. With the introduction of commercial production capacity by its licensees and commercial sales of its products in 2006, EarthShell expects its products to continue to gain acceptance in the marketplace and believes it is well positioned to support capacity expansion and market penetration by its licensees, leading to growth of the Company's royalty revenue.

LICENSING BUSINESS MODEL

The licensing business model enables the Company to concentrate on the continuing development of quality food service packaging products with reduced impact on the environment. This approach contemplates that manufacturing, marketing, sale and distribution of EarthShell Packaging will be the responsibility of the Company's manufacturing licensees. EarthShell believes that its licensing business model will enable it to generate a sustainable royalty revenue stream. Beyond the revenue opportunities, the Company believes the licensing business model has positive implications for the Company's cost structure. As the Company has moved from product and process development to the product commercialization phase, it has been able to significantly reduce monthly operating costs and reposition itself to take advantage of the operating leverage provided by the licensing model.

EarthShell Packaging will be exclusively manufactured by licensed manufacturing partners. Given the low cost of the raw materials required, these strategic manufacturing partners should have a financial incentive to produce EarthShell Packaging rather than comparable traditional paperboard/polystyrene products even after making the required royalty payments to EarthShell. With the first turnkey commercial manufacturing equipment successfully in service by its first licensee, the Company expects that other licensees will then move quickly to invest to build additional new manufacturing capacity.

While the Company believes it will be successful in developing cost competitive products with its partners, delays in developing such products could adversely impact the introduction and market acceptance of EarthShell Packaging and could have an adverse effect on the Company's business, financial condition and results of operations.

STRATEGIC MANUFACTURING AND DISTRIBUTION RELATIONSHIPS

The Company believes that it has demonstrated that the performance of EarthShell plates, bowls and hinged-lid containers is commercially competitive and that there is a customer base that is willing to buy them. The Company intends to promote the use of EarthShell Packaging in the U.S. and international markets through agreements with additional licensed partners. The following is a summary of the Company's current sublicensing relationships.

ReNewable Products, Inc. (RPI) The Company entered into the RPI Sublicense coupled with the RPI Merger Agreement on June 17, 2005. Under these agreements, EarthShell has granted to RPI the exclusive rights in the U.S. to produce EarthShell plates, bowls, and other shallow-draw products for certain distribution channels, including the retail and government market segments. In return, RPI agreed to invest in excess of $12.0 million and purchase and install the initial eight commercial modules that had been built by DTE and to order an additional eight modules. The merger agreement gives RPI the right, ultimately, to merge with EarthShell at such time as it has invested substantial capital in building new EarthShell manufacturing capacity and the equipment is operational. RPI currently has eight manufacturing modules in service and an additional eight modules have been installed and will be place in service as demand requires. RPI has commenced manufacturing and distribution operations and is actively selling EarthShell plates and bowls. The RPI Sublicense requires RPI to pay to the Company a royalty fee equal to 20% of RPI's net sales, not to exceed 50% of RPI's gross margin. It is anticipated that EarthShell and RPI will merge pursuant to the merger agreement entered into in June 2005. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

EarthShell Hidalgo S.A. de C.V. (ESH) In November 2004, the Company entered into a ten year license agreement with ESH as the Company's exclusive licensee for the country of Mexico. To date, ESH has paid to the Company a $1.0 million technology fee that will be credited against future royalty obligations. Under the terms of the ESH License, in order to retain its priority in its market segments, ESH must acquire manufacturing capacity to supply its market segments and meet other minimum performance criteria.

EarthShell Asia, Limited (EA). On August 22, 2005, the Company entered into a letter agreement with EA to grant sub-licenses to use EarthShell Technology for various applications in certain Asian territories (the "EA License"). Shortly after executing the letter agreement, both the Company and EA entered into negotiations to restructure the transaction and ultimately entered into an amended and restated letter agreement dated December 9, 2005. Per the transaction as restructured in accordance with the amended and restated letter agreement, the Company may receive a total of up to $2.6 million from a combination of (i) prepaid technology fees (up to $1.7 million), (ii) the sale of up to 266,667 shares of its common stock (at $3 per share or a total of $800,000) and (iii) the issuance of warrants to purchase one million thirty three thousand three hundred thirty three (1,033,333) shares of the Company's common stock at $3.90 per share (for $100,000). . Realization of the $1.7 million in technology fees from EarthShell Asia dependent on the Company successfully demonstrating the commercial viability of its technology in each of four new application families. For each of the four applications successfully demonstrated, EarthShell Asia will pay to EarthShell a technology transfer fee of $425,000 to activate the license.

The Company received $500,000 from EA in August 2005 as an initial partial payment and reserved 166,667 shares of its common stock in connection with this payment. The Company received an additional $300,000 in December 2005 and the payment, of approximately $100,000 on February 10, 2006. The final payment of $100,000 was offset by $39,000 in legal fees that the Company agreed to reimburse to EarthShell Asia. . Upon receipt of the final payment, the transaction became effective and the Company issued a total of 266,667 shares and the warrants to purchase the 1,033,333 shares.

MANUFACTURING

The current EarthShell manufacturing process for laminated foamed products consists of blending the component ingredients of a proprietary composite material in a mixer, depositing the mixture into heated cavity molds, heating the molded mixture for approximately one minute, removing the product, trimming excess material, and applying functional coatings. EarthShell Packaging uses readily available natural raw materials, such as limestone, potato or corn starch, as well as natural fiber and functional coatings. The Company believes that these raw materials are currently available from multiple existing suppliers in quantities sufficient to satisfy projected demand.

In prior years, the Company has devoted resources to develop manufacturing machinery and to demonstrate the commercial viability of its manufacturing processes to enable its operating partners to compete effectively with conventional disposable foodservice packaging and to transfer the operational and financial responsibility of its production lines to its operating partners. In cooperation with former manufacturing partners, the Company financed and built initial commercial production capacity. Previously, the Company has produced limited amounts of EarthShell Packaging bowls, plates and hinged-lid containers at production volumes that are low relative to the intended and necessary capacities of the manufacturing lines that are required to achieve efficiencies and cost effectiveness. Having demonstrated the manufacturability of EarthShell foam products, the Company has now concluded its commercial demonstration production activities and is relying on its equipment manufacturing partners to demonstrate and guarantee the long-term manufacturability of EarthShell Packaging.

Detroit Tool & Engineering (DTE). DTE was one of the initial equipment manufacturers to work with EarthShell in developing its first generation commercial manufacturing equipment. In 2002, EarthShell granted a license to DTE to become an approved EarthShell equipment supplier. In early 2005, the Company extended the license through 2007 with exclusivity to manufacture equipment for production of shallow draw products. Building on previous experience with EarthShell manufacturing, DTE designed and built a modular and integrated, turn-key manufacturing line for the production of EarthShell plates and bowls, comprising four plate and four bowl manufacturing modules and has demonstrated to EarthShell's satisfaction that this equipment is fully capable of continuous commercial service. This equipment was planned for delivery, installation and start-up in early 2004 with one of EarthShell's licensees. However, due to a change in EarthShell licensees, as well as a reorganization of DTE that was completed in late 2004, the placement of this equipment was delayed. In 2005, these first eight commercial modules were sold to RPI and were moved from DTE's fabrication floor and installed in an adjacent manufacturing facility leased to RPI that is in close proximity to the fabrication facility. The Company granted a license agreement to RPI as described above. Subsequently, RPI ordered an additional 8 modules which have been installed in RPI's facility and are ready for operation.

PATENTS, PROPRIETARY RIGHTS AND TRADEMARKS

The technology that the Company licenses from EKI is the subject of numerous issued and pending patents in the United States and internationally. The Company believes the patents and pending patent applications provide broad protection covering foam laminate EarthShell Packaging, material composition and the manufacturing processes. Currently, EKI has over 130 U.S. and international patents and has pending patent applications relating to the compositions, products and manufacturing processes used to produce EarthShell Packaging food and beverage containers. Patents currently issued do not begin to expire until 2012 and provide some protection until 2020. Pending patents, if granted, would extend protection through 2022. Sixteen of the issued U.S. patents and five of the pending U.S. patents relate specifically to molded food and beverage containers manufactured from the new composite material, the formulation of the new composite material used in virtually all of the EarthShell Packaging are currently under development. The Company and EKI will continue to seek domestic and international patent protection for further developments in the technology and will vigorously enforce rights against any person infringing on the technology.

The Company owns the EarthShell Packaging trademark and certain other associated trademarks, and has been licensed by EKI to use the trademark ALI-ITE for the composite material.

RELATIONSHIP WITH EKI

The Company has an exclusive, worldwide, royalty-free license in perpetuity to use and license EKI technology to manufacture and sell disposable, single-use containers for packaging or serving food or beverages intended for consumption within a short period of time (less than twenty-four hours). Mr. Essam Khashoggi, Chairman of EKI, served as our Company's Chairman of the Board of Directors since its organization in November 1992 through July 2005 when he retired and resigned from the Board of Directors. Mr. Khashoggi, personally and through affiliated entities, currently beneficially owns 7,933,603 shares of the Company's common stock, which represents approximately 31.79% of the shares outstanding as of December 31, 2005. On July 29, 2002, the Company entered into an amendment to its previously Amended and Restated License Agreement with EKI expanding the field of use for the EarthShell Technology to include noodle bowls used for packaging instant noodles, a worldwide market that the Company estimates to be approximately $1 billion. Because the noodle bowl development was made at nominal cost to EarthShell and is an incremental field of use, EarthShell will pay to EKI 50% of any royalty or other consideration it receives in connection with the sale of products within this particular field of use.

Summary of EKI Agreements. During 2002 and January 2003, EKI made a series of working capital loans (the "EKI Simple Interest Loans") to the Company totaling approximately $5.8 million. The Simple Interest Loans were interest bearing at a rate of seven percent or ten percent per annum, and were payable on demand. In connection with the issuance and sale in March 2003 of the Company's secured convertible debentures due in 2006 (the "2006 Debentures") to a group of institutional investors, EKI agreed to subordinate the repayment of these loans to the payment in full of the Company's obligations under the 2006 Debentures. In addition, EKI and the Biotec Group agreed to subordinate certain payments discussed below to which they were otherwise entitled under the EKI License Agreement and the Biotec License Agreement to the satisfaction in full of the Company's obligations under the 2006 Debentures. They further agreed not to assert any claims against the Company for breaches of the EKI License Agreement or the Biotec License Agreement until such time as the Company's obligations under the 2006 Debentures were satisfied in full. EKI and the Biotec Group also agreed to allow the Company to pledge its interest in the EKI License Agreement to secure its obligations under the 2006 Debentures, and certain additional concessions were made by EKI and the Biotec Group to permit the Company greater flexibility in selling its rights under the EKI License Agreement and the Biotec License Agreement to third parties in an insolvency context. These rights terminated upon the satisfaction in full of the obligations under the 2006 Debentures in October of 2004. In consideration for its willingness to subordinate the payments and advances that were owed to it, the Company issued to EKI in March 2003 a warrant to acquire 83,333 shares of the Company's common stock at a price of $6.00 per share with a ten year term.

As part of the 2006 Debenture Settlements that EKI helped negotiate and settle, EKI purchased the debentures for $1.0 million. On September 30, 2004, EKI entered into an agreement with EarthShell to sell back to the Company the 2006 Debentures it had purchased for $1.0 million in cash, the cash price originally paid by EKI. The Company retired the 2006 Debentures shortly thereafter.

In October 2004, in connection with the settlement of the 2006 Debentures, EKI converted all of its then outstanding loans to EarthShell ($2,755,000) into unregistered common stock at $3.00 per share and $0.53 million of accumulated interest at $4.00 per share for a total of 1,051,494 shares received by EKI. These shares are not subject to registration rights. As of December 31, 2004, the loans from EKI to EarthShell had all been retired.

In May of 2005, an additional 44,387 shares were issued to EKI pursuant to a 90 day price protection provision, which provided for an adjustment in the effective conversion price of the interest portions of the Simple Interest Loans from $4.00 per share to $3.00 per share.


Pursuant to the Board's approval in February, 2005, the Company also granted a ten year warrant to Essam Khashoggi, the Company's beneficial largest shareholder to purchase one million shares of the Company's common stock at $3.00 per share in consideration of his continued support of the Company since its inception, including providing bridge loans either directly or through EKI at below market terms from time to time. The warrant was issued in August, 2005.


On October 11, 2005, the Company entered into a loan arrangement (the "2005 EKI Loan") with EKI pursuant to which the Company issued to EKI a promissory note in the principal amount of $1.0 million. As of December 31, 2005, EKI had advanced $0.85 million with the balance being funded by the second week of January 2006. Interest accrues on the principal balance of the 2005 EKI Loan at a variable per annum rate, as of any date of determination, that is equal to the rate published in the "Money Rates" section of The Wall Street Journal as being the "Prime Rate", compounded monthly. All accrued but unpaid interest and outstanding principal is due and payable on the earliest to occur of the following: (i) the second anniversary of the date of the EKI Loan; (ii) five days following the date the Company has received $3.0 million or more in aggregate net cash proceeds from all financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services (including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), measured from the date of the EKI Loan and not taking into account the proceeds advanced under the EKI Loan; or (iii) the occurrence of an Event of Default (as defined in the 2005 EKI Loan).

On July 28, 2006, the Company entered into a Loan and Mutual Release Agreement (the "Agreement") with E. Khashoggi Industries, LLC ("EKI"), the Company's largest stockholder. Pursuant to the Agreement, EKI advanced $350,000 directly to the Company and an additional $150,000 to a law firm on behalf of the Company to cover legal fees related to patent renewals. The Agreement also contains mutual releases of any and all claims, known or unknown, which the respective parties may have through the date of the Agreement under existing license, debt conversion and service agreements. The Company executed and delivered two Promissory Notes to EKI on July 28, 2006; one in the amount of $350,000 and the other in the amount of $150,000. Interest accrues on the principal balance of the $350,000 note at a variable per annum rate, as of any date of determination, that is equal to the rate published in the "Money Rates" section of The Wall Street Journal as being the "Prime Rate", compounded monthly. The $150,000 note is non-interest bearing. All accrued but unpaid interest and outstanding principal under the notes is due and payable on the earliest to occur of the following: (i) the second anniversary of the date of the note; (ii) five days following the date the Company has received $3.0 million or more in aggregate net cash proceeds from all financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services (including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), occurring subsequent to the date of the notes.


On September 29, 2006, the Company executed a Promissory Note in the amount of $250,000 with E. Khashoggi Industries, LLC, the Company's largest stockholder. Pursuant to the Note, EKI made an initial advance of $150,000 on September 29, 2006. An additional amount of $100,000 will be funded to the Company within the next 30 days. Interest accrues on the principal balance of the Note at a 5.13% per annum rate, compounded annually. All accrued but unpaid interest and outstanding principal under the note is due and payable on the earliest to occur of the following(i) five days following the date the Company has received significant net cash proceeds from new financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services (including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), occurring subsequent to the date of the note or, (ii) the date the existing notes from EKI to EarthShell become due and payable.


In September of 2004, as part of an overall restructuring of its debt, EarthShell entered into an agreement with Biotec to convert $1.475 million of the $2.475 million of accrued license fees owing to Biotec as of September 1, 2004, plus accrued interest into 491,778 shares of EarthShell common stock and to eliminate, the $100,000 per month minimum license fee. In December of 2004, EarthShell paid to Biotec $125,000, leaving a balance of $875,000 as of December 31, 2004. During 2005, the balance was further reduced to $837,145 and assigned to EKI. Also on October 11, 2005, the Company entered into the Debt Conversion Agreement with EKI, pursuant to which the Company and EKI agreed that a payable in an amount equal to $837,146 (previously owed to the Biotec Group but subsequently assigned to EKI) be converted into 279,048 shares of common stock of the Company. The conversion price equaled $3.00 per share. Pursuant to the Debt Conversion Agreement, the Company and EKI released each other from any and all claims in connection with the payable.

Under the terms of the EKI License Agreement and an amended and restated Patent Agreement for the Allocation of Patent Costs by and between the Company and EKI, EarthShell has the obligation to pay the patent prosecution and maintenance costs for those patents which i) "directly relate to" its field of use, and which ii) "primarily benefit" EarthShell. Any patents granted in connection with the EarthShell Technology are the property of EKI, and EKI may obtain a benefit therefrom, including the utilization and/or licensing of the patents and related technology in a manner or for uses unrelated to the license granted to the Company in the foodservice disposables field of use. Effective January 1, 2001, EarthShell assumed direct responsibility to manage and maintain the patent portfolio underlying the EKI License Agreement with EKI and continues to pay directly all relevant costs.

See Notes to Consolidated Financial Statements - Related Party Transactions for a further discussion of the relationship with EKI and other related party matters.

BIOTEC LICENSE AGREEMENT. On July 29, 2002 the Company entered into a license and information transfer agreement (the "Biotech License Agreement") with bio-tec Biologische Naturverpackungen GmbH & Co. KG and bio-tec Biologische Naturverpackungen Forschungs und Entwicklungs GmbH (the "Biotec Group") to utilize the Biotec Group technology for foodservice disposable packaging applications. EKI had previously granted to the Company priority rights to license certain product applications on an exclusive basis from the Biotec Group in consideration for the Company's payment of a $100,000 minimum monthly payment to Biotec. In addition, in consideration for the monthly payment, the Biotec Group agreed to render technical services to the Company at the Biotec Group's cost plus five percent . The licensing fee and services arrangements were continued in the Biotec License Agreement. Under the terms of the Biotec License Agreement, the Biotec Group was entitled to receive 25% percent of any royalties or other consideration that the Company receives in connection with the sale of products utilizing the Biotec Group technology, after applying a credit for all minimum monthly payments received. In connection with the issuance of the 2006 Debentures, the Biotec Group agreed to subordinate the licensee fee payments due from EarthShell until the debentures were retired. During this period, the license fees due to the Biotec Group were accrued.

In September of 2004, as part of an overall restructuring of its debt, EarthShell and Biotec entered into an agreement to convert $1.475 million of the $2.475 million of accrued license fees as of September 1, 2004, plus accrued interest into 491,778 shares of EarthShell common stock and to eliminate, for two years, the $100,000 per month minimum license fee. In December of 2004, the amended Biotec License Agreement was further amended and EarthShell paid to Biotech $125,000, leaving a balance owing of approximately $875,000, which was subsequently reduced to approximately $837,000. On August 31, 2005, in connection with the sale of Biotec by EKI, Biotec License Agreement was again amended and restated (the "Amended and Restated Biotec License") and the minimum monthly payment to retain exclusivity was completely eliminated and the balance of approximately $837,000 owing to EarthShell was assigned by the Biotec Group to EKI. Under the Amended and Restated Biotec License, the Company has a fully paid up license to use the Biotec technology in the EarthShell fields of use, with certain limited exclusions, exclusively through June 2008. The Company can maintain its exclusivity provided it has been successful in commercializing the Biotec technology and is making certain minimum royalty payments under the license by June 2008. As of October 11, 2005, the Company has paid to the Biotec Group $125,000 in cash, has converted approximately $1.475 million into 491,778 shares of unregistered stock, and has assigned the balance owing to the Biotec Group of $837,000 to EKI. The $837,000 balance was ultimately converted by EKI in October 2005 into shares of EarthShell common stock at $3.00 per share (see "Relationship with EKI" above).

COMPETITION

Competition among food and beverage container manufacturers in the foodservice industry is intense. Virtually all of these competitors have greater financial and marketing resources at their disposal than does the Company, and many have established supply, production and distribution relationships and channels. Companies producing competitive products may reduce their prices or engage in advertising or marketing campaigns designed to protect their respective market shares and impede market acceptance of EarthShell Packaging.

Several paper and plastic disposable packaging manufacturers and converters and others have made efforts to increase the recycling of these products. Increased recycling of paper and plastic products could lessen their harmful environmental impact, one major basis upon which the Company intends to compete. A number of companies have introduced or are attempting to develop biodegradable starch-based materials, plastics, or other materials that may be positioned as potential environmentally superior packaging alternatives. It is expected that many existing packaging manufacturers may actively seek to develop competitive alternatives to the Company's products and processes. While the Company believes the patents it licenses from EKI uniquely position the Company to incorporate a proportion of low cost, inorganic fillers with its material, which, relative to other starch-based or specialty polymers, will result in lower material costs, the development of competitive, environmentally attractive, disposable foodservice packaging could render the Company's technology obsolete and could have an adverse effect on the business, financial condition and results of operations of the Company.

GOVERNMENT REGULATION

The manufacture, sale and use of EarthShell Packaging are subject to regulation by the U.S. Food and Drug Administration (the "FDA"). The FDA's regulations are concerned with substances used in food packaging materials, not with specific finished food packaging products. Thus, food and beverage containers are in compliance with FDA regulations if the components used in the food and beverage containers: (i) are approved by the FDA as indirect food additives for their intended uses and comply with the applicable FDA indirect food additive regulations; or (ii) are generally recognized as safe for their intended uses and are of suitable purity for those intended uses.

The Company believes that EarthShell Packaging plates, bowls and hinged-lid containers and all other current and prototype EarthShell Packaging products of the Company are in compliance with all requirements of the FDA and do not require additional FDA approval. The Company cannot be certain, however, that the FDA will agree with these conclusions.

AVAILABLE INFORMATION

The Company's internet website is www.earthshell.com. The Company makes available free of charge on its website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, reports filed pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and amendments to those reports as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC. Materials the Company files with the SEC may be read and copied at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. This information may also be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. The Company will provide a copy of any of the foregoing documents to shareholders upon request.

MANAGEMENT AND EMPLOYEES


Currently, the Company has six employees. The Company's employees are not represented by a labor union, and the Company believes it has a good relationship with its employees.


The Company established a qualified 401(k) plan for all of its employees in 1998. The 401(k) plan allows employees to contribute, on a tax-deferred basis, up to fifteen percent of their annual base compensation subject to certain regulatory and plan limitations. The Company uses a discretionary matching formula that matches one half of the employee's 401(k) deferral up to a maximum of six percent of annual base compensation. The 401(k) employer match was $24,842 in 2005, $24,311 in 2004, and $44,047 in 2003.

DESCRIPTION OF PROPERTY


In November 2005, the Company closed its California operations and relocated its corporate headquarters to its current location at 1301 York Road, Suite 200, Baltimore, Maryland 21093. The Company leases 3,353 square feet of this office space on a month to month basis. The Company's monthly lease payment with respect to this space is approximately $5,500. The Company believes it will be able to lease comparable space at a comparable price when this lease expires.


LEGAL PROCEEDINGS


The Company has been engaged in litigation with two (2) equipment suppliers seeking to collect a total of approximately $600,000 for manufacturing equipment in connection with the Company's former Goettingen, Germany manufacturing line that is no longer in service. The entire amount claimed in the litigation has already been accrued as part of the Company's accounts payable. During the first half of 2006, the Company reached settlements with both of these equipment suppliers and the litigation matters have been dismissed.


The Company has been engaged in settlement discussions with Baltimore County, Maryland (the "County") related to personal property taxes that are owed to the County. The County holds a judgment against the Company in the amount of $963,648 for personal property taxes for the years 1999 through 2005. However, the amount of the taxes owed was calculated in error by the County. As a result, the County has offered to reduce to judgment to $92,287 plus accrued interest pending the Company entering into a satisfactory payment plan with the County. On June 23, 2006, the Company entered into a payment plan with the County to satisfy the judgment. As part of the settlement, the County will reduce its recorded judgment to $92,287.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of each of the Company's executive officers. Subject to rights under any employment agreements, officers of the Company serve at the pleasure of the Board of Directors (the "Board").


                                                                         Officer
          Name             Age                    Position                Since
-------------------------  ---  ---------------------------------------  -------
Vincent J. Truant          59   Chief Executive Officer, President and     1998
                                Chairman of the Board
D. Scott Houston           52   Chief Financial Officer, Secretary and     1993
                                Director
Paul Susie                 39   Principal Accounting Officer               2005



The following is a biographical summary of the experience of each of the executive officers:

Vincent J. Truant has served as the Company's Chief Executive Officer since August 26, 2005, as President since 2002 and as a Director since 2005. In February 2005, Mr. Truant was also elected Chairman of the Board of EarthShell. From May 15, 2002 to August 26, 2005, Mr. Truant served as the Company's President and Chief Operating Officer. From March 2001 to May 2002, Mr. Truant served as Senior Vice President and Chief Marketing Officer of the Company. From October 1999 to March 2001, and from March 1999 to October 1999, respectively, he served as Senior Vice President and as Vice President of Marketing, Environmental Affairs and Public Relations, and from April 1998 to March 1999 as Vice President of Marketing and Sales. During a prior fifteen (15) year tenure at Sweetheart Cup Company ("Sweetheart"), Mr. Truant served as Vice President and General Manager for the National Accounts Group and the McDonald's Corporation Strategic Business Units. Before joining Sweetheart, Mr. Truant was engaged in both domestic and international marketing assignments for Philip Morris Inc. and its subsidiary, Miller Brewing Company, as well as Eli Lilly & Company.

D. Scott Houston has served as the Company's Chief Financial Officer since October 1999, as the Company's Secretary since December 1999 and as a Director since 2005. From January to October 1999, Mr. Houston served as Senior Vice President of Corporate Planning and Assistant Secretary. From July 1993 until January 1999, Mr. Houston served as Chief Financial Officer. From August 1986 until joining the Company, he held various positions with EKI and its affiliates, including Chief Financial Officer and Vice President of CTC from 1986 to 1990. From 1984 to 1986, Mr. Houston operated Houston & Associates, a consulting firm. From July 1980 until September 1983, Mr. Houston held various positions with the Management Information Consulting Division of Arthur Andersen & Co., an international accounting and consulting firm.

Paul B. Susie has served as the Company's Controller since October 2005. From March 1998 until joining the Company, Mr. Susie held positions as controller for Baltimore Marine Industries, Inc. and more recently American Pool Enterprises, Inc. (a division of First Service Corporation). From 1994 to 1998, Mr. Susie held various audit, tax and consulting positions with Stegman & Company, a regional accounting and consulting firm. From 1991 to 1994, Mr. Susie served in the audit division of PriceWaterhouseCoopers, an international accounting and consulting firm.

DIRECTORS

The Board of the Company is currently comprised of five (5) members. All Directors are elected each year at the annual meeting of stockholders. The following table sets forth the name and age of each director, the year the Director was first elected and his position with the Company:


                                                                        Director
          Name            Age                    Position                 Since
------------------------  ---  ---------------------------------------  --------
Vincent J. Truant          59   Director, Chief Executive Officer and     2005
                                President
D. Scott Houston           52   Director, Chief Financial Officer and     2005
                                Secretary
Hamlin M. Jennings         58   Director                                  2003
Walker Rast                70   Director                                  2003
Michael C. Gordon          70   Director                                  2005


The following is a biographical summary of the experience of each of the Company's Directors. For biographical summaries of the experience of Messrs. Truant and Houston, kindly refer to the summaries of Executive Officers' experience provided above:


Hamlin M. Jennings has served as a Director of the Company since January 1, 2003. Since 1987, Dr. Jennings has been a Professor in the Civil and Environmental Engineering Department and the Materials Sciences and Engineering Department at Northwestern University. Prior to his appointment at Northwestern, Dr. Jennings worked at the National Institute of Standards and Technology, Imperial College London, and the

University of Cape Town. He is a fellow of the Institute of Materials in the United Kingdom and Fellow of the American Ceramic Society. Dr. Jennings received a Ph.D. in materials science from Brown University in 1975, and a Bachelor of Science in Physics from Tufts University in 1969. Additionally, Dr. Jennings is owner and President of Evanston Materials Consulting Corporation, founded in 1997, which specializes in cement-based materials and coatings. Dr. Jennings holds twelve (12) patents, is the associate editor of two (2) journals and has published over 120 scientific papers.


Walker Rast has served as a Director of the Company since September 2003, when he was appointed to fill the vacancy created by the resignation of Mr. Bert Moyer from the Board in August 2003. Mr. Rast is currently a business consultant and a member of the Educational Foundation Board of the University of South Carolina and a member of the Advisory Board of the College of Engineering and Information Technology. From 1987 to 1994, Mr. Rast was a member of the Executive Board of Directors of Royal Packaging Industries Van Leer, a worldwide packaging company based in the Netherlands. From 1979 to 1987, Mr. Rast was President of Keyes Fibre Company (now know as The Chinet Company), first (1st) an operating group of Arcata Corporation and then of Royal Packaging Industries Van Leer. Mr. Rast held various executive positions with Arcata Corporation for over ten years, and was previously with U.S. Gypsum Corporation for over ten
(10) years.

Michael C. Gordon was appointed to the Board of Directors in June 2005. Mr. Gordon is currently the Director of SEC Services for Gumbiner Savett Inc., Certified Public Accountants and Business Advisors. From 1990 through 2001, Mr. Gordon was an audit partner with BDO Seidman, where he was in charge of the audit department of the Los Angeles office. From 1977 to 1990, he was an audit partner with Laventhol and Horwath where he was also in charge of the audit department of the Los Angeles office. Prior to 1977, he was an audit partner with Arthur Young & Company. Mr. Gordon has over forty years of public accounting, SEC, and financial reporting experience. The Board of Directors has determined that Mr. Gordon qualifies as an "audit committee financial expert" as that term is defined in Item 401(h)(2) of Regulation S-K in the Securities Exchange Act of 1934. Mr. Gordon is serving as Chairman of the Audit Committee.

COMMITTEES OF THE BOARD OF DIRECTORS

At the annual meeting of the Board in July 2005, the Company reorganized the Committees of the Board, Currently, the Board maintains three (3) standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee. The Board has written charters for each of its committees.

Director nominees are recommended to the full Board by the Corporate Governance and Nominating Committee with input from Management. The committees are presently comprised of the following Directors:

                                                         Corporate Governance &
Audit Committee              Compensation Committee      Nominating Committee
---------------------------  --------------------------  -----------------------
Mr. Gordon (Chair)           Dr. Jennings (Chair)        Mr. Rast (Chair)
Mr. Rast                     Mr. Gordon                  Dr. Jennings
Dr. Jennings                 Mr. Rast                    Mr. Gordon


EXECUTIVE COMMITTEE

The Executive Committee was dissolved at the July 2005 annual meeting of the Board in connection with the reorganization of Board and the Board committees. Prior to being dissolved, the Executive Committee held frequent meetings in 2005, and at times took action by unanimous written consent in lieu of meetings. The primary function of the Executive Committee was to perform all of the duties otherwise vested in the Board when the Board is not in session, except for the following matters which have not been delegated to the Executive Committee: (a) declaring cash or stock dividends or distributions to stockholders of the Company; (b) taking action on matters otherwise specifically delegated to other committees of the Board of Directors; (c) amending or repealing the Certificate of Incorporation or Bylaws of the Company, or adopting new ones; (d) approving a plan of merger, acquisition or divestiture or sale, lease or exchange of substantially all of the business, properties or assets of the Company; (e) authorizing or approving the issuance or sale of shares of stock of the Company;
(f) authorizing the Company to perform or make a contract or commitment that requires a financial commitment by the Company exceeding the applicable amount budgeted under the operating budget or capital budget approved by the Board, if such contract or commitment, together with any other such contract or commitment, involves a payment by the Company of more than $1 million in the aggregate; and (g) electing or removing officers, directors or members of any committee of the Board. The Executive Committee functioned according to a written charter.

COMPENSATION COMMITTEE

The Compensation Committee held two (2) meetings in 2005. At the annual meeting of the Board in July 2005, the Stock Options Committee was dissolved and the functions of that committee were assumed by the Compensation Committee.

Prior to August 2005, the functions of the Compensation Committee included:

(a) reviewing and recommending to the Board of Directors the annual base salary, bonus and other benefits for each of the senior executive officers of the Company; (b) reviewing and commenting on new executive compensation programs that the Company proposes to adopt; (c) periodically reviewing the results of the Company's executive compensation and perquisite programs to ensure that they are properly coordinated to yield payments and benefits that are reasonably related to executive performance; (d) helping to ensure that a significant portion of executive compensation is reasonably related to the long-term interests of the stockholders; (e) participating in the preparation of certain portions of the Company's annual proxy statement; (f) hiring a compensation expert to provide independent advice on compensation levels, if necessary; and
(g) helping to ensure that the Company undertakes appropriate planning for management succession and advancement.

On August 11, 2005, a new charter was adopted for the Compensation Committee. As outlined in the new charter, the functions of the Compensation Committee include: (a) oversee the Company's overall compensation structure, policies and programs, and assess whether the Company's compensation structure establishes appropriate incentives for management and employees; (b) review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer (the "CEO"), evaluate the CEO's performance in light of those goals and objectives, and either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO's compensation level based on this evaluation; (c) administer and make recommendations to the Board with respect to non-CEO compensation and the Company's incentive-compensation and equity-based compensation plans; (d) review and recommend to the Board the annual base salary, bonus, and other benefits for the executive officers of the Company with the goal of ensuring that a significant portion of executive compensation is reasonably related to the long-term interests of the stockholders; (e) approve stock option and other stock incentive awards for executive officers; (f) review and approve the design of other benefit plans pertaining to executive officers; (g) review and recommend employment agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; (h) approve, amend or modify the terms of any compensation or benefit plan that does not require shareholder approval; (i) review periodically succession plans relating to positions held by executive officers, and make recommendations to the Board regarding the selection of individuals to fill these positions; (j) annually evaluate the performance of the Committee and the adequacy of the committee's charter; and (k) produce a Committee report on executive compensation as required by the Securities and Exchange Commission (the "SEC") to be included in the company's annual proxy statement filed with the SEC.

AUDIT COMMITTEE

The Audit Committee held four (4) meetings in 2005. Previous to August 11, 2005 the functions of the Audit Committee included:

(a) engaging an accounting firm to act as the Company's independent external auditor (the "Auditor"); (b) determining the Auditor's compensation, the proposed terms of its engagement, its independence from the Company and its performance during each year of its engagement; (c) reviewing the Company's annual financial statements and significant disputes, if any, between management of the Company and the Auditor that arise in connection with the preparation of those financial statements; (d) reviewing the results of each external audit;
(e) reviewing the procedures employed by the Company in preparing published quarterly financial statements and related management commentaries; (f) reviewing any major changes proposed to be made in auditing and accounting principles and practices in connection with the Company's financial statements;
(g) reviewing the adequacy of the Company's internal financial controls; and (h) if the Company appoints a Director of Internal Audit, meeting periodically with that person to evaluate compliance with the foregoing duties.

On August 11, 2005, a new charter was adopted for the Audit Committee. As outlined in the new charter, the functions of the Compensation Committee include: a) oversee the Company's accounting and financial reporting processes and the audits of the Company's financial statements; b) oversee the Company's compliance with legal and regulatory requirements; c) oversee the outside auditor's qualifications and independence; d) oversee the performance of the company's internal audit function and outside auditor; e) oversee the Company's system of disclosure controls and system of internal controls; and f) prepare the report required by the rules of the SEC to be included in the Company's annual proxy statement.

The Company's Audit Committee is to be comprised of at least three (3) independent Directors. Mr. Gordon serves as Chairman of the Audit Committee. The Board has determined that Mr. Gordon is an "audit committee financial expert" as that term is defined in Item 401(h)(2) of Regulation S-K in the Securities Exchange Act of 1934, as amended. The Committee is currently comprised of Messrs. Gordon, Jennings and Rast, each of whom are independent Directors within the meaning of the National Association of Securities Dealers' listing standards.

STOCK OPTION COMMITTEE

The Stock Option Committee was dissolved in connection with the reorganization of the Board and the committees of the Board at the annual meeting of the Board in July 2005. The functions of the Stock Option Committee are now carried out by the Compensation Committee, as outlined above. Previous to being dissolved, the Stock Option Committee held two (2) meetings in 2004 and one (1) meeting in 2005. The Stock Option Committee was responsible for administering the Company's 1994 Stock Option Plan and 1995 Stock Incentive Plan (collectively, the "Plans") including, without limitation, the following:

(a) adopting, amending and rescinding rules relating to the Plans; (b) determining who may participate in the Plans and what awards may be granted to such participants; (c) granting awards to participants and determining the terms and conditions thereof, including the number of shares of common stock issuable pursuant to the awards; (d) determining the terms and conditions of options automatically granted to directors pursuant to the Plans; (e) determining whether and the extent to which adjustments are required pursuant to the anti-dilution provisions of the Plans; and (f) interpreting and construing the Plans and the terms and conditions of any awards granted thereunder.

CONFLICTS COMMITTEE / CORPORATE GOVERNANCE & NOMINATING COMMITTEE

At the annual meeting of the Board in July 2005, the Conflicts Committee was dissolved and a new Corporate Governance and Nominating Committee was organized. The Conflicts Committee held two (2) meetings in 2005. The functions of the Conflicts Committee included reviewing potential related party or conflict of interest transactions to: (a) determine whether each such transaction is on at least as favorable terms to the Company as might be available from other third parties, (b) determine whether such transactions are reasonably likely to further the Company's business activities and interests, (c) determine whether the process by which the decision to enter into such transactions was approved or ratified and is fair, (d) help ensure that all such transactions are disclosed in the Company's filings with the SEC as necessary and (e) if necessary, retain an independent expert to determine the advisability of the Company's entering into such transactions, and to determine fair terms for such transactions.

A charter for the Corporate Governance and Nominating Committee was adopted on August 11, 2005. The functions of the Corporate Governance and Nominating Committee include: a) identifying qualified individuals to become Board members;
b) determining the composition of the Board and its committees; c) considering questions of possible conflicts of interest; d) developing and implementing the Company's corporate governance guidelines; and e) monitoring a process to assess Board effectiveness.

BOARD AND COMMITTEE ATTENDANCE

The Board of Directors held twelve (12) meetings in 2005. All Directors attended at least seventy-five percent (75%) of the Board meetings and the meetings of the Committees on which they served.

INDEPENDENT AUDITORS

The Audit Committee pre-approved the engagement of Farber, Hass, Hurley & McEwen, LLP (formerly Farber & Hass, LLP) to provide both audit and tax services for the fiscal year ended December 31, 2005, including the quarterly reviews for the three quarters of 2005. Farber, Hass, Hurley & McEwen. LLP provided no other audit services, audit-related services, tax services or permitted non-audit services for and during the fiscal year ending 2005. The Audit Committee adopted a pre-approval policy relating to audit services for all audit-related services, tax services and non-audit services to be performed by its auditors from 2004 onward.

During the fiscal year ended December 31, 2005, the following audit, audit-related, tax and other fees were incurred by the Company:

Audit Fees. For the year ended December 31, 2005, Farber Hass Hurley & McEwen, LLP charged the Company an aggregate of approximately $94,200 for professional services rendered for the 2005 audit of the Company's financial statements and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the three quarters of 2005.

Audit-Related Fees. During the year ended December 31, 2005, the Company incurred no fees for services related to Farber Hass Hurley & McEwen, LLP (formerly Farber & Hass, LLP.) review of the Company's financial statements included in various SEC documents that are not included in "Audit Fees" and during the year-ended December 31, 2005.

Tax Fees. During the year ended December 31, 2005, the Company incurred fees of $8,750 for Farber Hass Hurley & McEwen, LLP (formerly Farber & Hass, LLP) preparation of its tax returns.

All Other Fees. None.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the internal control system. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors, and has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with them their independence from the Company and its management. The Audit Committee has further considered whether, and determined that, the independent auditors' provision of non-audit services to the Company is compatible with the firm's independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

COMPENSATION OF DIRECTORS

The Board pays to each non-employee Director an annual retainer fee of $20,000, payable quarterly, plus a fee of $1,000 for each regular meeting attended in person. Committee chairpersons receive an additional $1,000 per quarter except for the chairman of the audit committee, who receives an additional $3,000 per quarter. All of the directors, except for Messrs. Truant and Houston, are considered to be non-employee Directors of the Company.

The 1995 Stock Incentive Plan provides that each non-employee Director automatically be granted options to purchase 25,000 shares of the Company's common stock, effective at the conclusion of each annual meeting. All such stock options have an exercise price equal to the "fair market value" of the underlying shares, which is defined in the 1995 Stock Incentive Plan as the closing trading price on the day before such annual meeting.


In April 2004, based on the financial condition of the Company, the Board unanimously agreed to defer the payment of the Director fees discussed above until such time as the financial condition of the Company improves. Certain of the deferred Directors' fees have been paid subsequent to April 2004. In June 2005, the Board granted to each of the Company's non-employee Directors who have served during the past year 10,000 restricted shares of the Company's common stock. Additionally, all current directors' owed were converted into shares of EarthShell's common stock as of June 30, 2006. The conversion rates used were $1.71 and $2.05 for fees due through March 31, 2006 and June 30, 2006, respectively.


In June, 2005, Mr. Gordon was appointed to the Board to fill the vacancy created by the resignation of Dr. Roland. Mr. Gordon received an initial grant of 10,000 restricted shares of the Company's common stock.

CODE OF ETHICS

The Company has adopted a Code of Ethics that applies to all Directors, officers and employees, including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer of the Company. The Company has posted its Code of Ethics on its website at www.earthshell.com. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of its Code of Ethics that applies to the Company's Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Controller, or persons performing similar functions and that relates to an element enumerated in Item 406(b) of Regulation S-K by posting such information on its website.

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to the compensation of the Named Executive Officers. The "Named Executive Officers" include, (i) the Company's Chief Executive Officer, (ii) the Company's executive officers as of December 31, 2005; and (iii) two (2) additional individuals who were not executive officers as of the year ended December 31, 2005. The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during the periods set forth below.

                           SUMMARY COMPENSATION TABLE


                                                                                              Long-Term
                                                                                             Compensation
                                                                 Annual Compensation           Awards
                                                    ---------------------------------------  ------------
                                                                                              Securities
                                       Fiscal year                             Other Annual   Underlying
 Name and                                 Ended         Salary       Bonus     Compensation    Options
 Principal Position                    December 31        ($)         ($)         ($)(1)         (#)
 ------------------------------------  -----------  -----------   -----------  ------------  ------------
 Vincent J. Truant                            2005  $  366,667(2) $        --  $    1,747       350,000
   Chairman of the Board, Chief
   Executive Officer and Former
   President                                  2004     350,000           --         2,625        50,000
                                              2003     350,000           --         3,063        20,833

 D. Scott Houston (3)                         2005     256,096 (3)   71,104 (4)     6,029       375,000
   Chief Financial Officer and                2004     184,978      142,222 (4)     3,590        50,000
   Secretary                                  2003     327,200           --         2,454        20,833


 Paul B. Susie (5)                            2005      24,724 (5)       --           544        40,000
   Principal Accounting Officer

 Simon K. Hodson                              2005     395,444 (6)           --     5,833       500,000
   Former Chairman of the Board               2004     500,000 (6)           --     2,750       400,000 (7)
   and Former Chief Executive Officer         2003     500,000               --     2,250        41,667 (7)

----------
(1) Reflects payments under the Company's 401(k) plan and accrued vacation payments. The Company provides various perquisites to its executives which, in accordance with SEC regulations, are not itemized because their value is less than ten percent (10%) of the executive's salary.

(2) Reflects a mid-year salary adjustment effective September 1, 2005 as a result of Mr. Truant's becoming Chief Executive Officer of the Company on that date.

(3) Includes $35,552 in deferred salary. Also includes $7,200 in car allowance made to Mr. Houston in 2003, 2004, and 2005.

(4) Represents deferred compensation that has been re-characterized as a bonus by the Board in 2006. These amounts will be paid at a future time when the Company is financially able to do so.

(5)   Mr. Susie joined the Company on October 31, 2005.

(6) Includes $141,667 deferred salary for 2004 and $166,667 in 2005. Mr. Hodson resigned on August 31, 2005. He was retained by the Company as a consultant through October 31, 2005 and was paid his salary through that date.

(7) These option grants expired under their terms shortly after Mr. Hodson left the

STOCK OPTION GRANTS IN 2005

The following table sets forth information with respect to options to purchase shares of the Company's common stock granted in 2005 to the Named Executive
Officers:

                                                                                      Potential Realizable Value
                                                                                       at Assumed Rates of Stock
                                                                                     Appreciation for Option Term
                                                   Individual Grants                             (1)
                                 --------------------------------------------------  ----------------------------
                                 Number of   % of Total
                                   Shares      Options
                                 Underlying   Granted to    Exercise
                                  Options    Employees in   Price (Per   Expiration
Name and Principal Position       Granted        2005         Share)        Date          5%             10%
-------------------------------  ----------  ------------  ------------  ----------  -------------  -------------
Vincent J. Truant                   350,000           28%         $2.10    9/1/2015  $     771,750  $     808,500
Chairman of the Board, Chief
  Executive Officer and
  Former President

D. Scott Houston.                   300,000           24%         $1.85   5/11/2015  $     236,250  $     247,500
  Chief Financial Officer            75,000            6%         $2.15  10/12/2014        169,313        177,375
  and Secretary

Paul B. Susie                        40,000            3%         $2.15  11/29/2015  $      90,300  $      94,600
  Principal Accounting Officer

Simon K. Hodson                     500,000           39%         $1.85  10/31/2010  $     393,750  $     412,500
  Former Chairman of the
  Board and Former Chief
  Executive Officer


----------
(1) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. In each case, the Company would use the market price of the Common Stock on the date of grant to compute the potential realizable values.

AGGREGATED OPTION EXERCISES IN 2005 AND 2005 YEAR END OPTION VALUES

The following table sets forth for the Named Executive Officers information with respect to options exercised, unexercised options and year-end option values, in each case with respect to options to purchase shares of the Company's common stock.

                                                             Number of Securities
                                                            Underlying Unexercised        Value of Unexercised
                                                           Options at Fiscal Year End    In-the-Money Options at
                                                                      2005               Fiscal Year End 2005 (1)
                                                           --------------------------  --------------------------
                                   Shares
                                 Acquired on       Value
 Name and Principal Position      Exercise       Realized  Unexercisable  Exercisable  Unexercisable  Exercisable
 ------------------------------  ------------  ----------  -------------  -----------  -------------  -----------
 Vincent J. Truant                         --          --        450,000       32,917   $    100,000   $       --
 Chairman of the Board, Chief
   Executive Officer and
 Former President

 D. Scott Houston                          --          --         97,500      398,958        100,000      600,000
 Chief Financial Officer
 and Secretary

 Paul B. Susie
 Principal Accounting Officer              --          --         30,000       10,000             --           --

 Simon K. Hodson                           --          --             --      500,000             --    1,000,000
 Former Chairman of the
 Board and Former Chief
 Executive Officer

----------
(1) The market price of the Company's common stock at December 30, 2005 was $2.00.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS
      Vincent J. Truant entered into an employment agreement with the Company on August 26, 2005. Pursuant to the agreement, Mr. Truant receives and annual salary of $400,000. Additionally, Mr. Truant was granted options to acquire 350,000 shares of the Company's stock at an exercise price equal to the market share price of the Company's common stock at the close of trading on August 26, 2005, ($2.10 per share). Mr. Truant may also be granted an annual bonus and/or additional stock options or restricted stock at the sole discretion of the Compensation Committee of the Board of Directors.

      D. Scott Houston entered into a written employment agreement with the Company on October 19, 1993, which may be terminated at any time, with or without cause, upon thirty (30) days notice. Mr. Houston receives an annual salary of $320,000, subject to annual review and increase at the discretion of the Board of Directors. Currently, two-thirds of his annual salary is payable in cash and one-third is accrued as deferred compensation, to be paid at a future date as the Company is financially able to do so. Mr. Houston may also be entitled to receive bonuses and/or options or other rights to acquire the Common Stock at the sole discretion of the Compensation Committee of the Board of Directors. Mr. Houston also receives a car allowance of $600 per month. In order to conserve cash until the Company is able to establish its royalty revenue stream, in April 2004, Mr. Houston voluntarily agreed to go part time and to reduce his base salary 75%, which resulted in a reduction of his cash compensation to $80,000 per year. Mr. Houston continued to work much more than was originally contemplated and in October 2004, the cash portion of Mr. Houston's salary was adjusted to a rate of $213,333 per year. The Company also agreed to payout Mr. Houston's accrued vacation pay in the amount of $61,540, which was paid over several pay periods in 2005. As of September 1, 2005, Mr. Houston resumed his full time status with the Company, at his original salary of $320,000 per year, and has agreed to accept two-thirds of his salary in cash as outlined above and one-third in the future as deferred compensation. In 2005, based on his continued contributions at significantly reduced compensation during the Company's difficult financial period, the Board approved the grant to Mr. Houston of a deferred compensation award as a bonus relating to that period, to be paid at such future time as the Company is financially able to do so. Total accrued deferred compensation due to Mr. Houston as of the year ended December 21, 2005 was $248,889, of which $213,337 is deferred bonus, and $35,552 is deferred salary since September 1, 2005.



SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's officers and Directors and persons who beneficially own more than ten percent (10%) of the Company's Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent (10%) beneficial owners are required by the SEC to furnish the Company with copies of all Forms 3, 4 and 5 that they file. Based solely upon the Company's review of the copies of such forms it has received, and certain other information available to it, to the best of the Company's knowledge:

EKI, a ten percent (10%) beneficial owner, did not timely file one report reporting three conversions of debt. The conversions of debt were reported on November 15, 2004.

Mr. Khashoggi did not timely file one (1) report reporting the gift of shares of common stock to each of his three (3) children and one (1) report reporting the conversion of debt by EKI, an affiliate of Mr. Khashoggi, described above. The gift was reported on May 20, 2005 and the conversions of debt by EKI were reported on February 24, 2006.

Mrs. Khashoggi did not timely file one (1) report reporting her husband's gift of shares of common stock reported above and one (1) report reporting the conversion of debt by EKI, an affiliate of Ms. Khashoggi, described above. The gift was reported on May 20, 2005 and the conversions of debt by EKI were reported on February 24, 2006.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All decisions relating to executive compensation during 2005 were made by the Company's Compensation Committee. None of the members of the Committee were officers of the Company in 2005.

Mr. Essam Khashoggi and E. Khashoggi Industries represent a greater than 10% ownership in the Company. The following transactions occurred during 2005.

During 2002 and 2003, EKI made various simple interest working capital loans to the Company (the "Simple Interest Loans"). As part of the settlement of the 2006 Debentures in October of 2004, EKI agreed to convert all of the outstanding Simple Interest Loans to EarthShell ($2,755,000) into unregistered common stock at $3.00 per share and $532,644 of accumulated interest into unregistered common stock at $4.00 per share, for a total of 1,051,494 shares received by EKI. In May 2005, an additional 44,387 shares were issued to EKI pursuant to a ninety
(90) day price protection clause, which provided for an adjustment in the effective conversion price of the interest portions of the Simple Interest Loans from $4.00 per share to $3.00 per share.

Pursuant to the Board's approval in February 2005, the Company also granted a ten (10) year warrant to Essam Khashoggi to purchase one million (1,000,000) shares of the Company's common stock at $3.00 per share in consideration of his continued support of the Company since its inception, including providing bridge loans at below market terms from time to time. The warrant was issued in August, 2005.

On October 11, 2005, the Company entered into the EKI Loan with EKI pursuant to which the Company issued to EKI a promissory note to EKI in the principal amount of $1,000,000. As of the second week of January 2006, EKI has advanced the full $1,000,000 to the Company. Interest accrues on the principal balance of the EKI Loan at a variable per annum rate, as of any date of determination, that is equal to the rate published in the "Money Rates" section of The Wall Street Journal as being the "Prime Rate", compounded monthly. All accrued but unpaid interest and outstanding principal is due and payable on the earliest to occur of the following: (i) the second (2nd) anniversary of the date of the EKI Loan;
(ii) five (5) days following the date the Company has received $3 million or more in aggregate net cash proceeds from all financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services(including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), measured from the date of the EKI Loan and not taking into account the proceeds advanced under the EKI Loan; or (iii) the occurrence of an Event of Default (as defined in the EKI Loan).

On October 11, 2005, the Company entered into the Debt Conversion Agreement with EKI, pursuant to which the Company and EKI agreed that a receivable in an amount equal to $837,145.69 (previously owed to bio-Tec Biologische Naturverpackunger GmbH & Co.KG), but which receivable was subsequently assigned to EKI) be converted into 279,048 shares of common stock of the Company. The conversion price equals $3.00 per share. Pursuant to the Debt Conversion Agreement, the Company and EKI released each other from any and all claims in connection with the receivable.

Biotec License Agreement. On July 29, 2002 the Company entered into a license and information transfer agreement (the "Biotech License Agreement") with bio-tec Biologische Naturverpackungen GmbH & Co. KG and bio-tec Biologische Naturverpackungen Forschungs und Entwicklungs GmbH (the "Biotec Group") to utilize the Biotec Group technology for foodservice disposable packaging applications. EKI had previously granted to the Company priority rights to license certain product applications on an exclusive basis from the Biotec Group in consideration for the Company's payment of a $100,000 minimum monthly payment to Biotec. In September of 2004, as part of an overall restructuring of its debt, EarthShell and Biotec entered into an agreement to convert $1.475 million of the $2.475 million of accrued license fees as of September 1, 2004, plus accrued interest into 491,778 shares of EarthShell common stock and to eliminate, for two (2) years, the $100,000 per month minimum license fee. In December of 2004, the amended Biotec License Agreement was further amended and EarthShell paid to Biotech $125,000, leaving a balance owing of approximately $875,000, which was subsequently reduced to approximately $837,000. On August 31, 2005, in connection with the sale of Biotec by EKI, Biotec License Agreement was again amended and restated (the "Amended and Restated Biotec License") and the minimum monthly payment to retain exclusivity was completely eliminated and the balance of approximately $837,000 owing to EarthShell was assigned by the Biotec Group to EKI. Under the Amended and Restated Biotec License, the Company has a fully paid up license to use the Biotec technology in the EarthShell fields of use, with certain limited exclusions, exclusively through June 2008.

The Company can maintain its exclusivity provided it has been successful in commercializing the Biotec technology and is making certain minimum royalty payments under the license by June 2008. The Company has paid to the Biotec Group $125,000 in cash, has converted approximately $1.475 million into 491,778 shares of unregistered stock, and in 2005 had assigned the balance owing to the Biotec Group of $837,000 to EKI. The $837,000 balance was ultimately converted by EKI in October 2005 into shares of EarthShell common stock at $3 per share, as described above.


Pursuant to the Board's approval in February 2005, the Company granted a warrant to Mr. Essam Khashoggi to purchase 1 million shares of the Company's common stock at $3 per share in consideration of Mr. Khashoggi's continued support of the Company since its inception, including providing bridge loans at below market terms from time to time. The warrant was issued in August, 2005 and expires in May of 2015.


      On July 28, 2006, the Company entered into a Loan and Mutual Release Agreement (the "Agreement") with E. Khashoggi Industries, LLC ("EKI"), the Company's largest stockholder. Pursuant to the Agreement, EKI advanced $350,000 directly to the Company and an additional $150,000 to a law firm on behalf of the Company to cover legal fees related to patent renewals. The Agreement also contains mutual releases of any and all claims, known or unknown, which the respective parties may have through the date of the Agreement under existing license, debt conversion and service agreements. The Company executed and delivered two Promissory Notes to EKI on July 28, 2006; one in the amount of $350,000 and the other in the amount of $150,000. Interest accrues on the principal balance of the $350,000 note at a variable per annum rate, as of any date of determination, that is equal to the rate published in the "Money Rates" section of The Wall Street Journal as being the "Prime Rate", compounded monthly. The $150,000 note is non-interest bearing. All accrued but unpaid interest and outstanding principal under the notes is due and payable on the earliest to occur of the following: (i) the second anniversary of the date of the note; (ii) five days following the date the Company has received $3.0 million or more in aggregate net cash proceeds from all financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services (including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), occurring subsequent to the date of the notes.

      On September 29, 2006, the Company executed a Promissory Note (the "EKI Note") in the amount of $250,000 with EKI, the Company's largest stockholder. Pursuant to the Note, EKI made an initial advance of $150,000 on September 29, 2006. An additional amount of $100,000 will be funded to the Company within the next 30 days. Interest accrues on the principal balance of the Note at a 5.13% per annum rate, compounded monthly. All accrued but unpaid interest and outstanding principal under the note is due and payable on the earliest to occur of the following (i) five days following the date the Company has received significant net cash proceeds from new financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services (including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), occurring subsequent to the date of the note or, (ii) the date the existing notes from EKI to the Company become due and payable.



COMPENSATION COMMITTEE CHARTER

Below describes the function of the Compensation Committee, the objectives of the Company's executive compensation program, the various components of compensation, and explains the basis upon which 2005 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the Named Executive Officers.

COMPENSATION COMMITTEE CHARTER

The Compensation Committee is charged with the following responsibilities:

o reviewing and recommending to the Board of Directors the annual base salary, bonus and other benefits for the senior executive officers of the Company;

o reviewing and commenting on new executive compensation programs that the Company proposes to adopt;

o periodically reviewing the results of the Company's executive compensation and perquisite programs to ensure that they are properly coordinated to yield payments and benefits that are reasonably related to executive performance;

o helping to ensure that a significant portion of executive compensation is reasonably related to the long-term interests of the stockholders;

o participating in the preparation of certain portions of the Company's annual proxy statement;

o if necessary, hiring a compensation expert to provide independent advice on compensation levels; and

o helping to ensure that the Company undertakes appropriate planning for management succession and advancement.


COMPENSATION COMPONENTS

The Company's executive compensation program consists of a mixture of base salary, cash bonuses and stock options. In determining the mix and total amount of compensation for each executive officer, the Compensation Committee subjectively considers each executive's overall value to the Company including past and expected contributions by the executive to the Company's goals. In addition, the Compensation Committee strives to balance short-term and long-term incentive compensation to achieve desired results.

Shortly following the Company's initial public offering in March 1998, anticipating that it would be hiring several new executives as part of its next stage of development, the Company commissioned SCA Consulting LLC ("SCA"), a Los Angeles based executive compensation consulting firm, to update its executive compensation strategy and total pay structure. As part of its assignment, SCA developed a study of the compensation practices of newly public, development stage companies. The Compensation Committee references this study as it administers each of the three components of its executive compensation program to ensure that its compensation practices are competitive and that the overall compensation package appropriately attracts, motivates, rewards, and retains key employees with outstanding abilities.

Base Salary. The Company has historically determined base salary for its executives based on qualifications, job requirements and competitive market salaries that such qualifications and job requirements command. As the Company grows, it will continue to rely on peer group competitive compensation practices to remain consistent and competitive in its compensation practices.

Salaries for executives are reviewed by the Compensation Committee on an annual basis and may be adjusted based upon their assessment of the individual's contribution to and financial growth of the Company as well as competitive pay levels.


The Company paid base compensation to Mr. Vincent Truant, Chairman of the Board and Chief Executive Officer, at an annual rate of $350,000 which was then adjusted to $400,000 upon his being named Chief Executive Officer effective September 1, 2005. Also effective

September 1, 2005, the salary for Mr. D. Scott Houston, Chief Financial Officer and Secretary resumed his full time status with the Company and his salary was adjusted to the former rate of $320,000 per year, of which, Mr. Houston receives $213,333 in cash payments and $106,667 in deferred compensation, as described above.


Bonus. Bonuses may be granted for a fiscal year after the financial results for that fiscal year become available. The Compensation Committee meets to consider annual bonuses for each executive based on individual performance as well as overall financial results of the Company for the year. There is no plan requiring that bonuses be paid. However, pursuant to their employment agreements, certain executive officers may be entitled to receive an annual bonus, the actual amount of which is determined in the sole discretion of the Compensation Committee.

The Compensation Committee also may consider bonus compensation in light of the accomplishment of specific milestones developed by management in support of the annual strategic plan.


In determining whether to grant management bonuses for 2005, the Compensation Committee considered both individual performance as well as the Company's overall performance. Although the Compensation Committee noted several significant individual and Company achievements during the year, in light of the delays the Company has experienced in commercializing the Company's technology as well as the financial condition of the Company, the Compensation Committee granted only one bonus, which was in the form of deferred compensation in the amount of $71,104 to Mr. Houston, who had voluntarily agreed to work part time at a reduced rate, but continued to put in a nearly full time effort. The bonus for Mr. Houston will be accrued and will be paid at some future date as the Company is financially able.

Stock Options. The Compensation Committee believes that significant equity interests in the Company in the form of stock options held by the Company's management serve to align the interests of the executive management team with those of stockholders. The Compensation Committee may grant stock options and restricted stock to executives and other key employees of the Company pursuant to the 1995 Stock Incentive Plan, or may recommend that the Board of Directors do so, as appropriate. In 2005, the Compensation Committee or its predecessor committee, the Stock Options Committee, granted the Named Executive Officers stock options issued under the 1995 Stock Incentive Plan at the then-current market price as follows:


                                                              Stock
            Name                                             Options
            -----------------------------------------------  -------
            Vincent Truant                                   350,000
            D. Scott Houston                                 375,000
            Paul B. Susie                                     40,000
            Simon K. Hodson                                  500,000


The stock options granted are reflected in the Stock Options Grant table.


The Compensation Committee will continue to consider various methods to provide additional incentives to management and employees of the Company, including granting additional stock options and/or restricted stock or recommending that the Board of Directors do so, as appropriate. In determining the grants of stock options and restricted stock, the Compensation Committee will take into account, among other things, the respective scope of responsibility and the anticipated performance requirements and contributions to the Company of each proposed award recipient as well as the amounts of prior grants.


COMPENSATION TO CHIEF EXECUTIVE OFFICER

The Compensation Committee meets annually to evaluate the Chief Executive Officer's performance and to review the Chief Executive Officer's compensation.

In reviewing Mr. Vincent J. Truant's compensation, the Compensation Committee considers his principal responsibilities, which include providing overall vision and strategic direction for EarthShell, attracting and retaining highly qualified employees and developing and maintaining key customer and capital relationships.

Mr. Truant received a base annual salary of $400,000 which was effective on September 1, 2005. This amount was based on the Compensation Committee's assessment that Mr. Truant is uniquely qualified to lead the Company through its transition stage and into commercialization. Based in part on the foregoing, the Compensation Committee concluded that the $400,000 base salary compensation was appropriate for 2005.

The former CEO, Mr. Simon K. Hodson, resigned effective August 31, 2005 and his last day of employment was October 31, 2005. He received a salary at the annual rate of $500,000 for 2005, of which $300,000 was cash compensation and $200,000 was deferred compensation, accruing interest at the rate of 8% per annum. During 2005, Mr. Hodson received total cash compensation of $395,444, which was comprised of cash salary through October 31, 2005 of $250,000, and the payment of accumulated deferred compensation of $141,667 related to 2004 and $25,000 related to 2005. The balance of accumulated deferred compensation due to Mr. Hodson as of December 31, 2005 was $179,361.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of compensation over $1 million to certain executive officers unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company's stockholders. The Company did not pay any compensation in 2005 that would be subject to Code Section 162(m). The Compensation Committee intends to establish policies regarding qualification of compensation under Section 162(m) of the Code to the extent it considers such policies appropriate.

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total return on the Company's common stock for the last six (6) fiscal years to the total cumulative return on the S&P 500 Index and the Dow Jones Containers & Packaging Industry Group Index
(USA). The comparison assumes $100 was invested in the Company's common stock and the indexes on December 31, 1999 and assumes reinvestment of dividends before consideration of income taxes.

The stock performance depicted in the graph below is not necessarily indicative of future performance. The Stock Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into a filing under the 1933 Act or Exchange Act.


Comparison of Cumulative Total Shareholder Return Since December 31, 2000


Indexed Total Return


                   12/31/2000   12/31/2001   12/31/2002   12/31/2003   12/31/2004   12/31/2005
                   ----------   ----------   ----------   ----------   ----------   ----------
EarthShell Index        100.0        156.1         45.3         11.7         16.3         13.0
S&P 500 Index           100.0         87.0         66.6         84.2         91.8         94.5
Dow Jones CTR           100.0        124.1        132.2        155.8        183.8        175.7


PRINCIPAL STOCKHOLDERS


The following table sets forth certain information with respect to the beneficial ownership of each class of the Company's voting securities as of October 4, 2006, by (i) each person or company known by the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding shares, (ii) each Director of the Company,(iii) the Chief Executive Officer of the Company and each of the other named executive officers and (iv) all Directors and named executive officers of the Company as a group.

                                                                  Percentage
                                                   Number of      of Shares
                                                   Shares of      of Common
                                                     Common         Stock
Name and Address(1)                                   Stock    Outstanding(1)(2)
-------------------------------------------------  ----------  ----------------
Mr. Hamlin Jennings (3)                                40,034                 *
Mr. Walker Rast (4)                                    38,603                 *
Mr. Michael C. Gordon (5)                              25,000                 *
Mr. Vincent J. Truant (6)                             224,999                 *
Mr. D. Scott Houston (7)                              447,916                 *
Mr. Paul B. Susie (8)                                  10,000                 *
Directors and Named Executive Officers as a Group
  (6 Persons) (9)                                     776,552             2.93%
Mr. Essam Khashoggi (10)                            7,943,603            29.93%
E. Khashoggi Industries, LLC(11)                    5,999,939            22.61%



----------
*     Indicates ownership of less than one percent (1%).


(1) The address of Essam Khashoggi and E. Khashoggi Industries, LLC is c/o EKI, 3916 State Street, Suite 110, Santa Barbara, CA 93105. The address of all other individuals, entities and stockholder groups listed in the table is c/o EarthShell Corporation, 1301 York Road, Suite 200, Baltimore, MD 21093.

(2) Applicable percentage of ownership is based on 20,288,591 shares of common stock outstanding as of October 4, 2006 together with securities exercisable or convertible into shares of common stock within 21 days of October 4, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of October 4, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and insider trading regulations - percentage computation is for form purposes only.


(3) Includes options to purchase 30,034 shares of common stock issued under the 1995 Stock Incentive Plan, which are fully vested and exercisable.

(4) Includes options to purchase 28,603 shares of common stock issued under the 1995 Stock Incentive Plan, which are fully vested and exercisable

(5) Includes options to purchase 25,000 shares of common stock issued under the 1995 Stock Incentive Plan, all of which are fully vested and exercisable and 10,000 shares of common stock, received as a restricted stock bonus for his service as a director in June 2005. The restrictions lapsed after one year.


(6) Includes options to purchase 224,999 shares of common stock issued under the 1995 Stock Incentive Plan, which are fully vested and exercisable.

(7) Includes options to purchase 447,916 shares of common stock issued under the 1995 Stock Incentive Plan, which are fully vested and exercisable.


(8) Includes options to purchase 10,000 shares of common stock issued under the 1995 Stock Incentive Plan, which are fully vested and exercisable.


(9) Includes options to purchase 750,303 shares of common stock issued under the 1995 Stock Incentive Plan, which are fully vested and exercisable.


(10) Includes 5,916,606 shares held by E. Khashoggi Industries, LLC ("EKI"), and 715,436 shares held by EKINVESCO, the controlling owner of each being Mr. Khashoggi. Includes 218,228 shares held by other entities, including CTC, in which Mr. Khashoggi also has a controlling ownership interest. Also includes fully exercisable options to purchase 1,000,000 shares of common stock issued by the Company to Mr. Khashoggi and warrants held by EKI to purchase 83,333 shares of common stock of the Company. Mr. Khashoggi has sole voting and dispositive power with respect to all shares referred to in this note, and is therefore deemed to be the beneficial owner of such shares.


(11) Includes warrants to purchase 83,333 shares of common stock of the Company.


SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS


The following table provides information with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance to employees or non-employees (such as directors, consultants, advisors, vendors, customers, suppliers or lenders), as of October 4, 2006.


EQUITY COMPENSATION PLAN INFORMATION


                                                                     Number Of
                                                                    Securities
                                                                     Remaining
                                                                   Available For
                                                                      Future
                                   Number Of                      Issuance Under
                                  Securities To                       Equity
                                  Be Issued Upon Weighted-Average  Compensation
                                   Exercise Of   Exercise Price        Plans
                                   Outstanding   Of Outstanding     (Excluding
                                     Options,       Options,        Securities
                                  Warrants And    Warrants And     Reflected In
                                     Rights           Rights        Column (a))
                                 --------------  ----------------  -------------
                                       (a)               (b)             (c)
-------------------------------  --------------  ----------------  -------------
Equity compensation plans
approved by security holders         1,225,303        $    1.98             --
Equity compensation plans to be
approved by security holders(1)        265,000        $    2.12             --
TOTAL                                1,490,303        $    2.00             --



(1) These options are intended to be included within the 1995 Plan, and were granted, subsequent to the 2005 Annual Stockholders Meeting, subject to approval by the Shareholders of a proposed amendment to the 1995 Plan to increase the number of shares authorized under the 1995 Plan.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

The Company's common stock is currently listed on the Bulletin Board published by the National Quotation Bureau, Inc., and prior to March 8, 2004 traded on the NASDAQ SmallCap Market. The Company's common stock trades under the symbol "ERTH.OB." For the periods indicated, the following table presents the range of high and low closing sale prices for the Company's common stock.


                                                         High       Low
                                                        -------    ------
               YEAR ENDED DECEMBER 31, 2006:              ($)        ($)
                                                        -------    ------
               First (1st) Quarter                         2.10      1.65
               Second (2nd) Quarter                        2.20      1.61
               Third (3rd) Quarter                         2.20      1.61

                                                         High       Low
                                                        -------    ------
               YEAR ENDED DECEMBER 31, 2005:              ($)        ($)
                                                        -------    ------
               First (1st) Quarter                         2.45      1.48
               Second (2nd) Quarter                        3.20      1.65
               Third (3rd) Quarter                         2.95      1.77
               Fourth (4th) Quarter                        2.50      1.74

                                                         High       Low
                                                        -------    ------
               YEAR ENDED DECEMBER 31, 2004:              ($)        ($)
                                                        -------    ------
               First (1st) Quarter                         2.52      1.49
               Second (2nd) Quarter                        2.03      0.45
               Third (3rd) Quarter                         3.75      1.75
               Fourth (4th) Quarter                        2.97      1.95

                                                         High       Low
                                                        -------    ------
               YEAR ENDED DECEMBER 31, 2003:              ($)        ($)
                                                        -------    ------
               First (1st) Quarter                         7.80      4.20
               Second (2nd) Quarter                        7.08      4.32
               Third (3rd) Quarter                         5.64      3.72
               Fourth (4th) Quarter                        4.56      1.33



The Company's common stock sales prices have been restated, where applicable, to reflect the one-for-twelve reverse split of the Company's common stock effective as of October 31, 2003. Quotations since the Company's stock began trading on the Over-the-Counter Bulletin Board may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.


The number of stockholders of record of the Company's common stock at October 4, 2006 was 1,200.


 DIVIDENDS

The Company does not intend to declare or pay cash dividends on its common stock in the foreseeable future nor has it paid dividends in the past three (3) years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of July 21, 2005 when the Compensation Committee was reorganized, all decision relating to executive compensation have been made by the Company's Compensation Committee, which is comprised of Hamlin Jennings, chairman, Walker Rast, and Michael Gordon. All members of the current Compensation Committee are independent directors. All decisions relating to executive compensation during 2004 through July 21, 2005 were made by the Company's former Compensation Committee, which was comprised of Mr. Khashoggi, Mrs. Khashoggi and, until February 2, 2005 when he resigned, Dr. Roland or the Board, as appropriate. None of the members of the Compensation Committee were officers of the Company in 2004. Mr. Khashoggi is the controlling stockholder of EKI, the Company's largest stockholder with whom the Company has certain relationships and related transactions described below. Mr. Khashoggi is the beneficial owner of 33.29% of the common stock of the Company.


The Company has an exclusive, worldwide, royalty-free license in perpetuity to use and license the EKI technology to manufacture and sell disposable, single-use containers for packaging or serving food or beverages intended for consumption within a short period of time (less than twenty-four hours).


On July 29, 2002, the Company EKI for the amended and restated license agreement with EKI for the license described above (the "EKI License Agreement") expanding the field of use for the EarthShell technology to include noodle bowls used for packaging instant noodles, a worldwide market that the Company estimates to be approximately $1 billion. Because the noodle bowl development was made at no cost to EarthShell and is an incremental field of use, EarthShell agreed to pay to EKI fifty percent (50%) of any royalty or other consideration it receives in connection with the sale of products within this particular field of use.

In addition, on July 29, 2002 the Company entered into a license and information transfer agreement (the "Biotech License Agreement") with bio-tec Biologische Naturverpackungen GmbH & Co. KG and bio-tec Biologische Naturverpackungen Forschungs und Entwicklungs GmbH (the "Biotec Group") to utilize the Biotec Group technology for foodservice disposable packaging applications. EKI had previously granted to the Company priority rights to license certain product applications on an exclusive basis from the Biotec Group in consideration for the Company's payment of a $100,000 minimum monthly payment to Biotec. In addition, in consideration for the monthly payment, the Biotec Group agreed to render technical services to the Company at the Biotec Group's cost plus five percent (5%). The licensing fee and services arrangements were continued in the Biotec License Agreement. Under the terms of the Biotec License Agreement, the Biotec Group was entitled to receive twenty-five percent (25%) of any royalties or other consideration that the Company receives in connection with the sale of products utilizing the Biotec Group technology, after applying a credit for all minimum monthly payments received. In connection with the issuance of the 2006 Debentures, the Biotec Group agreed to subordinate the licensee fee payments due from EarthShell until the debentures were retired. During this period, the license fees due to the Biotec Group were accrued.

In September of 2004, as part of an overall restructuring of its debt, EarthShell and Biotec entered into an agreement to convert $1.475 million of the $2.475 million of accrued license fees as of September 1, 2004, plus accrued interest into 491,778 shares of EarthShell common stock and to eliminate, for two (2) years, the $100,000 per month minimum license fee. In December of 2004, the amended Biotec License Agreement was further amended and EarthShell paid to Biotech $125,000, leaving a balance owing of approximately $875,000, which was subsequently reduced to approximately $837,000. On August 31, 2005, in connection with the sale of Biotec by EKI, Biotec License Agreement was again amended and restated (the "Amended and Restated Biotec License") and the minimum monthly payment to retain exclusivity was completely eliminated and the balance of approximately $837,000 owing to EarthShell was assigned by the Biotec Group to EKI. Under the Amended and Restated Biotec License, the Company has a fully paid up license to use the Biotec technology in the EarthShell fields of use, with certain limited exclusions, exclusively through June 2008. The Company can maintain its exclusivity provided it has been successful in commercializing the Biotec technology and is making certain minimum royalty payments under the license by June 2008. As of the date of this Prospectus, the Company has paid to the Biotec Group $125,000 in cash, has converted approximately $1.475 million into 491,778 shares of unregistered stock, and had assigned the balance owing to the Biotec Group of $837,145.69 to EKI. On October 11, 2005, the Company entered into the Debt Conversion Agreement with EKI, pursuant to which the Company and EKI agreed that a receivable in an amount equal to $837,145.69 (previously owed to bio-Tec Biologische Naturverpackunger GmbH & Co.KG), but which receivable was subsequently assigned to EKI) be converted into 279,048 shares of common stock of the Company. The conversion price equals $3.00 per share. Pursuant to the Debt Conversion Agreement, the Company and EKI released each other from any and all claims in connection with the receivable.

During 2002 and 2003, EKI made various simple interest working capital loans to the Company (the "Simple Interest Loans"). These Simple Interest Loans were interest bearing at a rate of seven percent (7%) or ten percent (10%) per annum, and were payable on demand. As of December 31, 2003, the outstanding principal balance of the Simple Interest Loans was $2,755,000. In connection with the sale of the 2006 Debentures, EKI subordinated the payments and advances that were owed to it, and as consideration, the Company issued to EKI a warrant in March 2003, expiring ten (10) years thereafter, to acquire 83,333 shares of the Company's common stock at $6.00 per share. As part of the settlement of the 2006 Debentures in October of 2004, EKI agreed to convert all of the outstanding Simple Interest Loans to EarthShell ($2,755,000) into unregistered common stock at $3.00 per share and $532,644 of accumulated interest into unregistered common stock at $4.00 per share, for a total of 1,051,494 shares received by EKI. As of December 31, 2004, the Simple Interest Loans were paid in full. In May 2005, an additional 44,387 shares were issued to EKI pursuant to a ninety (90) day price protection clause, which provided for an adjustment in the effective conversion price of the interest portions of the Simple Interest Loans from $4.00 per share to $3.00 per share. The 1,051,494 shares of common stock issued to EKI as a result of the EKI Conversion Agreement will not be registered for resale under the 1933 Act.

On September 30, 2004, EKI entered into an agreement with EarthShell to sell back to the Company the 2006 Debentures it had purchased for $1 million in cash, the cash price paid by EKI for the purchased 2006 Debentures (the "EKI DPA"). In connection therewith, immediately after the acquisition, EKI sold the 2006 Debentures to the Company and, as discussed above, the Company retired the 2006 Debentures shortly thereafter.


Pursuant to the Board's approval in February 2005, the Company also granted a ten (10) year warrant to Essam Khashoggi to purchase one million (1,000,000) shares of the Company's common stock at $3.00 per share in consideration of his continued support of the Company since its inception, including providing bridge loans at below market terms from time to time. The warrant was issued in August 2005.


On October 11, 2005, the Company entered into the EKI Loan with EKI pursuant to which the Company issued to EKI a promissory note to EKI in the principal amount of $1,000,000. As of the second week of January 2006, EKI has advanced the full $1,000,000 to the Company. Interest accrues on the principal balance of the EKI Loan at a variable per annum rate, as of any date of determination, that is equal to the rate published in the "Money Rates" section of The Wall Street Journal as being the "Prime Rate", compounded monthly. All accrued but unpaid interest and outstanding principal is due and payable on the earliest to occur of the following: (i) the second (2nd) anniversary of the date of the EKI Loan;
(ii) five (5) days following the date the Company has received $3 million or more in aggregate net cash proceeds from all financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services (including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), measured from the date of the EKI Loan and not taking into account the proceeds advanced under the EKI Loan; or (iii) the occurrence of an Event of Default (as defined in the EKI Loan).

On July 28, 2006, the Company entered into a Loan and Mutual Release Agreement (the "Agreement") with E. Khashoggi Industries, LLC ("EKI"), the Company's largest stockholder. Pursuant to the Agreement, EKI advanced $350,000 directly to the Company and an additional $150,000 to a law firm on behalf of the Company to cover legal fees related to patent renewals. The Agreement also contains mutual releases of any and all claims, known or unknown, which the respective parties may have through the date of the Agreement under existing license, debt conversion and service agreements. The Company executed and delivered two Promissory Notes to EKI on July 28, 2006; one in the amount of $350,000 and the other in the amount of $150,000. Interest accrues on the principal balance of the $350,000 note at a variable per annum rate, as of any date of determination, that is equal to the rate published in the "Money Rates" section of The Wall Street Journal as being the "Prime Rate", compounded monthly. The $150,000 note is non-interest bearing. All accrued but unpaid interest and outstanding principal under the notes is due and payable on the earliest to occur of the following: (i) the second anniversary of the date of the note; (ii) five days following the date the Company has received $3.0 million or more in aggregate net cash proceeds from all financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services (including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), occurring subsequent to the date of the notes.


On September 29, 2006, the Company executed a Promissory Note (the "EKI Note") in the amount of $250,000 with E. Khashoggi Industries, LLC ("EKI"), the Company's largest stockholder. Pursuant to the Note, EKI made an initial advance of $150,000 on September 29, 2006. An additional amount of $100,000 will be funded to the Company within the next 30 days. Interest accrues on the principal balance of the Note at a 5.13% per annum rate, compounded annually. All accrued but unpaid interest and outstanding principal under the note is due and payable on the earliest to occur of the following(i) five days following the date the Company has received significant net cash proceeds from new financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services (including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), occurring subsequent to the date of the note or, (ii) the date the existing notes from EKI to EarthShell become due and payable.


Under the terms of the EKI License Agreement and an amended and restated Agreement for the Allocation of Patent Costs by and between the Company and EKI, EarthShell has the obligation to pay the patent prosecution and maintenance costs for those patents which i) "directly relate to" it's field of use, and which ii) "primarily benefit" EarthShell.


Any patents granted in connection with the EarthShell Technology are the property of EKI, and EKI may utilize and/or license the patents and related technology in a manner or for uses unrelated to the license granted to the Company in the foodservice disposables field of use. Effective January 1, 2001, rather than reimbursing EKI for patent costs, EarthShell assumed direct responsibility to manage and maintain the patent portfolio underlying the EKI License Agreement with EKI and continues to pay directly all relevant costs. In 2006, by mutual agreement, the responsibility for managing and maintaining the patent portfolio reverted back to EKI.


DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

EarthShell is authorized to issue 40,000,000 shares of Common Stock $0.01 par value, of which 20,095,190 were issued and outstanding at July 21, 2006. The securities being offered hereby are common stock, with one vote per share on all matters to be voted on by shareholders, without any right to accumulate their votes. Shareholders have no preemptive rights and have no liability for further calls or assessments on their shares. The shares of common stock are not subject to repurchase by the Company or conversion into any other security. All outstanding shares of common stock are, and those issued pursuant to the Purchase Agreement and the warrants will be fully paid and non assessable.

Shareholders are entitled to receive such dividends as may be declared by the Board of the EarthShell out of funds legally available therefore and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all net assets available for distribution to such holders after satisfaction of all of our obligations, including stock preferences. It is not anticipated that we will pay any dividends in the foreseeable future since we intend to follow the policy of retaining its earnings to finance the growth of its business. Future dividend policies will depend upon the Company's earnings, financial needs and other pertinent factors.

PREFERRED STOCK

The Board has the authority, without further action by stockholders, to issue up to 10,000,000 shares of preferred stock ("Preferred Stock") in one (1) or more series and to fix the powers, designations, rights, preferences, privileges, qualifications and restrictions thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. The Board, without stockholder approval, can issue Preferred Stock with voting, conversion, and other rights which could adversely affect the voting power and other rights of the holders of common stock. The issuance of Preferred Stock in certain circumstances may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders, may discourage bids for the Company's common stock at a premium over the market price of the common stock, and may adversely affect the market price of the common stock.

SERIES A PREFERRED STOCK

In 1993, the Company issued Series A Preferred Stock in connection with the funding of the early development stage of the Company. In 1998, the entire Series A Preferred Stock was converted to common stock in connection with the Company's Initial Public Offering. As of June 5, 2006, there were no shares of Series A Preferred Stock issued and outstanding.

SERIES B CONVERTIBLE PREFERRED STOCK

As of June 5, 2006, there were 100 shares of Series B Convertible Preferred Stock, par value $0.01 per share, designated. The one hundred (100) shares of Series B Convertible Preferred Stock have been pledged to secure the CCP Notes issued to Cornell Capital Partners and have been placed in escrow to be issued to Cornell Capital Partners in the event of default. The shares will be released to the Company from escrow upon (i) repayment of $1,350,000 of principal under the promissory notes; (ii) in the event the shares pledged pursuant to that certain Amended and Restated Pledge and Escrow Agreement by and among Mr. Benton Wilcoxon, Cornell Capital Partners and David Gonzalez, Esq. is equal to or exceeds 3 times the amount of principal then outstanding under the promissory notes; (iii) a registration statement has been declared effective by the SEC relating to the shares to be issued pursuant to the Standby Equity Distribution Agreement; and (iv) the 100 shares of Series B Convertible Preferred Stock have been redeemed pursuant the Certificate of Designation. Pursuant to the Certificate of Designation, the Series B Convertible Preferred Stock is senior to the Company's common stock with respect to the distribution of the assets of the Company upon liquidation and junior to all other series of Preferred Stock. The holders of the Series B Convertible Preferred Stock are not entitled to dividends or distributions. Each share of Series B Convertible Preferred Stock is convertible, at the option of the holder, at any time upon an event of default under the promissory notes, into 33,333 shares of fully paid and non-assessable common stock of the Company. As of July 21, 2006, no events of default exist. The Series B Convertible Preferred Stock has no voting rights, except as required under the Delaware General Corporation Law. After full repayment of the notes, the Company has the absolute right to redeem (unless otherwise prevented by law) any outstanding shares of Series B Convertible Preferred Stock at an amount equal to $0.01 per share.

SERIES C CONVERTIBLE PREFERRED STOCK

In May 2005, the Company authorized the creation of 10,000,000 shares of blank preferred stock with a par value of $0.01 per share. In June 2005, the Company designated 8,000,000 shares of preferred stock as the Series C Convertible Preferred Stock (the "Series C Preferred Stock"), which rank, with respect to rights on liquidation, senior to the Company's common stock and junior to or on parity with any other series of preferred stock designated by the Company. In an event of liquidation, the holders of the Series C Preferred Stock are entitled to receive in cash, an amount equal to $0.000125 per share and thereafter, to share ratably with the holders of the common stock in the assets remaining for distribution. Holders of the Series C Preferred Stock are entitled to receive dividends, as calculated under the Certificate of Designation, when such dividends are declared by the Company.

SERIES D CONVERTIBLE PREFERRED STOCK

In June 2006, the Company designated 400,000 shares of preferred stock as the Series D Convertible Preferred Stock (the "Series D Preferred Stock"), which rank, with respect to rights on liquidation, senior to the Company's common stock and senior to any other series of preferred stock designated by the Company. In an event of liquidation, the holders of the Series D Preferred Stock are entitled to receive in cash, an amount equal to $3.90 per share, plus all accrued and unpaid dividends thereon. Holders of the Series D Preferred Stock are entitled to receive dividends, as calculated under the Certificate of Designation, when such dividends are declared by the Company. Dividends on each share of Seried D Preferred Stock accrue on a daily basis at a rate of 20% per annum of the sum of the liquidation value of the stock plus all dividends which have accumulated and are unpaid from the date of the issuance of the Seried D Preferred Stock until either the date the Series D Preferred Stock has been liquidated, converted into shares of common stock, or acquired.

As of June 19, 2006, there were 400,000 shares of Series D Convertible Preferred Stock , par value $0.01 per share, designated. As of July 21, 2006, there were 128,205 shares of Series D Preferred Stock Issued and outstanding.

CONVERTIBLE DEBENTURES

Purchase Agreement. On December 30, 2005, the Company entered into a Purchase Agreement with Cornell Capital Partners. Pursuant to the Purchase Agreement, the Company issued to Cornell Capital Partners the Cornell Capital Debentures. The Cornell Capital Debentures shall be convertible into shares of the Company's common stock, and the Company received proceeds from the sale of the Cornell Capital Debentures equal to $4,500,000 on January 6, 2006. The selling shareholders may not choose to sell all of the shares covered by this registration statement, or, under certain market conditions, may not be entitled to convert and sell all of the shares provided covered by their respective registration or conversion agreements.

The Cornell Capital Debentures are secured by (i) a Pledge and Escrow Agreement, by and among the Company, Cornell Capital Partners and David Gonzalez, Esq.,
(ii) an Insider Pledge and Escrow Agreement (the "IPEA"), by and among the Company, Cornell Capital Partners, David

Gonzalez, Esq. and Mr. Benton Wilcoxon and (iii) an Amended and Restated Security Agreement, by and between the Company and Cornell Capital Partners. The Cornell Capital Debentures are secured by substantially all of the Company's assets, have a three (3) year term and accrue interest at twelve percent (12%) per annum. Beginning 60 days after the Securities and Exchange Commission ("SEC") declares the accompanying registration statement effective, Cornell Capital Partners is entitled, at its option, to convert and sell up to $250,000 of the principal amount of the Cornell Capital Debentures, plus accrued interest, into shares of the Company's common stock, within any 30 day period at the lesser of (i) a price equal to $3.00 or (ii) eighty-eight percent (88%) of the average of the two (2) lowest volume weighted average prices of the common stock during the ten (10) trading days immediately preceding the conversion date, as quoted by Bloomberg, LP. The conversion limitation of $250,000 per month does not apply if the market price is greater than $3.00 per share. The holder of the Cornell Capital Debentures may not convert the Cornell Capital Debentures or receive shares of the Company's common stock as payment of interest thereunder to the extent such conversion or receipt of such interest payment would result in the holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act, and the rules promulgated thereunder) in excess of 4.9% of the then issued and outstanding shares of common stock, including shares issuable upon conversion of, and payment of interest on, the December Debenture held by such holder after application of this 4.9% restriction. This 4.9% restriction may be waived by a holder (but only as to itself and not to any other holder) upon not less than sixty-five (65) days prior notice to the Company.

The Company may redeem, with three (3) business days advance written notice to Cornell Capital Partners, a portion or all amounts outstanding under the Cornell Capital Debentures prior to the maturity date provided that the closing bid price of the Company's common stock, as reported by Bloomberg, LP, is less than $3.00 at the time of the redemption notice. The Company shall pay an amount equal to the principal amount being redeemed plus a redemption premium equal to ten percent (10%) of the principal amount being redeemed, and accrued interest, to be delivered to the Cornell Capital Partners on the third (3rd) business day after the redemption notice, provided, however, this redemption premium does not apply until the outstanding principal balance of the Cornell Capital Debentures have been reduced by $2.5 million. The amount that Cornell may convert in any 30 day period will be reduced by the amount that the Company redeems.

Under the purchase agreement, Cornell has the right to convert up to $4.5 million, plus accrued interest, into shares of EarthShell common stock over a period of time. Assuming the market price for EarthShell common stock is at or above $3 per share at the time of conversion, EarthShell will need to deliver approximately 1.65 million shares. In the event that the market price for EarthShell common stock is less than $3 per share at the time of the conversion, the conversion price will be adjusted to 88% of the fair market value of EarthShell common stock at the time of the conversion. Because of the potentially variable nature of the future conversion price, pursuant to the Purchase Agreement, EarthShell has agreed to register a number of shares equal to 4 times the number of shares that would be required to convert the full $4.5 million, plus accrued interest, at $3 per share

On July 12, 2006, the Company entered into a Letter Agreement with Cornell Capital Partners, pursuant to which Cornell Capital Partners has agreed to forbear from exercising certain rights and remedies under the Cornell Capital Debentures and that certain Registration Rights Agreement, of even date with the Cornell Capital Debentures in exchange for the issuance by the Company to Cornell Capital Partners of 250,000 shares of the Company's common stock.


On September 29, 2006, the Company entered into a Letter Agreement with Cornell Capital Partners, LP pursuant to which Cornell has agreed to forbear from exercising certain rights and remedies under that certain Secured Convertible Debenture, dated December 30, 2005 and that certain Registration Rights Agreement, of even date with the Debenture in exchange for the issuance by the Company to Cornell of 187,500 shares of the Company's common stock.

The Company has acknowledged in the Letter Agreement that an event of default under the Debenture had occurred as of June 30, 2006 as a result of the Registration Statement filed to register the common stock underlying the Debenture not yet being declared effective by the U.S. Securities and Exchange Commission. The Company also acknowledged that Cornell Capital was entitled to liquidated damages equal to one percent (1%) of the liquidated value of the Cornell Capital Debenture for each thirty (30) day period after May 31, 2006. Pursuant to the Letter Agreement, Cornell Capital has agreed to waive the default, including all liquidated damages that may have accrued through the date of the Agreement and during the Forbearance Period in exchange for the shares and the Company obtaining the effectiveness by December 31, 2006 of the accompanying Registration Statement which includes shares of common stock underlying the Cornell Capital Debentures.


WARRANTS

In connection with the issuance of the convertible debentures on August 12, 2002, the Company issued to the debenture holders, Cranshire Capital, L.P., Cleveland Overseas Ltd., and Beacon Equities, Inc, warrants to purchase 208,333 shares of the Company's common stock at $14.40 per share. The exercise price and number of common shares issuable upon exercise of the warrants are subject to adjustment under certain circumstances, such as the occurrence of stock dividends and splits, distributions of property or securities other than common stock, equity issuances for less than the warrant exercise price and a change in control of the Company. In March 2003, in connection with the issuance of the 2006 Debentures, the exercise price of the warrants was reduced to $6.00 per share, but the number of shares of common stock issuable upon exercise remained fixed at 357,143. At the same time, the warrant agreement was amended such that any subsequent reduction in the exercise price of the warrants will not result in any increase in the number of shares of common stock issuable under the warrants. The warrants expire on August 12, 2007.

On March 5, 2003, the Company issued to EKI a warrant to purchase 83,333 shares at $6.00 per share in connection with the subordination of loans of $2.755 million made to the Company and the elimination of the conversion feature. The warrant expires on March 5, 2013.


Pursuant to the Board's approval in February 2005, the Company also granted a ten (10) year warrant to Essam Khashoggi to purchase one million (1,000,000) shares of the Company's common stock at $3.00 per share in consideration of his continued support of the Company since its inception, including providing bridge loans at below market terms from time to time. The warrant was issued in August 2005.


In March 2005, in consideration for Mr. Benton Wilcoxon pledging his personal shares in Composite Technology Corporation as a guaranty for the security agreement entered into by the Company with Cornell Capital Partners, the Company issued a warrant to Mr. Wilcoxon to purchase 65,000 shares of common stock of the Company at an exercise price of $3.00 per share. The warrant expires on March 23, 2008. There is a business relationship between Composite Technology Corporation and EKI.

In consideration for consulting services rendered by Mr. Douglas Metz in connection with the Company obtaining financing, the Company issued a warrant to Mr. Metz to purchase 80,000 shares of common stock of the Company at an exercise price of $3.00 per share. The warrant expires on March 23, 2008.


On May 26, 2005, the Company issued common stock purchase warrants to Cornell Capital Partners and Highgate House Funds, Ltd. (an affiliate of Cornell Capital Partners) to purchase 287,500 and 337,500 shares of common stock , respectively, of the Company. These May Warrants expire on the later of (i) one year from the date of issuance,May 26, 2006, or (ii) when $2.5 million of the Cornell Capital Debentures are repaid. The warrants have an exercise price of $3.00 per share of common stock and has "piggy back" and demand registration rights.

On August 26, 2005, the Company issued common stock purchase warrants to Cornell Capital Partners and Highgate House Funds (an affiliate of Cornell Capital Partners) to purchase 23,000 and 27,000 shares of common stock of the Company, respectively, as consideration for consolidating two (2) promissory notes (the "CCP Notes") and extending the date upon which amortization and repayment of the CCP Notes is to begin. These August Warrants expire two (2) years from the date of issuance, or August 26, 2007, have an exercise price of $3.00 per share of common stock and have "piggy back" registration and demand rights. These shares are being registered in this offering.

On December 30, 2005, the Company issued to Cornell Capital Partners a common stock purchase warrant to purchase up to 350,000 shares of common stock of the Company. This December Warrant has an exercise price of $4.00 per share, expires two (2) years from the date it was issued, or December 30, 2007, and has "piggy back" and demand registration rights. In the event that the Company issues common stock or other security convertible into common stock at a price less than $4.00 per share, the $4.00 exercise price is subject to adjustment downward to a price not less than $3.00 per share in the event the Company issues or sells any shares of its common stock for a consideration per share less than the exercise price of the December Warrant except for certain exclusions.

On December 30, 2005, the Company issued to Mr. Wilcoxon in consideration of his pledge of shares of common stock of Composite Technology Corporation pursuant to the terms of the IPEA, a warrant to purchase up to 125,000 shares of common stock. This warrant has an exercise price of $4.00 per share and expires three
(3) years from the date it was issued. The shares underlying these warrants are being registered in this offering.


OPTIONS

In 1995, the Company established the EarthShell Corporation 1995 Stock Incentive Plan (the "1995 Plan"). The 1995 Plan provides that the Company may grant an aggregate number of options for up to 1,250,000 shares of common stock to employees, directors and other eligible persons as defined by the 1995 Plan. Options issued to date under the 1995 Plan generally vest over varying periods from zero (0) to five (5) years and generally expire five (5) to ten (10) years from the date of grant.


The Company currently has 1,490,303 options outstanding to purchase common stock of EarthShell Corporation. The exercise prices range from $0.75-$5.64 per share. Options to purchase 265,000 shares of common stock which were granted in December of 2005 are subject to shareholder approval by the stockholders of an increase in the number of shares of common stock reserved to issue under the 1995 Stock Incentive Plan at the next annual meeting of the stockholders.


TRANSFER AGENT

The transfer agent for EarthShell common stock is U.S. Stock Transfer Corporation. Its address is 1745 Gardena Avenue, Suite 200, Glendale, California 91204 and its telephone number is (800) 835-8778.

REPORTS TO SHAREHOLDERS

We intend to furnish our stockholders with annual reports which will describe the nature and scope of our business and operations for the prior year and will contain a copy of the Company's audited financial statements for its most recent fiscal year.

Limitation Of Liability: Indemnification

The Company's Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that Directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

The Company's Bylaws provide that the Company shall indemnify its officers, Directors, employees and other agents to the maximum extent permitted by Delaware law. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

The Company believes that the provisions in its Certificate of Incorporation and its Bylaws are necessary to attract and retain qualified persons as officers and Directors.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to Directors, officers and controlling persons of EarthShell pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which restricts certain transactions and business combinations between a corporation and an "Interested Stockholder" owning fifteen percent (15%) or more of the corporation's outstanding voting stock, for a period of three (3) years from the date the stockholder becomes an Interested Stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the Interested Stockholder),
Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the Interested Stockholder, or any other transaction that would increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an Interested Stockholder, the Interested Stockholder owns at least eighty-five percent (85%) of the outstanding voting stock of the corporation (excluding shares held by persons who are both Directors and officers or by certain employee stock plans).

The Company's Amended and Restated Certificate of Incorporation and Bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include limitations on stockholder action initiated by Interested Stockholders, a prohibition on the call of special meetings of stockholders by persons other than the Board, and a requirement of advance notice for the submission of stockholder proposals or Director nominees.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 have been audited by Farber Hass Hurley & McEwen, LLP (formerly Farber & Hass, LLP). The reports of Farber Hass Hurley & McEwen, LLP are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing. The report of Farber Hass Hurley & McEwen LLP contained elsewhere in this prospectus contain an explanatory paragraph regarding its ability to continue as a going concern.

VALIDITY OF SECURITIES

The validity of the shares offered herein will be opined on for us by Kirkpatrick & Lockhart Nicholson Graham LLP, which has acted as our outside legal counsel in relation to certain, restricted tasks.

INTERESTS OF NAMED EXPERT AND COUNSEL

LEGAL MATTERS

The validity of the shares of common stock offered hereby as to their being fully paid, legally issued and non-assessable will be passed upon for us by Kirkpatrick & Lockhart Nicholson Graham LLP, Miami, Florida. Kirkpatrick & Lockhart Nicholson Graham LLP does not have any interests in EarthShell and has never been employed by EarthShell on a contingent basis.

The audited consolidated financial statements of the Company for the years ended December 31, 2005, December 31, 2004 and December 31, 2003 have been audited by Farber Hass Hurley & McEwen, LLP. Farber Hass Hurley & McEwen, LLP does not have any interests in EarthShell and have never been employed by EarthShell on a contingent basis.


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HOW TO GET MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the 1933 Act with respect to the securities offered by this Prospectus. This prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by this Prospectus, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The Registration Statement and other information may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.


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                             EARTHSHELL CORPORATION

                  INDEX TO FINANCIAL STATEMENTS AND SCHEDULES*


                                                                            PAGE
EARTHSHELL CORPORATION FINANCIAL STATEMENTS FOR JUNE 30, 2006

Condensed Consolidated Balance Sheets as of June 30, 2006 (unaudited)
  and December 31, 2005                                                      F-1

Condensed Consolidated Statements of Operations for the six month
  periods ended June 30, 2006 and June 30, 2005 (unaudited)                  F-2

Condensed Consolidated Statements of Cash Flows for the six months
  ended June 30, 2006 and June 30, 2005 (unaudited)                          F-3

Notes to Condensed Consolidated Financial Statements (unaudited)             F-6

EARTHSHELL CORPORATION FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 2005, 2004 AND 2003

Reports of Independent Registered Public Accounting Firm                    F-12

Consolidated Balance Sheets as of December 31, 2005 and 2004                F-13

Consolidated Statements of Operations for the years ended December 31,
  2005, 2004 and 2003                                                       F-14

Consolidated Statements of Stockholders' Equity (Deficit) for the years
  ended December 31, 2005, 2004 and 2003                                    F-15

Consolidated Statements of Cash Flows for the years ended December 31,
  2005, 2004 and 2003                                                       F-17

Notes to Consolidated Financial Statements                                  F-20



* Consolidated Financial Statement Schedules have been omitted because they are not required, not applicable, or the information required to be set forth therein is included in the Company's Consolidated Financial Statements or the Notes therein.

                             EARTHSHELL CORPORATION

                      CONDENSED CONSOLIDATED BALANCE SHEETS



                                                    JUNE 30        DECEMBER 31
                                                      2006            2005
                                                 -------------    -------------
                                   (UNAUDITED)
ASSETS
CURRENT ASSETS
      Cash and cash equivalents ................ $     404,374    $     347,812
      Prepaid expenses and other current assets         72,506           83,473
                                                 -------------    -------------
           Total current assets ................       476,880         431,285

PROPERTY AND EQUIPMENT, NET ....................        12,039           11,991
EQUIPMENT HELD FOR SALE ........................             1                1

                                                 -------------    -------------
TOTALS ......................................... $     488,920    $     443,277
                                                 =============    =============

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
      Accounts payable and accrued expenses .... $   4,417,564    $   5,908,670
      Current portion of settlements ...........       179,160          300,786
      Current portion of deferred revenues .....       100,000          100,000
      Contingent settlement ....................     1,816,937        2,375,000
      Note payable, net of discount of $168,901             --        2,355,296
      Payable to a related party ...............     1,000,000          850,000
                                                 -------------    -------------
                 Total current liabilities .....     7,513,661       11,889,752

DEFERRED REVENUES, LESS CURRENT PORTION.........       737,500          787,500
NOTE PAYABLE, NET OF DISCOUNT OF $1,752,132          2,747,868               --
OTHER LONG-TERM LIABILITIES ....................        59,436          117,914
                                                 -------------    -------------
           Total liabilities ...................    11,058,465       12,795,166

STOCKHOLDERS' DEFICIT
Preferred Stock, $.01 par value, 10,000,000
  shares authorized; 400,000 Series D
  shares designated - 128,205 and 0 Series D
  shares issued and outstanding as of June 30,
  2006 and December 31, 2005, respectively......         1,282              --

Common Stock, $.01 par value, 40,000,000
  shares authorized: 19,845,190 and
  18,981,167 shares issued and outstanding
  as of June 30, 2006 and December 31 2005,
  respectively..................................       198,452          189,812
Common Stock to be issued.......................       106,500               --
Additional paid-in capital......................   319,627,214      315,306,825
Accumulated deficit.............................  (330,455,124)    (327,786,868)
Accumulated other comprehensive loss ...........       (47,869)         (61,658)
                                                 -------------    -------------
      Total stockholders' deficit ..............   (10,569,545)     (12,351,889)
                                                 -------------    -------------
TOTALS ......................................... $     488,920    $     443,277
                                                 =============    =============


            SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                                    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                      (UNAUDITED)



                                                             FOR THE                             FOR THE
                                                           THREE MONTHS                         SIX MONTHS
                                                          ENDED JUNE 30,                      ENDED JUNE 30,
                                                 ---------------------------------  -----------------------------------
                                                      2006             2005              2006               2005
                                                 ---------------  ----------------  ----------------  -----------------
Revenues.......................................  $        25,000  $         58,333  $         50,000  $         133,333

Operating Expenses

    Research and development expenses                     61,317           119,183            61,317            222,778
    Related party general and administrative
         expenses (reimbursements).............           10,000            (4,218)           30,000             (3,640)
    Other general and administrative expenses..        1,122,877         1,577,688         2,074,923          2,610,001
    Depreciation and amortization..............            1,218               838             2,321              1,675
                                                 ---------------  ----------------  ----------------  -----------------
        Total operating expenses...............        1,195,412         1,693,491         2,168,561          2,830,814

Operating Loss.................................        1,170,412         1,635,158         2,118,561          2,697,481

Other (Income) Expenses
    Interest income............................           (3,861)           (2,274)           (7,221)            (2,752)
    Related party interest expense.............           19,965           100,758            48,337            101,314
    Other interest expense.....................          340,392           144,364           839,274            165,825
    Gain on sales of property and equipment....               --           (16,600)          (26,096)           (23,705)
    Gain on settlement of debt.................          (49,575)               --          (304,599)                --
Loss Before Income Taxes.......................        1,477,333         1,861,406         2,668,256          2,938,163

Income taxes...................................               --                --                --                800
                                                 ---------------  ----------------  ----------------  -----------------
Net Loss.......................................  $     1,477,333  $      1,861,406  $      2,668,256  $       2,938,963
                                                 ===============  ================  ================  =================

Basic and Diluted Loss Per Common
     Share.....................................  $          0.07  $           0.10  $           0.14  $            0.16
Weighted Average Number of Common Shares
     Outstanding...............................       19,629,584        18,394,967        19,429,242         18,323,013



                               SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                                         EARTHSHELL CORPORATION

                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                              (UNAUDITED)


                                                                                  SIX MONTHS ENDED
                                                                                       JUNE 30,
                                                                             --------------------------
                                                                                 2006           2005
                                                                             -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss .................................................................   $(2,668,256)   $(2,938,963)
Adjustments to reconcile net loss to net cash used in operating activities
  Depreciation and amortization ..........................................         2,321          1,675
  Amortization of debt discount......... ......................... .......       519,327        100,196
  (Gain) Loss on sale, disposal, or impairment of property and equipment .       (26,096)       (23,705)
  (Gain) on settlements of debt...........................................      (304,599)            --
  Stock option and restricted stock compensation expense..................       260,837        251,692
  Other non-cash expense items ...........................................        39,367       (196,526)
Changes in operating assets and liabilities
  Prepaid expenses and other current assets ..............................        10,966         30,172
  Deferred revenues ......................................................       (50,000)      (133,333)
  Accounts payable and accrued expenses ..................................         8,849      1,076,893
  Payables to a related party.............................................            --        (37,854)
  Other long-term liabilities ............................................         4,955             --
                                                                             -----------    -----------
     Net cash used in operating activities ...............................    (2,202,329)    (1,869,753)
                                                                             -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment .......................................        (2,368)            --
Proceeds from sales of property and equipment ............................        26,096         23,705
                                                                             -----------    -----------
     Net cash provided by investing activities ...........................        23,728         23,705
                                                                             -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of preferred stock ................................       500,000             --
Proceeds from issuance of common stock ...................................            --         25,000
Proceeds from issuance of warrants (net of costs of $39,366)..............        60,634
Proceeds from issuance of notes payable to related party .................       150,000        322,000
Repayment of notes payable to related party ..............................            --       (322,000)
Principal payments on settlements ........................................      (185,059)      (146,270)
Proceeds from issuance of note payable ...................................     1,975,803      2,500,000
Note payable issuance costs ..............................................      (280,000)      (402,500)
                                                                             -----------    -----------
     Net cash provided by financing activities ...........................     2,221,378      1,976,230
                                                                             -----------    -----------

Effect of exchange rate changes on cash and cash equivalents .............        13,785         (7,465)
                                                                             -----------    -----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .........................        56,562        122,717

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ...........................       347,812        272,371
                                                                             -----------    -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD .................................   $   404,374    $   395,088
                                                                             ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for
    Income taxes .........................................................   $        --    $       800
    Interest .............................................................   $   105,924    $    12,619



                       SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

In March of 2005, in consideration for a loan guarantee, the Company issued a warrant to Benton Wilcoxon to purchase 65,000 shares of common stock of the Company at an exercise price of $ 3.00 per share. The warrant expires on March 23, 2008. Using the Black-Scholes pricing model, the warrant was valued at $34,980. Also in March of 2005, in consideration for consulting services rendered in connection with the company obtaining financing, the Company issued a warrant to Douglas Metz for 80,000 shares of common stock of the Company at an exercise price of $3.00 per share. The warrant expires on March 23, 2008. Using the Black-Scholes pricing model, the warrant was valued at $43,048.

In May 2005, the Company issued a warrant to Cornell Capital Partners (CCP) to purchase 625,000 shares of common stock of the Company. The warrant expires on the later of : (a) May 26,2006 or (b) the date sixty days after the date the $2,500,000 in promissory notes issued to Cornell Capital are fully repaid. The warrant has an exercise price of $4.00 per share of common stock. Using the Black-Scholes pricing model, the warrant was valued at $47,345.

In August 2005, the Company issued a warrant to CCP to purchase 50,000 shares of common stock of the Company in consideration for consolidating the two CCP promissory notes and extending the date upon which amortization and repayment of the notes is to begin. The warrant expires on the later of: (a) August 26, 2007 or (b) the date sixty days after the date the $2,500,000 in promissory notes issued to Cornell Capital are fully repaid. The warrant has an exercise price of $4.00 per share of common stock. Using the Black-Scholes pricing model, the warrant was valued at $3,788.


Pursuant to the Board's approval in February, 2005, the Company granted to its chairman of the Board of Directors (and majority beneficial stockholder) a warrant to purchase one million shares of the Company's common stock at $3 per share in consideration of the stockholder's continued support of the Company since its inception and providing bridge loans from time to time. The warrant was issued in August 2005 and expires in May of 2015.

On October 11, 2005, the Company entered into a debt conversion and mutual release agreement (the "Debt Conversion Agreement") with EKI. Pursuant to the Debt Conversion Agreement, the Company and EKI agreed that the remaining payable of $837,145 (previously owed to Bio-Tec Biologische Naturverpackunger GmbH & Co.KG, but which payable was subsequently assigned to EKI) be converted into 279,048 shares of common stock of the Company. The conversion price equaled $3.00 per share. Pursuant to the Debt Conversion Agreement, the Company and EKI released each other from any and all claims in connection with the receivable.

On December 30, 2005 in connection with a Securities Purchase Agreement, the Company issued to Cornell Capital Partners a warrant to purchase up to 350,000 shares of common stock (the "Cornell Capital Warrant"). This Cornell Capital Warrant has an exercise price of $4.00 per share, which may be adjusted under certain conditions to as low as $3.00 per share and expires two years from the date it was issued. Furthermore, in connection with the Company's sale of Cornell Capital Debentures, in January 2006 the Company issued to Mr. Benton Wilcoxon, in consideration of his pledge of shares of common stock of Composite Technology Corporation pursuant to the terms of a security and pledge agreement a warrant to purchase up to 125,000 shares of common stock. This warrant has an exercise price of $4.00 per share and expires three years from the date it was issued. Using the Black-Scholes pricing model, the warrants were valued at $241,155.

On January 11, 2006, the Company issued 186,021 shares of the Company's common stock to SF Capital Partners pursuant to a conversion right related to the Contingent Settlement of $2.375 million reached under the September 30, 2004 Amended and Restated Debenture Purchase Agreement. Pursuant to the Contingent Settlement, EarthShell must pay $2.375 million to SF Capital Partners from 33% of any equity funding received by the Company (excluding certain funding) or 50% of the royalties received by EarthShell in excess of $250,000 per month (as determined on a cumulative basis commencing July 1, 2004). The Company has the right to convert the unpaid portion of the $2.375 million into shares of the Company's common stock at a price equal to the lesser of $3.00 per share, or the price per share that EarthShell shall subsequently receive upon the issuance of its common stock (or other convertible security) during the three year period commencing September 30, 2004. Following the conversion of $558,063 into 186,021 shares of common stock, the remaining balance of the Contingent Settlement was approximately $1.8 million. The Company recorded that difference between the conversion value and the fair value of the common stock at the time of the conversion as a settlement gain in the amount of $213,924.


On February 9, 2006, the Company issued 123,000 shares of stock in settlement of certain outstanding payables and settlement of litigation with Van Dam Machine Corporation. A gain on the settlements amounting to $41,100 was recorded in the quarter ended March 31, 2006.


On February 10, 2006, in connection with the issuance of a license and stock purchase agreement, the Company issued a warrant to EarthShell Asia to purchase 1,033,033 shares of the Company's common stock at $3.90 per share, which, under certain circumstances, may be adjusted to an exercise price of not less than $3.00 per share. The warrant expires on December 27, 2010.


            SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

On March 6, 2006, the Company issued a total of 50,000 shares of common stock to current and past Directors pursuant to restricted stock grants given to the directors in June 2005 as a bonus in recognition for their willingness to defer their cash compensation since 2004. An accrual to compensation expense was recorded in 2005.


On March 7, 2005, the Company entered into an agreement with Capital Group Communications ("CGC") in which CGC would perform investor relations functions on behalf of the Company in return for up to 600,000 shares of the Company's common stock. During the past year, the Company has accrued for this expense. Pursuant to a letter agreement dated February 27, 2006, EarthShell and CGC reached an agreement in which CGC agreed to accept a total of 320,000 unregistered shares of EarthShell's Common Stock under this agreement as payment in full for its services. EarthShell agreed to include 300,000 of such shares in the next registration statement it files with the Securities and Exchange Commission. The 320,000 shares were issued to CGC on May 2, 2006.

During June, 2006, the Company issued a total of 160,000 shares of restricted common stock to two individuals in connection with the termination of a license agreement, mutual release, and settlement of claims between the parties.

On June 21, 2006, EarthShell Corporation (the "Company") entered into a Securities Purchase Agreement (the "SPA") by and among the Company and certain investors named therein (the "Investors") pursuant to which the Company sold an aggregate of 128,205 shares of Series D convertible preferred stock (the "Series D Preferred Stock") for a total purchase price of $500,000. The Series D Preferred Stock, which was sold to the Investors in a private offering, pays a cumulative 20% annual dividend, which shall be paid on conversion or liquidation of the Company. The Series D Preferred Stock is callable in certain circumstances by the Company. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series D Preferred Stock will be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Company to the holders of any shares of common stock by reason of the ownership thereof, an amount equal to the Liquidation Value of $3.90 per share and any accrued dividends. Each share of Series D Preferred Stock is convertible into one share of the Company's common stock, par value $0.01 per share, subject to adjustment. In order to (i) effect an amendment of the Company's Certificate of Incorporation or By-Laws (except to increase the number of directors), (ii) issue, or permit any Subsidiaries to issue, any additional shares of capital stock or other equity interests at less than Fair Market Value, or (iii) change the Company's business or business model, the affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series D Preferred Stock must first be obtained. In connection with the issuance and sale of the Series D Preferred Stock, the Company granted the Investors immediately exercisable warrants to purchase an aggregate of 555,555 shares of the Company's common stock at an exercise price of $3.90 per share, subject to adjustment (the "Warrants"). The Investors also have been granted certain registration rights with respect to the shares of common stock underlying the Series D Preferred Stock and the Warrants as set forth in Section 3 of the SPA.



            SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                             EARTHSHELL CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                  June 30, 2006


OVERVIEW OF OPERATIONS

Organized in November 1992 as a Delaware corporation, EarthShell Corporation (the "Company") is engaged in the commercialization of composite material technology for the manufacture of foodservice disposable packaging designed with the environment in mind. EarthShell Packaging is based on patented composite material technology (collectively, the "EarthShell Technology"), licensed on an exclusive, worldwide basis from E. Khashoggi Industries, LLC and its wholly owned subsidiaries.

The EarthShell Technology has been developed over many years in consultation with leading material scientists and environmental experts to reduce the environmental burdens of foodservice disposable packaging through the careful selection of raw materials, processes, and suppliers. EarthShell Packaging, including hinged-lid sandwich containers, plates, bowls, foodservice wraps, and cups, is primarily made from commonly available natural raw materials such as natural ground limestone and vegetable starches such as corn and potato. EarthShell believes that EarthShell Packaging has comparable or superior performance characteristics and can be commercially produced and sold at prices that are competitive with comparable paper and plastic foodservice disposables.

EarthShell was a development stage enterprise through the first quarter of 2004. With the recognition of the Company's first revenues in the second quarter of 2004, the Company was no longer a development stage enterprise.

BASIS OF PRESENTATION OF FINANCIAL INFORMATION


The foregoing condensed financial information has been prepared from the books and records of EarthShell Corporation Certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted pursuant to such SEC rules and regulations. Operating results for the period ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The accompanying interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Form 10-K for the year ended December 31, 2005.

EarthShell Corporation's condensed consolidated financial statements include the accounts of its wholly-owned subsidiary, PolarCup EarthShell GmbH. All significant intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, thefinancial information reflects all adjustments, consisting of normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the financial condition, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States. The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant losses since inception, has minimal revenues and has a working capital deficit of $7.0 million at June 30, 2006. These factors, along with others, indicate substantial doubt that the Company will be able to continue as a going concern for the next 12 months. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, and ultimately to attain successful operations.

On December 30, 2005 the Company entered into a financing transaction with Cornell Capital Partners to borrow $4.5 million, of which, the Company received $1.7 million in net proceeds after repayment of prior loans of $2.5 million and payment of fees in the amount of $0.3 million. On January 6, 2006, the Company received this funding. Additionally, on June 21, 2006, EarthShell Corporation entered into a Securities Purchase Agreement (the "SPA") by and among the Company and certain investors named therein pursuant to which the Company sold an aggregate of 128,205 shares of Series D convertible preferred stock for a total purchase price of $500,000. (See Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Financial Resources. Also see Subsequent Events). The Company will have to raise additional funds to meet its current obligations and to cover operating expenses through the year ending December 31, 2006. If the Company is not successful in raising additional capital it may not be able to continue as a going concern. Management plans to address this need by raising cash through the sale of licenses, the generation of royalty revenues, short term borrowings, and the issuance of debt or equity securities. However, the Company cannot assure that additional financing will be available to it, or, if available, that the terms will be satisfactory, or that it will be able to sell additional licenses and receive any royalty payments in 2006. Management will also continue in its efforts to reduce expenses, but cannot assure that it will be able to reduce expenses below current levels.

PROPERTY AND EQUIPMENT AND EQUIPMENT HELD FOR SALE


The cost and accumulated depreciation of property and equipment and equipment held for sale at June 30, 2006 and December 31, 2005 were as follows:

                                                     JUNE 30,      DECEMBER 31,
                                                       2006            2005
                                                   -----------     -----------
Total office furniture and equipment ...........        96,737         158,854
Less:  Accumulated depreciation and amortization       (84,698)       (146,863)
                                                       --------       ---------
Property and equipment - net ...................   $    12,039     $    11,991
                                                   ===========     ===========
Equipment held for sale ........................   $         1     $         1
                                                   ===========     ===========



ACCOUNTS PAYABLE AND ACCRUED EXPENSES


The following is a summary of accounts payable and accrued expenses at June 30, 2006 and December 31, 2005:

                                                    JUNE 30,  DECEMBER 31,
                                                      2006         2005
                                                   ----------   ----------
     Accounts payable and other accrued expenses   $3,505,779   $3,137,261
     Legal accruals ............................      235,610    1,920,575
     Deferred officer compensation .............      489,683      453,544
     Accrued property taxes ....................      111,002      116,002
     Accrued salaries, wages and benefits ......       75,490      281,288
                                                   ----------   ----------
     Total accounts payable and accrued expenses   $4,417,564   $5,908,670
                                                   ==========   ==========


NOTES PAYABLE


CORNELL CAPITAL DEBENTURES. On December 30, 2005, EarthShell entered into a Securities Purchase Agreement with Cornell Capital Partners (the "Cornell Capital Debenture Purchase Agreement") pursuant to which the Company issued to Cornell Capital Partners $4.5 million in principal amount of secured convertible debentures (the "Cornell Capital Debentures") on the terms described below. This agreement was consummated on January 6, 2006. The Cornell Capital Debentures are convertible into shares of the Company's common stock on the terms discussed below. The Company received the net proceeds of $1.7 million from the issuance of the Cornell Capital Debentures on January 6, 2006, after repayment of prior loans to Cornell Capital Partners of $2.5 million and payment of fees in the amount of $0.3 million.

The Cornell Capital Debentures are secured by (i) a Pledge and Escrow Agreement, by and among the Company, Cornell Capital Partners, and David Gonzalez, Esq.,
(ii) an Insider Pledge Agreement and Escrow Agreement (the "IPEA"), by and among the Company, Cornell Capital Partners, David Gonzalez, Esq. and Mr. Benton Wilcoxon and (iii) an Amended and Restated Security Agreement, by and between the Company and Cornell Capital Partners. The Cornell Capital Debentures are secured by substantially all of the Company's assets, have a three year term and accrue interest at 12% per annum. The Cornell Capital Debenture Purchase Agreement required the Company to register the shares of the Company's common stock into which the Cornell Capital Debentures are convertible under the Securities Act of 1933. On February 14, 2006, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission ("SEC") which was subsequently amended on August 2, 2006 in order to register 6,700,000 shares of common stock that may be issuable to the holders of the Cornell Capital Debentures upon conversion. Beginning 60 days after the SEC declares the registration statement effective, Cornell Capital Partners is entitled, at its option, to convert and sell up to $250,000 of the principal amount of the Cornell Capital Debentures, plus accrued interest, into shares of the Company's common stock, within any 30 day period at the lesser of (i) a price equal to $3.00 or (ii) 88% of the average of the two lowest volume weighted average prices of the common stock during the ten trading days immediately preceding the conversion date, as quoted by Bloomberg, LP.

In connection with the Cornell Capital Debenture Purchase Agreement, on December 30, 2005, the Company issued to Cornell Capital Partners a warrant to purchase up to 350,000 shares of common stock (the "Cornell Capital Warrant"). This Cornell Capital Warrant has an exercise price of $4.00 per share, which may be adjusted under certain conditions to as low as $3.00 per share and expires two years from the date it was issued. Furthermore, in connection with the Company's issuance of the Cornell Capital Debentures, the Company issued to Mr. Benton Wilcoxon, in consideration of his pledge of shares of common stock of Composite Technology Corporation pursuant to the terms of the IPEA, a warrant to purchase up to 125,000 shares of common stock. This warrant has an exercise price of $4.00 per share and expires three years from the date it was issued. Using the Black-Scholes pricing model, the warrants were valued at $241,155.

The Company has valued the convertible note payable, related warrants and the beneficial conversion feature to convert the principal balance into shares, using the "Relative Fair Value" approach. Accordingly, the Company recognized a discount of $2.1 million (which includes $0.3 million of issue costs) on the $4.5 million principal value of the convertible note payable and is amortizing the debt discount over the 36 month life of the note.

STOCK OPTIONS


In 1995 the Company subsequently established the EarthShell Corporation 1995 Stock Incentive Plan (the "Plan"). The Plan as amended provides that the Company may grant an aggregate number of options for up to 1,250,000 shares of common stock to employees, directors and other eligible persons as defined by the Plan. Options issued to date under the Plan generally vest over varying periods from 0 to 5 years and generally expire 5 to 10 years from the date of grant. Some of the options granted are subject to approval by the shareholders of an increase in the number of shares reserved for issuance under the Plan.

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share-Based Payment: An Amendment of SFAS No. 123" using the modified prospective method. Under this method, compensation cost is recognized on or after the effective date for the portion of outstanding awards, for which the requisite service has not yet been rendered, based on the grant date fair value of those awards. Prior to January 1, 2006, the Company accounted for employee stock options using the intrinsic value method in accordance with Accounting Principles Board ("APB") Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and adopted the disclosure only alternative of SFAS No. 123. For stock-based awards issued on or after January 1, 2006, the Company recognizes the compensation cost on a straight-line basis over the requisite service period for the entire award. Measurement and attribution of compensation cost for awards existing on December 31, 2005 that are unvested as of the effective date of SFAS No. 123(R) are based on the same estimate of the grant-date or modification-date fair value and the same attribution method used previously under SFAS No. 123. As of January 1, 2006, the Company had 379,167 shares for which the requisite service period has not yet been met. The compensation expense recorded for the portion of these whose requisite service period had been rendered for the six months ended June 30, 2006 was $0.3 million.

Information with respect to stock options is as follows for the six months ended June 30, 2006:

                                                                Weighted-Average
                                                                    Remaining       Aggregate
                                             Weighted-Average      Contractual      Intrinsic
                                  Shares      Exercise Price     Term (in years)      Value
                               -----------   ----------------   ----------------   -----------
Outstanding as of
January 1, 2006                  1,629,425   $           6.68                 --            --

Granted..................               --                 --                 --            --

Exercised................               --                 --                 --            --

Forfeited /Cancelled.....           18,705   $          57.45                 --            --
                               -----------   ----------------   ----------------   -----------
Outstanding as of
June 30, 2006                    1,610,720   $           6.09               7.35   $   324,000
                               ===========   ================   ================   ===========
Options exercisable as
of June 30, 2006                 1,033,220   $           6.51               6.40   $   192,000
                               ===========   ================   ================   ===========


For 2005, prior to adoption of SFAS 123(R) the company did not record compensation expense related to the options granted. If the Company had applied the fair value based method to recognize compensation cost for the options granted, the net loss and net loss per share would have been changed to the following pro forma amounts for the six months ended June 30, 2005:

                                                      2005
                                                  -----------
Net Loss as reported ..........................   $ 2,938,863
Deduct: Stock-based employee compensation
   expense included in reported net loss, net
   of tax .....................................            --
Add: Total stock-based employee compensation
   determined under fair value based method
   for all awards, net of tax
   Relates to warrants issued to executive
   Officers ...................................   $ 2,326,408
                                                  -----------

Pro forma net loss ............................   $ 5,265,371

Basic diluted loss per common share
   As reported ................................   $      0.16
   Pro forma ..................................   $      0.29


On August 12, 2005, the Company granted to its chairman of the Board of Directors (and majority beneficial stockholder) a warrant to purchase one million shares of the Company's common stock at $3 per share in consideration of the stockholder's continued support of the Company since its inception and providing bridge loans from time to time. The warrant expires in May of 2015.


STOCK TRANSACTIONS


On January 11, 2006, the Company issued 186,021 shares of the Company's common stock to SF Capital Partners pursuant to a conversion right related to the Contingent Settlement of $2.375 million reached under the September 30, 2004 Amended and Restated Debenture Purchase Agreement. Pursuant to the Contingent Settlement, EarthShell must pay $2.375 million to SF Capital Partners from 33% of any equity funding received by the Company (excluding certain funding) or 50% of the royalties received by EarthShell in excess of $250,000 per month (as determined on a cumulative basis commencing July 1, 2004). The Company has the right to convert the unpaid portion of the $2.375 million into shares of the Company's common stock at a price equal to the lesser of $3.00 per share, or the price per share that EarthShell shall subsequently receive upon the issuance of its common stock (or other convertible security) during the three year period commencing September 30, 2004. Following the conversion of $558,063 into 186,021 shares of common stock, the remaining balance of the Contingent Settlement was approximately $1.8 million. The Company recorded that difference between the conversion value and the fair value of the common stock at the time of the conversion as a settlement gain in the amount of $213,924.

On February 9, 2006, the Company issued 123,000 shares of stock in settlement of certain outstanding payables and settlement of litigation with Van Dam Machine Corporation. As a result, the Company recorded settlement gains of $41,100 during the Quarter ended March 31, 2006,

On February 10, 2006, in connection with the issuance of a license and stock purchase agreement, the Company issued a warrant to EarthShell Asia to purchase 1,033,033 shares of the Company's common stock at $3.90 per share, which, under certain circumstances, may be adjusted to an exercise price of not less than $3.00 per share. The warrant expires on December 27, 2010. The Company received the remaining $100,000 (less legal fees of $39,366) due under the license and stock purchase agreement and subsequently issued the warrant.

On March 6, 2006, the Company issued a total of 50,000 shares of common stock to current and past Directors pursuant to restricted stock grants given to the directors in June 2005 as a bonus in recognition for their willingness to defer their cash compensation since 2004.

On March 7, 2005, the Company entered into an agreement with Capital Group Communications ("CGC") in which CGC would perform investor relations functions on behalf of the Company in return for up to 600,000 shares of the Company's common stock. During the past year, the Company has accrued for this expense. Pursuant to a letter agreement dated February 27, 2006, the EarthShell and CGC reached an agreement in which CGC agreed to accept a total of 320,000 unregistered shares of EarthShell's Common Stock under this agreement as payment in full for its services. EarthShell agreed to include 300,000 of such shares in the next registration statement it files with the Securities and Exchange Commission. The 320,000 shares were issued to CGC on May 2, 2006.

During June, 2006, the Company issued a total of 160,000 shares of restricted common stock to two individuals in connection with the termination of a license agreement, mutual release, and settlement of claims between the parties.

On June 21, 2006, EarthShell Corporation (the "Company") entered into a Securities Purchase Agreement (the "SPA") by and among the Company and certain investors named therein (the "Investors") pursuant to which the Company sold an aggregate of 128,205 shares of Series D convertible preferred stock (the "Series D Preferred Stock") for a total purchase price of $500,000. The Series D Preferred Stock, which was sold to the Investors in a private offering, pays a cumulative 20% annual dividend, which shall be paid on conversion or liquidation of the Company. The Series D Preferred Stock is callable in certain circumstances by the Company. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series D Preferred Stock will be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Company to the holders of any shares of common stock by reason of the ownership thereof, an amount equal to the Liquidation Value of $3.90 per share and any accrued dividends. Each share of Series D Preferred Stock is convertible into one share of the Company's common stock, par value $0.01 per share, subject to adjustment. In order to (i) effect an amendment of the Company's Certificate of Incorporation or By-Laws (except to increase the number of directors), (ii) issue, or permit any Subsidiaries to issue, any additional shares of capital stock or other equity interests at less than Fair Market Value, or (iii) change the Company's business or business model, the affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series D Preferred Stock must first be obtained. In connection with the issuance and sale of the Series D Preferred Stock, the Company granted the Investors immediately exercisable warrants to purchase an aggregate of 555,555 shares of the Company's common stock at an exercise price of $3.90 per share, subject to adjustment (the "Warrants"). The Investors also have been granted certain registration rights with respect to the shares of common stock underlying the Series D Preferred Stock and the Warrants as set forth in Section 3 of the SPA.

SUBSEQUENT EVENTS

On July 12, 2006, the Company entered into a Letter Agreement with Cornell Capital Partners, pursuant to which Cornell Capital Partners has agreed to forbear from exercising certain rights and remedies under the Cornell Capital Debentures and pursuant to a Registration Rights Agreement. The Company has acknowledged that an event of default under the Cornell Capital Debentures occurred as of June 30, 2006 with the Company failing to timely register with the U.S. Securities and Exchange Commission the common stock underlying the Cornell Capital Debentures. The Company also acknowledged that Cornell Capital Partners is entitled to liquidated damages equal to one percent (1%) of the liquidated value of the Cornell Capital Partners for each thirty (30) day period after May 31, 2006. Pursuant to the Agreement, Cornell Capital Partners has agreed to waive the default, including all liquidated damages that may have accrued through the date of the Agreement and during the Forbearance Period (as defined below), in exchange for the issuance of 250,000 shares of common stock and the Company obtaining the effectiveness by September 30, 2006 of the Registration Statement originally filed with the U.S. Securities and Exchange Commission on February 14, 2006, which includes the shares of common stock underlying the Cornell Capital Debentures. Furthermore, Cornell Capital Partners has agreed not to make any conversions under the Cornell Capital Debentures until the earlier of September 30, 2006 or the expiration of the Forbearance Period, which commences on the date of the execution of the Agreement and continues for so long as (i) the Company strictly complies with the terms of the agreement and (ii) there is no occurrence or existence of any event of default other than the default under the transaction documents or any other agreement that the Company has entered into with Cornell Capital Partners. Cornell Capital Partners shall also have the right to demand the registration of the 250,000 shares of common stock by providing to the Company with thirty (30) days prior written notice of such request and also has certain "piggy-back" registration rights.

On July 28, 2006, the Company entered into a Loan and Mutual Release Agreement (the "LMRA") pursuant to which E. Khashoggi Industries, LLC ("EKI") advanced $350,000 directly to the Company and an additional $150,000 to a law firm on behalf of the Company to cover legal fees related to patent renewals (together, the "2006 EKI Loans". The Company executed two separate promissory notes to EKI on July 28, 2006; one in the amount of $350,000 and the other in the amount of $150,000. Interest accrues on the principal balance of the $350,000 note at a variable per annum rate, as of any date of determination, that is equal to the rate published in the "Money Rates" section of The Wall Street Journal as being the "Prime Rate", compounded monthly. The $150,000 note is non-interest bearing. All accrued but unpaid interest and outstanding principal under the 2006 EKI Loans is due and payable on the earliest to occur of the following: (i) the second anniversary of the date of the 2006 EKI Loans; (ii) five days following the date the Company has received $3.0 million or more in aggregate net cash proceeds from all financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services (including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), measured from the date of the 2006 EKI Loans and not taking into account the proceeds advanced under the 2005 EKI Loan or the 2006 EKI Loans; or (iii) the occurrence of an Event of Default (as defined in the 2006 EKI Loan).

The Company has been engaged in litigation with two (2) equipment suppliers related to the purchase of manufacturing equipment for the Company's former Goettingen, Germany manufacturing line that is no longer in service. The entire amount claimed in the litigation has already been accrued as part of the Company's accounts payable. During the July 2006, the Company reached settlements with both of these equipment suppliers and the litigation matters are being dismissed. The Company will record a gain on the settlement of this litigation amounting to approximately $1.0 million in the third fiscal quarter.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF EARTHSHELL CORPORATION:

We have audited the accompanying consolidated balance sheets of EarthShell Corporation (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for the years ended December 31, 2005, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to, nor were we engaged to perform, an audit of its control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years ended December 31, 2005, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the consolidated financial statements, the Company has incurred significant losses, has minimal revenues and has a working capital deficit of $11,458,467 and a stockholders' deficit of $12,351,889 as of December 31, 2005. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in the notes to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            /s/ Farber Hass Hurley & McEwen, LLP


                                            Camarillo, California
                                            March 10, 2006, except as to the
                                            Stock Option footnote for which the
                                            date is October 27, 2006.

                                  EARTHSHELL CORPORATION
                               CONSOLIDATED BALANCE SHEETS

                                                                     December 31,
                                                            ------------------------------
                                                                2005              2004
                                                            -------------    -------------
ASSETS

CURRENT ASSETS
   Cash and cash equivalents ............................   $     347,812    $     272,371
   Prepaid expenses and other current assets ............          83,473          201,467
                                                            -------------    -------------
     Total current assets ...............................         431,285          473,838

PROPERTY AND EQUIPMENT, NET .............................          11,991            9,037

EQUIPMENT HELD FOR SALE .................................               1                1
                                                            -------------    -------------
TOTAL ASSETS ............................................   $     443,277    $     482,876
                                                            =============    =============
LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
   Accounts payable and accrued expenses ................   $   5,908,670    $   3,899,526
   Current portion of settlements .......................         300,786          313,743
   Current portion of deferred revenues .................         100,000          300,000
   Payable to related party, current ....................         850,000          875,000
   Debenture settlement .................................       2,375,000        2,375,000
   Note Payable, net of discount of $168,901 ............       2,355,296               --
                                                            -------------    -------------
     Total current liabilities ..........................      11,889,752        7,763,269

DEFERRED REVENUES, LESS CURRENT PORTION .................         787,500        1,062,500
OTHER LONG-TERM LIABILITIES .............................         117,914          412,192
                                                            -------------    -------------
   Total liabilities ....................................      12,795,166        9,237,961
                                                            -------------    -------------
COMMITMENTS AND CONTINGENCIES
   STOCKHOLDERS' DEFICIT
     Preferred Stock, $.01 par value, 10,000,000 shares
       authorized; 9,170,000 Series A shares designated; no
       shares issued and outstanding as of
       December 31, 2005 and 2004 .......................              --               --

     Common stock, $.01 par value, 40,000,000 shares
       authorized; 18,981,167 and 18,234,615 shares issued and
       outstanding as of December 31, 2005
       and 2004, respectively ...........................         189,812          182,346
     Additional paid-in common capital ..................     315,306,825      313,196,905
     Accumulated deficit ................................    (327,786,868)    (321,607,782)
     Less note receivable for stock .....................              --         (500,000)
     Accumulated other comprehensive loss ...............         (61,658)         (26,554)
                                                            -------------    -------------
       Total stockholders' deficit ......................     (12,351,889)      (8,755,085)
                                                            -------------    -------------
       TOTAL LIABILITES AND STOCKHOLDERS' DEFICIT .......   $     443,277    $     482,876
                                                            =============    =============

                      SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                            EARTHSHELL CORPORATION
                                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            Year Ended December 31,
                                                                  --------------------------------------------
                                                                      2005            2004            2003
                                                                  ------------    ------------    ------------
Revenues ......................................................   $    183,333    $    137,500    $         --

Operating Expenses
Related party license fee and research and development expenses             --         800,000       1,312,374
Other research and development expenses .......................        200,817         370,163       8,234,416
General and administrative expenses ...........................      5,485,358       3,753,902       5,790,473
Related party general and administrative (reimbursements) .....             --          (4,875)         (4,074)
Depreciation and amortization .................................          2,939          42,236         379,949
Gain on sales of property and equipment .......................        (23,477)       (168,458)       (451,940)
                                                                  ------------    ------------    ------------
Total operating expenses ......................................      5,665,637       4,792,968      15,261,198

Operating Loss ................................................      5,482,304       4,655,468      15,261,198

Other (Income) Expenses
Interest income ...............................................         (5,022)         (4,606)        (95,176)
Related party interest expense ................................        101,314         410,965         445,628
Other interest expense ........................................        599,690         661,721       1,440,118
Premium due to debenture default ..............................             --       1,672,426              --
Other income ..................................................             --              --        (399,701)
(Gain) Loss on extinguishment of debentures ...................             --        (139,673)      1,697,380
Debenture conversion costs ....................................             --              --         166,494
                                                                  ------------    ------------    ------------
Loss Before Income Taxes ......................................      6,178,286       7,256,301      18,515,941

Income Taxes ..................................................            800             800             800
                                                                  ------------    ------------    ------------
Net Loss ......................................................   $  6,179,086    $  7,257,101    $ 18,516,741
                                                                  ============    ============    ============
Basic and Diluted Loss Per Common Share .......................   $       0.33    $       0.48    $       1.40
Weighted Average Number of Common Shares Outstanding ..........     18,503,207      15,046,726      13,266,668


                                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                 EARTHSHELL CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY


                                     Common Stock
                             ----------------------------
                                                             Additional
                                                              Paid-In
                                                              Common        Accumulated
                                 Shares        Amount         Capital         Deficit
                             -------------  -------------  -------------   -------------
 BALANCE, DECEMBER 31, 2002     12,054,637        120,546    292,257,340    (295,833,940)
 Issuance of common stock          137,264          1,373        811,267              --
 Common stock and common
    stock warrants issued
    in connection with
    issuance of convertible
    debentures                     624,747          6,248      2,921,594              --
 Conversion of convertible
    debentures to common
    stock                        1,312,318         13,123      7,536,877              --
 Debenture conversion costs             --             --     (1,493,332)             --
 Net loss                               --             --             --     (18,516,741)
 Foreign currency
    translation adjustment              --             --             --              --
 Comprehensive loss                     --             --             --              --
                             -------------  -------------  -------------   -------------
 BALANCE, DECEMBER 31, 2003     14,128,966        141,290    302,033,746    (314,350,681)
 Issuance of common stock        2,443,272         24,432      7,181,970              --
 Conversion of convertible
    debentures to common
    stock                        1,662,377         16,624      4,970,508              --
 Debenture conversion costs             --             --       (989,319)             --
 Net loss                               --             --             --      (7,257,101)
 Foreign currency
    translation adjustment              --             --             --              --
 Comprehensive loss                     --             --             --              --
                             -------------  -------------  -------------   -------------
 BALANCE, DECEMBER 31, 2004     18,234,615  $     182,346  $ 313,196,905   $(321,607,782)
                             =============  =============  =============   =============
 Issuance of common stock          266,667          2,667        797,333              --
 Conversion of  related
    party note to common
    stock                          323,435          3,234        934,670              --
 Common stock and common
    stock warrants issued
    in connection with
    issuance of convertible
    debentures                     156,450          1,565        377,917              --
 Net loss                               --             --             --      (6,179,086)
 Foreign currency
    translation adjustment              --             --             --              --
 Comprehensive loss                     --             --             --              --
                             -------------  -------------  -------------   -------------
 BALANCE, DECEMBER 31, 2005     18,981,167  $     189,812  $ 315,306,825   $(327,786,868)
                             =============  =============  =============   =============

                                              Accumulated
                                Stock            Other
                               Purchase      Comprehensive
                              Receivable         Loss            Totals
                             -------------   -------------   -------------
 BALANCE, DECEMBER 31, 2002             --         (16,632)     (3,472,686)
 Issuance of common stock               --              --         812,640
 Common stock and common
    stock warrants issued
    in connection with
    issuance of convertible
    debentures                          --              --       2,927,842
 Conversion of convertible
    debentures to common
    stock                               --              --       7,550,000
 Debenture conversion costs             --              --      (1,493,332)
 Net loss                               --              --     (18,516,741)
 Foreign currency
    translation adjustment              --         (76,498)        (76,498)
 Comprehensive loss                     --              --     (18,593,239)
                             -------------   -------------   -------------
 BALANCE, DECEMBER 31, 2003             --         (93,130)    (12,268,775)
 Issuance of common stock         (500,000)             --       6,706,402
 Conversion of convertible
    debentures to common
    stock                               --              --       4,987,132
 Debenture conversion costs             --              --        (989,319)
 Net loss                               --              --      (7,257,101)
 Foreign currency
    translation adjustment              --          66,576          66,576
 Comprehensive loss                     --              --      (7,190,525)
                             -------------   -------------   -------------
 BALANCE, DECEMBER 31, 2004  $    (500,000)  $     (26,554)  $  (8,755,085)
                             =============   =============   =============
 Issuance of common stock          500,000              --       1,300,000
 Conversion of  related
    party note to common
    stock                               --              --         937,904
 Common stock and common
    stock warrants issued
    in connection with
    issuance of convertible
    debentures                          --              --         379,482
 Net loss                               --              --      (6,179,086)
 Foreign currency
    translation adjustment              --         (35,104)        (35,104)
 Comprehensive loss                     --              --      (6,214,190)
                             -------------   -------------   -------------
 BALANCE, DECEMBER 31, 2005             --   $     (61,658)  $ (12,351,889)
                             =============   =============   =============


                     SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                            EARTHSHELL CORPORATION
                                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           Year Ended December 31,
                                                               -----------------------------------------------
                                                                    2005            2004             2003
                                                               -------------    -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss ................................................   $  (6,179,086)   $  (7,257,101)   $ (18,516,741)
   Adjustments to reconcile net loss to net cash used in
       operating activities
     Bad debt expense ......................................         183,333               --               --
     Depreciation and amortization .........................           2,939           42,236          379,949
     Amortization and accretion of debenture issue costs ...         633,490          592,316          955,574
     Compensation related to restricted stock issuance to
       directors ...........................................         150,934               --               --
     Interest paid in common stock .........................         100,758               --               --
     Premium due to debenture default ......................              --        1,672,426               --
     Debenture issuance and conversion costs ...............              --               --          166,494
     Gain on change in fair value of warrant obligation ....              --               --         (399,701)
     (Gain) Loss on extinguishment of debentures ...........              --         (139,673)       1,697,380
     Beneficial conversion value due to change in debentures
       conversion price ....................................              --               --          360,000
     (Gain) Loss on sale, disposal or impairment of
       property and equipment ..............................         (23,476)        (168,458)       3,548,059
     Equity in the losses of joint venture .................              --               --          392,116
     Accrued purchase commitment ...........................              --               --       (1,855,000)
     Other non-cash expense items ..........................        (223,962)         180,171           50,198
   Changes in operating assets and liabilities
     Prepaid expenses and other current assets .............         117,994          120,549          264,153
     Accounts payable and accrued expenses .................       2,054,721         (553,710)      (2,339,720)
     Payable to related party ..............................         (34,070)       1,043,869        1,214,683
     Deferred revenues .....................................        (183,333)       1,362,500               --
     Accrued purchase commitment ...........................              --               --       (1,645,000)
     Other long-term liabilities ...........................          28,914          378,859           33,333
                                                               -------------    -------------    -------------
       Net cash used in operating activities ...............      (3,370,844)      (2,726,016)     (15,694,223)
                                                               =============    =============    =============
CASH FLOWS FROM INVESTING ACTIVITIES Proceeds from release of restricted time deposit upon
     settlement of purchase commitment .....................              --               --        3,500,000
   Proceeds from sales of property and equipment ...........          30,280          187,708          487,691
   Investment in joint venture .............................              --               --          (26,104)
   Purchases of property and equipment .....................         (12,697)          (8,729)          (1,320)
                                                               -------------    -------------    -------------
       Net cash provided by  investing activities ..........          17,583          178,979        3,960,267
                                                               =============    =============    =============


                                                                             Year Ended December 31,
                                                                  -----------------------------------------------
                                                                      2005             2004             2003
                                                                  -------------    -------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of common stock .....................         800,000        2,086,755               --
   Proceeds from issuance of common stock and convertible
     debentures, net of issuance costs and discounts
     amounting to approximately  $3.4 million .................              --               --        8,711,844
   Proceeds from issuance of note payable .....................       2,500,000               --               --
   Proceeds from payment on stock purchase receivable .........          25,000               --               --
   Proceeds from release of restricted time deposit
     upon conversion of convertible debentures into
     common stock .............................................              --               --        1,800,000
   Proceeds from release of restricted time deposit
     upon exchange of convertible debentures ..................              --               --        2,000,000
   Proceeds from release of restricted time deposit for
     repayment of convertible debentures ......................              --               --        5,200,000
   Repayment of convertible debentures ........................              --       (1,110,294)      (5,200,000)
   Principal payments on settlements ..........................        (336,149)         (66,387)              --
   Proceeds from issuance of notes payable to related party ...         850,000               --        1,010,000
   Note payable issuance costs ................................        (402,500)              --               --
                                                                  -------------    -------------    -------------
     Net cash provided by financing activities ................       3,436,351          910,074       13,521,844

   Effect of exchange rate changes on cash and cash equivalents          (7,649)           7,695            2,736
                                                                  -------------    -------------    -------------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS ..............          75,441       (1,629,268)       1,790,624

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ................         272,371        1,901,639          111,015
                                                                  -------------    -------------    -------------
CASH AND CASH EQUIVALENTS, END OF PERIOD ......................   $     347,812    $     272,371    $   1,901,639
                                                                  =============    =============    =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash paid for
     Income taxes .............................................   $         800    $         800    $         800
     Interest .................................................         410,772          111,353           21,058
   Common stock warrants issued in connection with
     convertible debentures ...................................         129,161               --          745,562
   Conversion of convertible debentures into common stock .....         837,145        6,800,000        7,550,000
   Interest paid in common stock ..............................         100,758          532,644           95,339
   Commission paid in common stock ............................              --               --           29,500
   Common stock issued to service providers in connection
     with the March 2003 financing ............................              --               --          484,500

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

In March of 2005, in consideration for a loan guarantee, the Company issued warrants to Benton Wilcoxon to purchase 65,000 shares of common stock of the Company at an exercise price of $ 3.00 per share. The warrants expire on March 23, 2008. Using the Black-Scholes pricing model, the warrants are valued at $34,
980. Also in March of 2005, in consideration for consulting services rendered in connection with the company obtaining financing, the Company issued a warrant to Douglas Metz for 80,000 shares of common stock of the Company at an exercise price of $3.00 per share. The warrant expires on March 23, 2008. Using the Black-Scholes pricing model, the warrant was valued at $43,048.

In May 2005, the Company issued a warrant to Cornell Capital Partners (CCP) to purchase 625, 000 shares of common stock of the Company. The warrant expires on the later of : (a) May 26,2006 or (b) the date sixty days after the date the $2,500,000 in promissory notes issued to Cornell Capital are fully repaid. The warrant has an exercise price of $4.00 per share of common stock. Using the Black-Scholes pricing model, the warrant was valued at $47,345.

In August 2005, the Company issued a warrant to CCP to purchase 50,000 shares of common stock of the Company in consideration for consolidating the two CCP promissory notes and extending the date upon which amortization and repayment of the notes is to begin. The warrant expires on the later of: (a) May 26, 2006 or
(b) the date sixty days after the date the $2,500,000 in promissory notes issued to Cornell Capital are fully repaid. The warrant has an exercise price of $4.00 per share of common stock. Using the Black-Scholes pricing model, the warrant was valued at $3,788.


Pursuant to the Board's approval in February 2005, the Company granted to its chairman of the Board of Directors (and majority beneficial stockholder) a warrant to purchase one million shares of the Company's common stock at $3 per share in consideration of the stockholder's continued support of the Company since its inception and providing bridge loans from time to time. The warrant was issued in August 2005 and expires in May of 2015.


On October 11, 2005, the Company entered into a debt conversion and mutual release agreement (the "Debt Conversion Agreement") with EKI. Pursuant to the Debt Conversion Agreement, the Company and EKI agreed that the remaining payable of $837,145 (previously owed to Bio-Tec Biologische Naturverpackunger GmbH & Co.KG, but which payable was subsequently assigned to EKI) be converted into 279,048 shares of common stock of the Company. The conversion price equals $3.00 per share. Pursuant to the Debt Conversion Agreement, the Company and EKI released each other from any and all claims in connection with the receivable.

In connection with a Securities Purchase Agreement, on December 30, 2005, the Company issued to Cornell Capital Partners a warrant to purchase up to 350,000 shares of common stock (the "December Warrant). This December Warrant has an exercise price of $4.00 per share, which may be adjusted under certain conditions to as low as $3.00 per share and expires two years from the date it was issued. Furthermore, in connection with the Company's sale of Cornell Capital Debentures, the Company issued to Mr. Benton Wilcoxon, in consideration of his pledge of shares of common stock of Composite Technology Corporation pursuant to the terms of the IPEA, a warrant to purchase up to 125,000 shares of common stock. This warrant has an exercise price of $4.00 per share and expires three years from the date it was issued.

In 2003, warrants for the purchase of $1.055 million in aggregate principal amount of convertible debentures and 70,477 shares of common stock were issued in connection with the issuance of convertible debentures. The estimated fair value of the warrants of $442,040, based upon the Black-Scholes method of valuation, was recorded as an original issue discount thereby reducing the carrying value of the convertible debentures and as an increase in additional paid-in common capital.

In 2003, warrants for the purchase of 83,333 shares of common stock were issued to EKI, in connection with the issuance of convertible debentures, in consideration for its willingness to subordinate amounts owed to it. The estimated fair value of the warrants of $303,522, based upon the Black-Scholes method of valuation, was recorded as an original issue discount thereby reducing the carrying value of the notes payable to EKI and as an increase in additional paid-in common capital.

In 2003, 137,264 shares of common stock were issued to satisfy accounts payable and accrued interest payable of $812,640.

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                             EARTHSHELL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OVERVIEW OF OPERATIONS

Organized in November 1992 as a Delaware corporation, EarthShell Corporation (the "Company") is engaged in the commercialization of composite material technology for the manufacture of foodservice disposable packaging designed with the environment in mind. EarthShell Packaging is based on patented composite material technology (collectively, the "EarthShell Technology"), licensed on an exclusive, worldwide basis from E. Khashoggi Industries, LLC and its wholly owned subsidiaries.

The EarthShell Technology has been developed over many years in consultation with leading material scientists and environmental experts to reduce the environmental burdens of foodservice disposable packaging through the careful selection of raw materials, processes, and suppliers. EarthShell Packaging, including hinged-lid sandwich containers, plates, bowls, foodservice wraps, and cups, is primarily made from commonly available natural raw materials such as natural ground limestone and potato starch. EarthShell believes that EarthShell Packaging has comparable or superior performance characteristics and can be commercially produced and sold at prices that are competitive with comparable paper and plastic foodservice disposables.

EarthShell was a development stage enterprise through the first quarter of 2004. With the recognition of the Company's first revenues in the second quarter of 2004, the Company was no longer a development stage enterprise.


RESTATEMENT

Subsequent to the filing of the Form 10K for the year ended December 31, 2005, the Company identified that it had not included warrants granted to Mr. Khashoggi, its former Chairman, in its footnote disclosure of pro forma net loss and loss per share resulting from applying SFAS No. 123 for 2005. Accordingly, the Company has restated the footnote disclosure for this information for the year ended December 2005 which resulted in an increase in its pro forma net loss and loss per share from $6,924,527 and $0.37 to $9,258,471 and $0.49, respectively. See Stock Option note following.


BASIS OF PRESENTATION OF FINANCIAL INFORMATION

The foregoing financial information has been prepared from the books and records of EarthShell Corporation. EarthShell Corporation's consolidated financial statements include the accounts of its wholly-owned subsidiary, PolarCup EarthShell GmbH. All significant intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, the financial information reflects all adjustments necessary for a fair presentation of the financial condition, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant losses since inception, has minimal revenues and has a working capital deficit of $11,458,467 at December 31, 2005. These factors, along with others, indicate substantial doubt that the Company will be able to continue as a going concern for a reasonable period of time.

Subsequent to December 31, 2005 the Company entered into a financing transaction to borrow $4.5 million, of which, the Company netted $1.6 million (See Subsequent Events). On January 6, 2006, the Company received this funding. The Company will have to raise additional funds to meet its current obligations and to cover operating expenses through the year ending December 31, 2006. If the Company is not successful in raising additional capital it may not be able to continue as a going concern. Management plans to address this need by raising cash through either the sale of licenses, the generation of royalty revenues or the issuance of debt or equity securities. In addition, the Company expects cash to be generated in 2006 through royalty payments from licensees. However, the Company cannot assure that additional financing will be available to it, or, if available, that the terms will be satisfactory, or that it will receive any royalty payments in 2006. Management will also continue in its efforts to reduce expenses, but can not assure that it will be able to reduce expenses below current levels. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, and ultimately to attain successful operations.

                             EARTHSHELL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In January 2004, the Company announced that it was not in compliance with a NASDAQ SmallCap Market minimum requirement. On March 8, 2004 the Company's common stock was de-listed by the NASDAQ SmallCap Market and trading was moved to the over-the-counter (OTC) [Pink Sheets Electronic Quotation Service]. Since June 21, 2004, the Company's common stock has been listed through the OTC Bulletin Board. The Company's common stock trades under the symbol "ERTH.OB."

OPERATIONS AND FINANCING

The Company was engaged in initial concept development from 1993 to 1998. During this period, the Company focused on enhancing the material science technology licensed from EKI, initial development of the Company's foam packaging products (primarily, its hinged-lid sandwich containers, which are referred to as "hinged-lid containers"), and the development of relationships with key licensees and end-users.

Since 1998, the Company has been primarily engaged in commercial validation of EarthShell Packaging for plates, bowls, hinged-lid containers, and sandwich wraps, and other market development activities. During this stage, the Company has worked to demonstrate the commercial viability of its business model by optimizing product design, garnering support from key members of the environmental community, expanding validation of the environmental profile through third party evaluations, developing commercially viable manufacturing processes, establishing and refining licensing arrangements with the Company's licensees, and validating product performance and price acceptance through commercial contracts with influential purchasers in key segments of the foodservice market. In cooperation with its operating partners, the Company financed and built initial commercial demonstration production capacity and has sold limited quantities of plates, bowls, and hinged-lid containers. In 2003, the Company concluded commercial demonstration production activity and is relying on its equipment and manufacturing partners to demonstrate and to guarantee the long-term manufacturability of EarthShell Packaging.

As demonstration of the business fundamentals to licensees is accomplished, the Company expects that its operating partners will build production capacity. The Company intends to expand the use of EarthShell Packaging in the U.S. and in international markets through agreements with additional licensees. By leveraging the infrastructure of its licensees, the Company believes the go-to-market strategy will accelerate the market penetration of EarthShell Packaging.

Currently, the Company's strategic relationships include Detroit Tool and Equipment ("DTE") and Renewable Products, Inc. ("RPI") in the U.S, as well as EarthShell Hidalgo ("ESH") in Mexico and EarthShell Asia. During 2005, the Company received technology fees from ESH. During prior years, proceeds from initial sales of plates, bowls and hinged-lid containers were not significant and were recorded as an offset to the costs of its demonstration manufacturing operations.

During 2004, as a result of its stock price dropping below $3 per share for an extended period of time, the Company was de-listed from NASDAQ. Consequently, it became in default on its 2006 Debentures. In the 4th quarter of 2004, the Company sold $2.7 million of unregistered stock, negotiated a settlement with each of its debenture holders, and retired all of the outstanding debentures.

On October 11, 2005, the Company entered into the 2005 EKI Loan with EKI pursuant to which the Company issued to EKI a promissory note to EKI in the principal amount of $1,000,000. As of the second week of January 2006, EKI has advanced the full $1,000,000 to the Company. Interest accrues on the principal balance of the 2005 EKI Loan at a variable per annum rate, as of any date of determination, that is equal to the rate published in the "Money Rates" section of The Wall Street Journal as being the "Prime Rate", compounded monthly. During 2002 and 2003, the Company's largest shareholder, EKI, made various simple interest working capital loans to the Company. These loans bear interest at a rate of 7% or 10% per annum, and are payable on demand. As of December 31, 2003, the outstanding principal balance of these loans was $2,755,000. In connection with the March 2003 convertible debenture financing the remaining outstanding balance of these loans was subordinated to the 2006 Debentures, with strict covenants governing their repayment. In October 2004, these related party loans, including accrued interest were converted to unregistered shares of EarthShell common stock. (See Related Party Transactions).

                             EARTHSHELL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RECENT ACCOUNTING PRONOUNCEMENTS

The FASB recently issued the following statements:

In December 2004, the FASB issued SFAS No. 123R, "Share Based Payment". This Statement is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." This Statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans. This statement will require the Company to recognize the fair value of employee services received in exchange for awards of equity instruments in current earnings. The Company will adopt this pronouncement January 1, 2006 as required.

                             EARTHSHELL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections--a replacement of APB Opinion No. 20 and FASB Statement No. 3" (SFAS
154). This Statement replaces APB Opinion No. 20, "Accounting Changes," and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements," and changes the requirements for the accounting for and reporting of a change in accounting principle by requiring retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impractical to determine either the period-specific effects or the cumulative effect of the change. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. In addition, the Statement also requires that a change in depreciation or amortization for long-lived assets be accounted for as a change in accounting estimate effected by a change in accounting principle. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Consequently, the Company will adopt provisions of SFAS 154 for the fiscal year beginning January 1, 2006. Management currently believes the adoption of the provisions of SFAS 154 will not have a material impact on its financial position or results of operations.

OTHER COMPREHENSIVE INCOME

The Company has reflected the provisions of SFAS No. 130, "Reporting Comprehensive Income", in the accompanying consolidated financial statements for all periods presented. The accumulated comprehensive loss and other comprehensive loss as reflected in the accompanying consolidated financial statements, respectively, consists of foreign currency translation adjustments, which historically have been insignificant to the Company's operations.

FOREIGN CURRENCY TRANSLATION

Assets and liabilities of the Company's foreign subsidiary, PolarCup EarthShell GmbH, are translated into United States dollars at the exchange rate in effect at the close of the period, and revenues and expenses are translated at the weighted average exchange rate during the period. The aggregate effect of translating the financial statements of PolarCup EarthShell GmbH is included as a separate component of stockholders' equity. Foreign exchange gains/losses have been insignificant.

REVERSE STOCK SPLIT

Effective as of October 31, 2003, the Company's Board of Directors ("Board") approved an amendment to the Company's Certificate of Incorporation to effect a reverse split of the Company's common stock. This action by the Board followed approval by 88% of the stockholders of a proposal at the 2003 Annual Meeting of the Company that authorized the Board to take such action. The decision by the Board was prompted by the need to maintain compliance with certain covenants of the Company's 2006 Debentures that require the Company to retain its listing on a national market.

After careful analysis, the Board approved the final ratio for the split at one-for-twelve (1:12), whereby each twelve shares of the Company's issued and outstanding common stock was automatically converted into one share of new common stock. The percentage of the Company's stock owned by each shareholder remained the same. No fractional shares were issued, and instead, the Company's transfer agent aggregated and sold any fractional shares on the open market and distributed the pro rata share of the cash proceeds to the holders of fractional share interests.

The reverse split has been retroactively reflected in these financial statements.

In conjunction with the reverse split, the authorized shares of common stock were reduced from 200 million to 25 million as of October 31, 2003. The authorized shares of common stock were increased in conjunction with the annual meeting of the shareholders held on June 26, 2004, from 25 million to 40 million.

                             EARTHSHELL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has financial instruments, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at December 31, 2005 and 2004, as defined in FASB 107, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, the fair value of payables to related parties and notes payable to related party cannot be determined due to their related party nature. In addition, it is impractical for the Company to estimate the fair value of the convertible debentures because a market for such debentures does not readily exist. Considerable judgment is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

CONCENTRATION OF RISK - FINANCIAL INSTRUMENTS

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of Cash and Cash Equivalents. The Company places its excess cash in reputable federally insured financial institutions and in high quality money market fund deposits. Money market fund deposits ($433,514 on deposit with one bank at December 31, 2005) are subject to market fluctuations and there is no guarantee as to their ultimate value.

RECLASSIFICATIONS

Certain items in the 2003 and 2004 financial statements have been reclassified to conform to the 2005 presentation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash, funds invested in money market funds and cash invested temporarily in various instruments with maturities of three months or less at the time of purchase. The money market fund deposits have an investment objective to provide high current income to the extent consistent with the preservation of capital and the maintenance of liquidity and, therefore, are subject to minimal risk.

PREPAID EXPENSES AND OTHER CURRENT ASSETS

The following is a summary of prepaid expenses and other current assets at December 31:

                                                              2005       2004
                                                           --------   --------
         Prepaid expenses and other current assets .....   $ 83,473   $ 83,583
         Receivable on sale of  equipment ..............         --     78,009
         Related party receivable ......................         --     12,875
         Retainer for financing ........................         --     27,000
                                                           --------   --------
         Total Prepaid Expenses and Other Current Assets   $ 83,473   $201,467
                                                           ========   ========

EVALUATION OF LONG-LIVED ASSETS

The Company evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If there is an indication that the carrying value of a long-lived asset may not be recoverable and the estimated future cash flows (undiscounted and without interest charges) from the use of the asset are less than the carrying value, a write-down is recorded to reduce the related asset to its estimated fair value.

PROPERTY AND EQUIPMENT AND EQUIPMENT HELD FOR SALE

Property and equipment are carried at cost. Depreciation and amortization is provided for using the straight-line method for financial reporting purposes based upon the estimated useful lives of the assets, which range from three to seven years. As described further below, the Company wrote down property and equipment related to commercialization of the EarthShell Packaging products technology by $4.0 million in 2003. The impairment charges were expensed to "Other research and development" in the accompanying Statements of Operations.

                             EARTHSHELL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The cost and accumulated depreciation of property and equipment and equipment held for sale at December 31, 2005 were as follows:

                                                           2005          2004
                                                         ---------    ---------
   Property and Equipment

     Office furniture and equipment ..................   $ 158,854    $ 245,274
       Less: accumulated depreciation and amortization    (146,863)    (236,237)
                                                         ---------    ---------
   Property and equipment--net .......................   $  11,991    $   9,037
                                                         =========    =========
   Equipment held for sale ...........................   $       1    $       1
                                                         =========    =========

The Company has fully depreciated equipment (original cost of $893,657) and a commercial production line which are being held for sale. The commercial production line in Goettingen, Germany was financed and constructed by the Company for the Company's joint venture (see Investment in Joint Venture) with Huhtamaki. During 2001, $1.2 million of the Goettingen line was written off to reflect equipment that had no further application in the product development cycle. During the third quarter of 2002 the Company concluded, after obtaining quotations from various machinery suppliers for an identical line, that $1.7 million of the cost of the line would not be recoverable and therefore the carrying value of the line was written down by this amount, of which $1.6 million was recorded in the third quarter of 2002 and the remaining $0.1 million was recorded in the fourth quarter of 2002. At December 31, 2003, the Company was negotiating to sell the line to a party who would become a licensee with rights to produce foodservice disposables. However, because the Company was unable to determine with certainty the proceeds that would be realized upon sale of the equipment, the Company wrote the line down to $1 as of December 31, 2003 and reclassified it to the long-term asset account "Equipment held for sale." The $4.0 million impairment charge for 2003 was expensed to "Other research and development" in the accompanying Statements of Operations. If the equipment is sold, the Company will record a gain equal to the proceeds received for the equipment.

The Company sold non-essential machine shop equipment and excess office furniture and equipment in 2004 and 2005, realizing gains on the sale.

INVESTMENT IN JOINT VENTURE

On May 24, 1999, the Company entered into a joint venture agreement with Huhtamaki to commercialize EarthShell Packaging throughout Europe, Australia, New Zealand, and, on a country by country basis, Asia. The Company and Huhtamaki formed PolarCup EarthShell ApS ("PolarCup"), a Danish holding company, for the purpose of establishing operating companies to manufacture, market, sell and distribute EarthShell Packaging.

The Company contributed approximately 10,000 Euros as nominal share capital and 500,000 Euros for start-up capital. The Company paid for the development of the initial commercial production line to be located at the Huhtamaki facility at Goettingen, Germany (see Property and Equipment). In January 2004, the Company announced the conclusion of its joint venture structure with Huhtamaki. During 2003 and 2002 the Company recorded its equity in the losses of the joint venture of $392,117 and $20,263 respectively, including the write off of its remaining investment as of December 31, 2003.

                             EARTHSHELL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RELATED PARTY TRANSACTIONS

In connection with the formation of the Company, the Company entered into a License Agreement (the "License Agreement") with EKI, a stockholder of the Company. Pursuant to the license agreement, as amended, the Company has an exclusive, worldwide, royalty-free license to use and license the EKI technology to manufacture and sell disposable, single-use containers for packaging or serving food or beverages intended for consumption within a short period of time (less than 24 hours) and to use certain trademarks owned by EKI in connection with the products covered under the License Agreement. The license continues to be in effect during the life of the patents licensed under the License Agreement covering the technologies. Patents currently issued do not begin to expire until 2012 and provide some protection through 2020. Pending patents, if granted, would extend protection through 2022. On July 29, 2002, the License Agreement was amended to expand the field of use for the EarthShell technology to include noodle bowls used for packaging instant noodles. The Company will pay to EKI 50% of any royalty or other consideration it receives in connection with the sale of products within this particular field of use. In addition, on July 29, 2002 the Company entered into a License & Information Transfer Agreement with Biotec, a wholly owned subsidiary of EKI, to utilize the Biotec technology for foodservice applications, including the food wraps used in foodservice applications (the "Biotec Agreement"). Effective January 1, 2001, EKI had previously granted to the Company priority rights to license certain product applications on an exclusive basis from Biotec in consideration for the Company's payment of a $100,000 monthly licensing fee to Biotec. In addition, in consideration of the monthly payment, Biotec agreed to render technical services to the Company at Biotec's cost plus 5%. The licensing fee and services arrangements were continued in the Biotec Agreement. Under the terms of the Biotec Agreement, Biotec is entitled to receive 25% of any royalties or other consideration that the Company receives in connection with the sale of products utilizing the Biotec technology. As part of the convertible debenture financing completed in March 2003 (see Convertible Debentures), payment of amounts due to EKI under the License Agreement or the Biotec Agreement were subordinated to the 2006 Debentures with strict covenants governing their repayment. However, any amounts deferred pursuant to this subordination requirement shall accrue interest at the rate of 10% per annum until paid. For the years ended December 31, 2005, 2004, and 2003, the Company paid or accrued to EKI $0, $800,000, and $1,312,374 , respectively, under the License Agreement and Biotec Agreement, consisting of the $100,000 per month licensing fee, materials and services provided by EKI, which vary based on the Company's given requirements, and interest payable on outstanding balances.

In September of 2004, as part of an overall restructuring of its debt, EarthShell entered into an agreement with Biotec to convert $1.475 million of the $2.475 million of accrued license fees owing to Biotec as of September 1, 2004, plus accrued interest into 491,778 shares of EarthShell common stock and to eliminate, the $100,000 per month minimum license fee. In December of 2004, EarthShell paid to Biotec $125,000, leaving a balance of $875,000 as of December 31, 2004. During 2005, the balance was further reduced to $837,145 and assigned to EKI. On October 11, 2005, the Company entered into a debt conversion and mutual release agreement (the "Debt Conversion Agreement") with EKI. Pursuant to the Debt Conversion Agreement, the Company and EKI agreed that the remaining receivable of $837,145 (previously owed to Bio-Tec Biologische Naturverpackunger GmbH & Co.KG, but which receivable was subsequently assigned to EKI) be converted into 279,048 shares of common stock of the Company. The conversion price equals $3.00 per share. Pursuant to the Debt Conversion Agreement, the Company and EKI released each other from any and all claims in connection with the receivable.

In connection with the settlement of the March 2006 Debentures in October of 2004, EKI converted all of its outstanding loans to EarthShell ($2,755,000) into unregistered common stock at $3.00 per share and converted $532,644 of accumulated interest into unregistered common stock at $4.00 per share for a total of 1,051,494 shares received by EKI.

In September 2004, the Company hired an executive assistant who supports both EKI and Company executives. The Company paid the salary and benefits of the executive assistant and charged EKI for the portion of her time that was spent supporting EKI executives. The Company invoiced EKI $32,608 and $12,875 for the years ended December 31, 2005 and 2004, respectively, for such support services. This arrangement terminated in October 2005.

                             EARTHSHELL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In May 2004, the Company sold non-essential machine shop equipment and excess office furniture and equipment with a net book value of approximately $19,122 to EKI for $78,409.

On September 22, 2004, Simon K. Hodson, the then Chief Executive Officer of the Company, loaned $50,000 to the Company on a short-term basis at an annual interest rate of 7%, and on September 29, 2004 Mr. Hodson loaned the Company an additional $86,000. During the fourth quarter of 2004, the Company repaid both short-term loans.


Pursuant to the Board's approval in February 2005, the Company granted to its chairman of the Board of Directors (and majority beneficial stockholder) a warrant to purchase one million shares of the Company's common stock at $3 per share in consideration of the stockholder's continued support of the Company since its inception and providing bridge loans from time to time. The warrant was issued in August 2005 and expires in May of 2015.



ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The following is a summary of accounts payable and accrued expenses at December 31:

                                                       2005            2004
                                                  -------------   -------------
    Accounts payable and other accrued expenses   $   3,137,261   $   1,333,101
    Legal accruals ............................       1,283,842       1,497,103
    Deferred officer compensation .............         453,544         298,194
    Accrued property taxes ....................         116,002         112,159
    Accrued salaries, wages and benefits ......         281,288         258,691
    Accrued legal fees ........................         636,733         400,278
                                                  -------------   -------------
    Total accounts payable and accrued Expenses   $   5,908,670   $   3,899,526


CONVERTIBLE DEBENTURES

On August 12, 2002, the Company issued $10.0 million in aggregate principal amount of the 2007 Debentures to institutional investors. These debentures bore interest at a rate of 1.5% per annum, payable quarterly in arrears on each January 31, April 30, July 31 and October 31. The holders of these debentures had the right to convert the debentures into the Company's common stock at an initial conversion price of $15.60 per share, which was reduced to $8.40 per share in November 2002 and then to $6.00 per share in March 2003 as a result of anti-dilution adjustments. Based on the conversion price relative to the fair market value of the common stock at the date of issue, the debentures were deemed to have no beneficial conversion feature. In March 2003, the conversion price of the 2007 Debentures was adjusted downward, resulting in a beneficial conversion charge of $360,000 that is included in other interest expense in the Statements of Operations. During the third quarter of 2002, the Company forced conversion of $1.0 million principal amount of the debentures for 168,696 shares of common stock, resulting in the release to the Company of $1.0 million of restricted cash. During 2003, the Company forced conversion of an additional $1.3 million principal amount of the debentures and debenture holders voluntarily converted $0.5 million principal amount of the debentures, for a total of 353,985 shares of common stock, resulting in the release to the Company of $1.8 million of restricted cash.

In connection with the issuance of the 2007 Debentures, the Company issued to the debenture holders warrants to purchase 208,333 shares of the Company's common stock at $14.40 per share. A value of $1,521,046 was ascribed to the warrants and recorded as an original issue discount based on the Black-Scholes method of valuation. During 2002, non-cash interest expense of $144,500 and debenture conversion costs of $320,970 were recognized in the Statements of Operations to reflect amortization of the original issue discount associated with the warrants and to reflect the 15% discount to the market price of the Company's common stock resulting from the forced conversions of the 2007 Debentures. During 2003, non-cash interest expense of $74,927 was recognized in the Statements of Operations to reflect amortization of the original issue discount associated with the warrants. In addition, $59,747 of the original issue discount associated with the debentures voluntarily converted was charged to additional paid in common capital.

                             EARTHSHELL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In March 2003, as part of a new convertible debenture financing, the Company prepaid $5.2 million principal amount of the 2007 Debentures, resulting in a prepayment penalty of $208,000. The Company also issued to the holders of the 2007 Debentures 52,083 shares of common stock, valued at $237,500 based upon the closing price of the Company's common stock on the NASDAQ SmallCap Market of $4.56 per share on March 5, 2003. In addition, one of the holders of the 2007 Debentures exchanged $2.0 million aggregate principal amount of 2007 Debentures for $2.0 million aggregate principal amount of 2006 Debentures and 78,989 shares of common stock valued at approximately $360,000 based upon the closing price of the Company's common stock of $4.56 per share on March 5, 2003. In connection with the prepayment and exchange transactions, the Company incurred cash transaction costs of approximately $296,000, excluding the prepayment penalty. The Company recognized a $1.7 million loss upon extinguishment of the 2007 Debentures through the prepayment and exchange. The exchange of $2.0 million of the 2007 Debentures for 2006 Debentures resulted in the release to the Company of $2.0 million of restricted cash. There were no outstanding 2007 Debentures as of December 31, 2003.

On March 5, 2003, the Company issued to a group of institutional investors 416,667 shares of common stock and $10.55 million in aggregate principal amount of secured convertible debentures due in March 2006 (the "2006 Debentures"), for which the Company received proceeds of approximately $9.0 million, net of financing costs of approximately $1.5 million. The 2006 Debentures bore interest at a rate of 2.0% per annum, payable quarterly in arrears on each January 31, April 30, July 31 and October 31.

In accordance with Accounting Principles Board Opinion No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants," the Company allocated the net proceeds of $9.0 million to the 2006 Debentures and the common stock based upon their relative fair values. A discount on the 2006 Debentures of $3.4 million and a discount on the common stock of $604,000 resulted from the fair value allocation. Based on the conversion price of the 2006 Debentures relative to the fair market value for a share of the Company's common stock at the date of issue, the 2006 Debentures were deemed to have no beneficial conversion feature.

In addition to the $1.5 million of financing costs, the Company also incurred approximately $646,000 of non-cash costs attributable to 54,167 shares of common stock issued to the lead purchaser of the 2006 Debentures and two warrants issued to a placement agent, both of whom received the instruments as compensation for their services rendered in connection with the transaction. The fair value of the 54,167 shares of common stock issued to the lead purchaser was determined to be $247,000, based on the closing price of $4.56 per share of the Company's common stock on the NASDAQ SmallCap Market on March 5, 2003. The fair value of approximately $42,000 of the first of the two warrants issued to the placement agent, which would expire in March 2006 and was immediately exercisable by the placement agent to purchase 28,810 shares of the Company's common stock for $10.08 per share, was estimated using the Black Scholes option-pricing model and is reflected in the accompanying financial statements as an increase in additional paid-in capital and as a component of the $4.0 million aggregate discount on the 2006 Debentures and common stock issued in the March 2003 transaction. The second of the two warrants issued to the placement agent, which would expire in March 2006, was immediately exercisable by the placement agent to purchase $1.055 million in aggregate principal amount of the 2006 Debentures and 41,667 shares of the Company's common stock. At September 30, 2003, the Company evaluated the current value of this warrant, considering the Company's current cash flow projections, continued operating losses, the prospects of raising additional equity capital, the significant excess of the conversion price to the current stock price and the volatility in the Company's stock price. Based upon these factors, the Company determined that the warrant had no value as of September 31, 2003 and December 31, 2003 and therefore reduced the balance of the warrant obligation to zero as of September 30, 2003, resulting in a $0.5 million gain that is reflected in "Other (income) expense" in the Statements of Operations.

In 2003, $5.75 million principal amount of the 2006 Debentures was converted into 958,334 shares of common stock resulting in the approximately $4.4 million carrying amount of the 2006 Debentures being transferred to common stock.

                             EARTHSHELL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2003, the Company was in compliance with all covenants of the 2006 Debentures. However, on March 8, 2004, the Company's common stock was delisted from the NASDAQ SmallCap Market because the Company's market capitalization failed to meet the minimum required standard. In addition, the Company did not make interest payments related to the 2006 Debentures as required on January 31, 2004. These actions put the Company in non-compliance with its covenants under the 2006 Debentures. The Company negotiated with the various debenture holders to resolve the defaults. From July through October 2004, the Company reached settlements with each of the remaining debenture holders to retire the entire $6.8 million outstanding at the end of 2003. Taken together, the debenture holders converted their debenture holdings into 1,149,877 shares of registered stock, received a total of $1.11 million in cash payments, and received an additional 512,500 shares of unregistered common stock. One of the debenture holders also received a settlement payable of $2.375 million, which may be converted to common stock at the option of the holder at $3 per share. This holder also has the right to elect to be paid from up to 1/3 of the proceeds of future equity capital transactions or from up to 1/3 of future revenues until he has received a total of $2.375 million, less any portion that has already been converted. As of December 31, 2004, 100% of the outstanding debentures had been retired, the security interest held by the 2006 Debenture Holders had been released, and any and all defaults under these debentures had been waived. Because the $2.375 million settlement payable is payable only from future proceeds, it is classified on the balance sheet under Current Liabilities as a Debenture Settlement.

In connection with the March 2003 financing transactions, EKI agreed to subordinate the repayment of its outstanding loans totaling $2.755 million to the Company's payment obligations under the 2006 Debentures. In addition, EKI and The Biotec Group agreed to subordinate certain payments to which they were otherwise entitled under the Biotec License Agreement (other than their respective percentages of any royalties received by the Company) to the satisfaction of the Company's payment obligations under the 2006 Debentures. In consideration for its willingness to subordinate the payments and advances that are owed to it, in March 2003 the Company issued to EKI a warrant, expiring in ten years, to acquire 83,333 shares of the Company's common stock for $6.00 per share. The fair value of the warrant was estimated to be approximately $0.3 million using the Black-Scholes option pricing model and was recorded as a discount on the outstanding loans.

On October 11, 2005, the Company entered into the 2005 EKI Loan with EKI pursuant to which the Company issued to EKI a promissory note to EKI in the principal amount of $1.0 million. As of December 31, 2005, EKI had advanced $0.85 million with the balance being funded by the second week of January 2006. Interest accrues on the principal balance of the EKI Loan at a variable per annum rate, as of any date of determination, that is equal to the rate published in the "Money Rates" section of The Wall Street Journal as being the "Prime Rate", compounded monthly. All accrued but unpaid interest and outstanding principal is due and payable on the earliest to occur of the following: (i) the second anniversary of the date of the 2005 EKI Loan; (ii) five days following the date the Company has received $3.0 million or more in aggregate net cash proceeds from all financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services (including advance royalty payments, proceeds from the sale of the Company's common stock and fees for technological services rendered to third parties), measured from the date of the EKI Loan and not taking into account the proceeds advanced under the 2005 EKI Loan; or (iii) the occurrence of an Event of Default (as defined in the 2005 EKI Loan).

NOTES PAYABLE

In March 2005, the Company entered into a promissory note and Security Agreement with Cornell Capital Partners. Pursuant to the Security Agreement, the Company issued promissory notes to Cornell Capital Partners in the original principal amount of $2.5 million. The $2.5 million was disbursed as follows: $1.15 million was disbursed on March 28, 2005 and on May 23, 2005 the remaining $1.35 million was issued in a second closing. After origination costs, the Company realized approximately $2.1 million of net proceeds. The promissory notes are secured by the assets of the Company and shares of stock of another entity pledged by an affiliate of that entity. In addition, the Company pledged to the lender 100 shares of Series B convertible preferred stock which are convertible in the event of default into approximately $3.3 million shares of the Company's common stock. The promissory notes have a one-year term and accrue interest at 12% per year.

                             EARTHSHELL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the financing with Cornell Capital Partners, the Company issued a warrant to Cornell Capital Partners to purchase 625,000 shares of common stock of the Company. The warrant expires on the later of: (a) May 26, 2006 or (b) the date sixty days after the date the $2.5 million in promissory notes issued to Cornell Capital Partners are fully repaid. The warrant has an exercise price of $4.00 per share of common stock. The first installment payment on the promissory notes was due on July 25, 2005. In August 2005 Cornell Capital Partners agreed to consolidate the two notes and to defer the commencement of repayment installments until October 1, 2005. In consideration of this modification to the promissory notes, the Company issued a warrant to Cornell Capital Partners to purchase 50,000 shares of common stock of the Company. The warrant expires on the later of: (a) May 26, 2005 or (b) the date sixty days after the date the $2.5 million in promissory notes issued to Cornell Capital are fully repaid. The warrant has an exercise price of $4.00 per share of common stock.

Also in March 2005, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell Capital Partners shares of common stock for a total aggregate purchase price of up to $10.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay the Company 98% of the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the 5 days immediately following the notice date. The price paid by Cornell Capital Partners for the Company's stock shall be determined as of the date of each individual request for an advance under the Standby Equity Distribution Agreement. Cornell Capital Partners will also retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners' obligation to purchase shares of the Company's common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including the Company's registration statement for shares of common stock sold under the Standby Equity Distribution Agreement being declared effective by the Securities and Exchange Commission and is limited to $0.5 million per weekly advance. On June 9, 2005 the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission to register the shares of EarthShell common stock underlying this transaction. On September 27, 2005, the registration statement was withdrawn. The Company expects to filed a revised S-1 on February 14, 2006.

The notes above were fully repaid and refinanced through the Cornell Capital Debentures. See "Subsequent Events" below.

OTHER LONG TERM LIABILITIES

The Company has negotiated settlements with a number of its trade payable vendors comprised of payment plans of up to 36 months. These settlements have been reclassified on the balance sheet from trade payables to Current Portion of Settlements for payments due within the current reporting year and Other Long Term Liabilities for payments due after December 31, 2006. Payments on such settlements due in 2007 and 2008 total $0.18million and $0, respectively.

                             EARTHSHELL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMMITMENTS

During 2005,the company relocated its headquarters to its current location where it leases 3,353 square feet of office space in Lutherville, Maryland, on a month-to-month basis. The Company's monthly lease payment with respect to this space is $5,780. Rental expenses for the years ended December 31, 2005, 2004 and 2003 amounted to $98,885, $165,382, and $558,195 respectively. During 1998, EKI entered into certain agreements with an equipment manufacturer providing for the purchase by EKI of certain technology applicable to starch-based disposable packaging. EKI licenses such technology to the Company on a royalty-free basis pursuant to the License Agreement. In connection with the purchase, and pursuant to the terms of a letter agreement with EKI, the Company agreed to pay the seller of the technology $3.5 million on or about December 31, 2003, which obligation was secured by a letter of credit. In the fourth quarter of 2002, the Company established a liability for the $3.5 million commitment as of December 31, 2002 ("Accrued Purchase Commitment") and recorded a corresponding expense to "Other research and development" in the Statements of Operations. In the fourth quarter of 2003, the Company negotiated a reduction of the obligation to $1.6 million. Upon payment of the reduced obligation amount in the fourth quarter of 2003, the seller simultaneously released the letter of credit. Therefore, as of December 31, 2003, the Accrued Purchase Commitment was considered fulfilled and the excess $1.8 million recorded in 2002 was recorded as an offset to "Other research and development" in the 2003 Statements of Operations.

CONTINGENCIES

The Company is engaged in litigation with two equipment suppliers seeking to collect a total of approximately $600,000 for manufacturing equipment in connection with the Company's former Goettingen, Germany manufacturing line that is no longer in service. The entire amount claimed in the litigation has already been accrued as part of the Company's accounts payable. The Company believes that it has good defenses and counterclaims inasmuch as the equipment did not reach the performance requirements specified in the purchase contracts, and expects to settle the respective matters soon.

The Company is periodically involved in litigation and administrative proceedings primarily arising in the normal course of its business. In the opinion of management, the Company's gross liability, if any, and without any consideration given to the availability of indemnification or insurance coverage, under any pending or existing litigation or administrative proceedings, other than those separately addressed above, would not have a material adverse impact upon the Company's financial statements.

RETIREMENT BENEFITS

The Company established a qualified 401(k) plan for all of its employees in 1998. The 401(k) plan allows employees to contribute, on a tax-deferred basis, up to 15% of their annual base compensation subject to certain regulatory and plan limitations. The Company uses a discretionary matching formula that matches one half of the employee's 401(k) deferral up to a maximum of six percent of annual base compensation. The 401(k) employer match was $24,842 in 2005, $24,311 in 2004, and $44,057 in 2003.

                             EARTHSHELL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STOCK OPTIONS

In 1994 the Company established the EarthShell Corporation 1994 Stock Option Plan (the "1994 Plan"). In 1995 the Company subsequently established the EarthShell Corporation 1995 Stock Incentive Plan (the "1995 Plan") which effectively superseded the 1994 Plan for options issued on or after the date of the 1995 Plan's adoption. The 1994 and 1995 Plans as amended (the "Plans") provide that the Company may grant an aggregate number of options for up to 1,250,000 shares of common stock to employees, directors and other eligible persons as defined by the Plans. Options issued to date under the Plans generally vest over varying periods from 0 to 5 years and generally expire 10 years from the date of grant. Some of the options granted are subject to approval by the shareholders of an increase in the number of shares reserved for issuance under the Plans.

Stock option activity for 2005, 2004 and 2003 is as follows:

                                                  2005                           2004                           2003
                                      ----------------------------   ----------------------------   ----------------------------
                                                       Weighted-                      Weighted-                      Weighted-
                                                        Average                        Average                        Average
                                                       Exercise                       Exercise                       Exercise
                                         Shares          Price          Shares          Price          Shares          Price
                                      ------------    ------------   ------------    ------------   ------------    ------------
   Outstanding at beginning of year      1,043,245    $      12.58        384,912    $      38.24        320,924    $      50.49
   Granted ........................      1,341,520            2.00        762,498            0.78        121,699            4.87
   Cancelled ......................             --              --        (92,499)          15.00        (43,748)          34.02
   Expired ........................       (755,340)           6.52        (11,666)          68.95        (13,963)          42.14
                                      ------------    ------------   ------------    ------------   ------------    ------------
   Outstanding at end of year .....      1,629,425    $       6.68      1,043,245    $      12.58        384,912    $      38.24
                                      ============    ============   ============    ============   ============    ============
   Options exercisable at year-end       1,051,925    $       7.41        141,162    $      61.35        155,228    $      61.70
                                      ============    ============   ============    ============   ============    ============

                             EARTHSHELL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes information about stock options outstanding at December 31, 2005:

                                          Options Outstanding                             Options Exercisable
                         ------------------------------------------------------   -----------------------------------
                                               Weighted-
                              Number            Average           Weighted-           Number            Weighted-
                          Outstanding At       Remaining           Average         Exercisable At        Average
      Exercise Price         12/31/05       Contractual Life    Exercise Price        12/31/05        Exercise Price
      ----------------   ----------------   ----------------   ----------------   ----------------   ----------------
      $0.75                       100,000               8.49   $           0.75                 --   $             --
      1.85                        800,000               6.53               1.85            800,000               1.85
      2.10                        350,000               9.67               2.10                 --                 --
      2.15                        115,000               9.18               2.15             85,000               2.15
      2.55                          4,166               3.58               2.55              4,166               2.55
      2.85                         75,000               4.56               2.85             75,000               2.85
      4.80                         41,666               7.72               4.80                 --                 --
      5.64                          4,471               2.42               5.64              4,471               5.64
      15.00                         8,334               0.19              15.00              8,334              15.00
      36.00                        55,834               6.53              36.00                 --                 --
      44.04                        16,666               5.36              44.04             16,666              44.04
      60.00                        41,667               3.79              60.00             41,667              60.00
      91.56                        10,371               0.08              91.56             10,371              91.56
      252.00                        6,250               2.38             252.00              6,250             252.00
                         ----------------   ----------------   ----------------   ----------------   ----------------
                                1,629,425               7.26   $           6.68          1,051,925   $           7.41
                         ================   ================   ================   ================   ================


The Company accounts for the Plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's common stock and the exercise price of the option or warrant. For disclosure purposes, to measure stock-based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", the fair value of each option or warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of each grant will be amortized as pro forma compensation expense over the vesting period of the options. The following table sets forth the assumptions used and the pro forma net loss and loss per share resulting from applying SFAS No. 123:

                                                                      Year Ended           Year Ended           Year Ended
                                                                   December 31, 2005    December 31, 2004    December 31, 2003
                                                                     (as restated)
                                                                   -----------------    -----------------    -----------------
   Net Loss as reported ........................................   $       6,179,086    $       7,257,101    $      18,516,741
   Deduct: Stock-based employee compensation expense
   included in reported net loss, net of tax ...................                  --                   --                   --
   Add: Total stock-based employee compensation determined under
      fair value based method for all awards, net of tax .......           3,079,385             472,267              776,018
                                                                   -----------------    -----------------    -----------------
   Pro forma net loss ..........................................   $       9,258,471    $       7,729,368    $      19,292,759
   Net loss per common share
      As reported ..............................................   $            0.33    $            0.48    $            1.40
      Pro forma ................................................                0.49                 0.51                 1.45
   Average risk-free interest rate .............................                3.38%                4.05%                4.53%
   Average expected life in years ..............................                7.17                  9.5                  9.5
   Volatility ..................................................                  71%                  80%                 102%
   Average fair value of options granted during the year .......   $            1.46    $            0.64    $            3.99

                             EARTHSHELL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STOCK WARRANTS

In connection with the issuance of the convertible debentures on August 12, 2002 (see Convertible Debentures), the Company issued to the debenture holders warrants to purchase 208,333 shares of the Company's common stock at $14.40 per share. A value of $1,521,046 was ascribed to the warrants and recorded as an original issue discount based on the Black-Scholes method of valuation. The exercise price and number of common shares issuable upon exercise of the warrants are subject to adjustment under certain circumstances, such as the occurrence of stock dividends and splits, distributions of property or securities other than common stock, equity issuances for less than the warrant exercise price and a change in control of the Company. In March 2003, in connection with the issuance of the 2006 Debentures, the exercise price of the warrants was reduced to $3.90 per share, but the number of shares of common stock issuable upon exercise remained fixed at 357,143. At the same time, the warrant agreement was amended such that any subsequent reduction in the exercise price of the warrants will not result in any increase in the number of shares of common stock issuable under the warrants. The warrants expire on August 12, 2007.

In connection with the issuance of the convertible debentures in March 2003 (see Convertible Debentures), the Company issued to the placement agent warrants to purchase $1.055 million in aggregate principal amount of the 2006 Debentures at $1,200 per $1,000 of principal amount, 28,810 shares of the Company's common stock at $10.08 per share, and 41,667 shares of the Company's common stock at $7.20 per share. When the 2006 Debentures were retired in 2004, the warrant to purchase $1,055 million in the aggregate principal amount of the 2006 Debentures converted to a warrant to purchase 175,833 shares of common stock at $7.20 per share. Therefore, the total number of warrants now held by Roth Capital Partners, LLC is 246,310. The exercise price and number of common shares issuable upon exercise of the warrants are subject to adjustment under certain circumstances, such as the occurrence of stock dividends and splits, distributions of property or securities other than common stock and a change in control of the Company. The warrants expire in March 2006.


Pursuant to the Board's approval in February 2005, the Company granted to its chairman of the Board of Directors (and majority beneficial stockholder) a warrant to purchase one million shares of the Company's common stock at $3 per share in consideration of the stockholder's continued support of the Company since its inception and providing bridge loans from time to time. The warrant was issued in February 2005 and expires in May of 2015.


In connection with a Securities Purchase Agreement, on December 30, 2005, the Company issued to Cornell Capital Partners a warrant to purchase up to 350,000 shares of common stock (the "December Warrant). This December Warrant has an exercise price of $4.00 per share, which may be adjusted under certain conditions to as low as $3.00 per share and expires two years from the date it was issued. Furthermore, in connection with the Company's sale of Cornell Capital Debentures, the Company issued to Mr. Benton Wilcoxon, in consideration of his pledge of shares of common stock of Composite Technology Corporation pursuant to the terms of the IPEA, a warrant to purchase up to 125,000 shares of common stock. This warrant has an exercise price of $4.00 per share and expires three years from the date it was issued. The related debt proceeds were received in January 2006, accordingly, the fair value of the warrants will be recorded as a debt discount in the fiscal quarter ended March 31, 2006.

REVENUE RECOGNITION POLICY

The Company recognizes revenue when persuasive evidence of an arrangement exists, the price is fixed or readily determinable and collectibility is probable. The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," (SAB 101), as amended by SAB 104. EarthShell's revenues consist of technology fees that are recognized ratably over the life of the related agreements and royalties based on product sales by licensees that are recognized in the quarter that the licensee reports the sales.

                             EARTHSHELL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAXES

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

Deferred income taxes result from temporary differences in the recognition of revenues and expenses for financial and tax reporting purposes. At December 31, 2005 and 2004, deferred income tax assets, which are fully reserved, were comprised primarily of the following:

                                                   2005              2004
                                               -------------    -------------
          Federal:
             Depreciation ..................   $   1,273,296    $   1,375,770
             Deferred compensation .........         154,205          101,386
             Deferred contributions ........         361,117          361,117
             Accrued management fees .......              --          272,000
             Accrued vacation ..............          44,320           87,955
             Other reserves ................          62,333           22,258
             Net operating loss carryforward     104,184,369       99,808,790
                                               -------------    -------------
                 Subtotal ..................   $ 106,079,640    $ 102,029,276
                                               =============    =============
             Valuation Allowance ...........    (106,079,640)    (102,029,276
                                               -------------    -------------
             Balance .......................   $          --    $          --


The valuation allowance (decreased) increased by $4,050,364, ($1,843,850) and $8,810,963 during the years ended December 31, 2005, 2004, and 2003, respectively, as a result of changes in the components of the deferred income tax items.

For federal income tax purposes, the Company has net operating loss carryforwards of $306,424,613 as of December 31, 2005 that expire through 2024. For state income tax purposes, the Company has California net operating loss carryforwards of $183,854,768 as of December 31, 2005 that expire through 2009, and Maryland net operating loss carryforwards of $122,569,845 that follow the federal treatment and expire through 2024. Additionally, the ultimate utilization of net operating losses may be limited by change of control provision under section 382 of the Internal Revenue Code.

Income tax expense for 2005, 2004, and 2003 consists of the minimum state franchise tax.

                             EARTHSHELL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LOSS PER COMMON SHARE

Basic loss per common share is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding during the period, including Common stock to be issued. Diluted loss per common share is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding including Common stock to be issued) plus an assumed increase in common shares outstanding for potentially dilutive securities, which consist of options and warrants to acquire common stock and convertible debentures. Potentially dilutive shares are excluded from the computation in loss periods, as their effect would be anti-dilutive. The dilutive effect of options and warrants to acquire common stock is measured using the treasury stock method. The dilutive effect of convertible debentures is measured using the if-converted method. Basic and diluted loss per common share is the same for all periods presented because the impact of potentially dilutive securities is anti-dilutive.

The dilutive effect of potentially dilutive securities was approximately 2.1 million shares, 3.0 million shares, and 900,000 shares for the years ended at December 31, 2005, 2004 and 2003, respectively.

SUBSEQUENT EVENTS

On December 30, 2005, EarthShell entered into a Securities Purchase Agreement with Cornell Capital Partners (the "December Debenture Purchase Agreement") pursuant to which the Company issued and sold to Cornell Capital Partners $4.5 million in principal amount of secured convertible debentures (the "Cornell Capital Debentures") on the terms described below. This agreement was consummated on January 6, 2006. The Cornell Capital Debentures are convertible into shares of the Company's common stock on the terms discussed below The Company received the aggregate proceeds of $4.5 million from the sale of the Cornell Capital Debentures on January 6, 2006, of which approximately $2.6 million was used to payoff the CCP Notes.

The Cornell Capital Debentures are secured by (i) a Pledge and Escrow Agreement, by and among the Company, Cornell Capital Partners, and David Gonzalez, Esq.,
(ii) an Insider Pledge Agreement and Escrow Agreement (the "IPEA"), by and among the Company, Cornell Capital Partners, David Gonzalez, Esq. and Mr. Benton Wilcoxon and (iii) an Amended and Restated Security Agreement, by and between the Company and Cornell Capital Partners. The Cornell Capital Debentures are secured by substantially all of the Company's assets, have a three year term and accrue interest at 12% per annum. The December Debenture Purchase Agreement required the Company to register the shares of the Company's common stock into which the Cornell Capital Debentures are convertible under the Securities Act of 1933. On February 14, 2006, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission ("SEC") in order to register 6,700,000 shares of common stock that may be issuable to the holders of the Cornell Capital Debentures upon conversion. Beginning 60 days after the SEC declares the registration statement effective, Cornell Capital Partners is entitled, at its option, to convert and sell up to $250,000 of the principal amount of the Cornell Capital Debentures, plus accrued interest, into shares of the Company's common stock, within any 30 day period at the lesser of (i) a price equal to $3.00 or (ii) 88% of the average of the two lowest volume weighted average prices of the common stock during the ten trading days immediately preceding the conversion date, as quoted by Bloomberg, LP.

The holder of the Cornell Capital Debentures may not convert the Cornell Capital Debentures or receive shares of the Company's common stock as payment of interest thereunder to the extent such conversion or receipt of such interest payment would result in the holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) in excess of 4.9% of the then issued and outstanding shares of common stock, including shares issuable upon conversion of, and payment of interest on, the Cornell Capital Debentures held by such holder after application of this 4.9% restriction. This 4.9% restriction may be waived by the holder (but only as to itself and not to any other holder) upon not less than 65 days prior notice to the Company.

                             EARTHSHELL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company may redeem, with three business days advance written notice to Cornell Capital Partners, a portion or all amounts outstanding under the Cornell Capital Debentures prior to the maturity date provided that the closing bid price of the of the Company's common stock, as reported by Bloomberg, LP, is less than $3.00 at the time of the redemption notice. The Company shall pay an amount equal to the principal amount being redeemed plus a redemption premium equal to ten percent of the principal amount being redeemed, and accrued interest, to be delivered to the Cornell Capital Partners on the third business day after the redemption notice, provided, however, this redemption premium does not apply until the outstanding principal balance of the Cornell Capital Debentures has been reduced by $2.5 million. The amount that Cornell may convert in any 30 day period will be reduced by the amount that the Company redeems.

In connection with the settlement of the 2006 Debentures and the related restructuring of the Company's debt, the Company provided registration rights with respect to newly issued unregistered shares of its common stock. Such registration rights required the Company to, among other things, file a registration statement with the SEC in December 2004 registering the resale of such shares of common stock. Under certain agreements, the Company not filing such a registration statement (or the registration statement not being declared effective) within a required timeframe provided the holders of the registrable securities with a right to liquidated damages which, in the aggregate, may amount to approximately $50,000 per month until a registration statement is filed. If the Company fails to pay such liquidated damages, the Company must also pay interest on such amount at a rate of 10% per year (or such lesser amount as is permitted by law). Because this Registration Statement was not filed as planned, in December 2004 the Company became obligated on the direct financial obligation described above. In light of the Company's current liquidity and financial position any such claim could have a negative effect on the Company.

In February 2006, the Company issued to Midsummer an additional 25,000 shares of its common stock in settlement of certain claims relating to the settlement.

In January 2006, SF Capital Partners converted a portion of the settlement balance into shares of the Company's common stock. In addition, the Company has agreed to register on behalf of SF Capital partners 1,000,000 shares of the Company's common stock to be available for the conversion of the remaining balance owed to SF Capital and to pay damages stemming the Company's non-performance under the registration rights clause of the settlement agreement.

                             EARTHSHELL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                First          Second          Third           Fourth        Total Year
                                             ------------   ------------    ------------    ------------    ------------
2005
Revenues                                     $     75,000   $     58,333    $     25,000    $     25,000    $    183,333
Related party research and development                 --             --              --              --              --
Other research and development                    103,595        119,183         110,628        (132,589)        200,817
Related party general & administrative                578         (4,218)         (2,227)          5,867              --
Other general and administrative                1,048,384      1,804,774       1,810,481       1,497,963       6,161,602
Net loss common shareholders                 $  1,077,557   $  1,861,406    $  1,893,882    $  1,346,241    $  6,179,086
Basic and diluted loss per common share      $        .06   $        .10    $        .10    $        .07    $        .33
Weighted average common shares outstanding     18,250,260     18,394,967      18,507,916      18,853,010      18,503,207

2004
Revenues                                     $         --   $     25,000    $     50,000    $     62,500    $    137,500
Related party research and development            300,000        300,000         200,000              --         800,000
Other research and development                    222,538         42,913          64,121          40,591         370,163
Other general and administrative                1,173,855      1,071,116          99,162       1,409,769       3,753,902
Net loss common shareholders                 $  2,066,857   $  2,264,383    $  1,645,931    $  1,279,930    $  7,257,101
Basic and diluted loss per common share      $       0.15   $       0.16    $       0.12    $       0.07    $       0.48
Weighted average common shares outstanding     14,128,966     14,128,966      14,223,402      17,659,043      15,046,726


We have not authorized any dealer, salesperson or other person to provide any information or make any representations about EarthShell Corporation except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.
                                                                                      ----------------------------------------------
 This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

 o  except the common stock offered by this
    prospectus;

 o  in any jurisdiction in which the offer or
    solicitation is not authorized;
                                                                                                           PROSPECTUS
 o  in any jurisdiction where the dealer or other
    salesperson is not qualified to make the offer
    or solicitation;

 o to any person to whom it is unlawful to make the offer or solicitation; or


 o  to any person who is not a United States                                                   9,667,043 Shares of Common Stock
    resident or who is outside the jurisdiction of
    the United States.


 The delivery of this prospectus or any accompanying EARTHSHELL CORPORATION sale does not imply that:

 o  there have been no changes in the affairs of
    EarthShell  Corporation  after  the  date of
    this prospectus; or
                                                                                                        ______________, 2006
 o  the information contained in this prospectus is correct after the date of this prospectus.

 Until _________, 2006, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.
                                                                                      ----------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Amended and Restated Certificate of Incorporation limits the liability of Directors to the maximum extent permitted by Delaware law. Delaware law provides that Directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as Directors, except for liability for (i) any breach of their duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

The Company's Bylaws provide that the Company shall indemnify its officers, Directors, employees and other agents to the maximum extent permitted by Delaware law. The Company's Bylaws also permit it to secure insurance on behalf of any officer, Director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

The Company believes that the provisions in its Amended and Restated Certificate of Incorporation and its Bylaws are necessary to attract and retain qualified persons as officers and Directors.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to Directors, officers and controlling persons of EarthShell pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. EarthShell will pay all expenses in connection with this offering.

    Securities and Exchange Commission Registration Fee           $  1,945.00
    Printing and Engraving Expenses                               $  2,500.00
    Accounting Fees and Expenses                                  $ 15,000.00
    Legal Fees and Expenses                                       $ 50,000.00
    Miscellaneous                                                 $ 15,555.00
                                                                  -----------
    TOTAL                                                         $ 85,000.00
                                                                  ===========


ITEM 26. SALES OF UNREGISTERED SECURITIES

During the past three (3) years the registrant has issued the following securities without registration under the 1933 Act:

(1) In connection with the issuance of the convertible debentures in March 2003, the Company issued to the placement agent warrants to purchase $1.055 million in aggregate principal amount of the 2006 Debentures at $1,200 per $1,000 of principal amount, 28,810 shares of the Company's common stock at $10.08 per share, and 41,667 shares of the Company's common stock at $7.20 per share. When the 2006 Debentures were retired in 2004, the warrant to purchase $1,055 million in the aggregate principal amount of the 2006 Debentures converted to a warrant to purchase 175,833 shares of common stock. Therefore, the total number of warrants held by Roth Capital Partners, LLC is 246,310. The exercise price and number of common shares issuable upon exercise of the warrants are subject to adjustment under certain circumstances, such as the occurrence of stock dividends and splits, distributions of property or securities other than common stock and a change in control of the Company. The warrants expire in March 2006.

(2) On March 5, 2003, the Company issued to EKI a warrant to purchase 83,333 shares at $6.00 per share in connection with the subordination of loans of $2.755 million made to the Company and the elimination of the conversion feature. The warrants expire on March 5, 2013.

(3) Pursuant to an agreement entered into in September 2004, as part of an overall restructuring of its debt, EarthShell issued an aggregate of 491,778 shares of its common stock in October 2004 to Biotec in exchange for the cancellation of $1.475 million of accrued license fees EarthShell owed to the Biotec Group, which transaction computed to a $3.00 per share conversion price.

(4) Pursuant to an agreement entered into in September 2004, in connection with the restructuring of its debt and settlement of the 2006 Debentures, in October 2004, EarthShell issued an aggregate of 1,051,494 shares of its common stock to EKI of the 2006 Debentures in exchange for the cancellation of $3.288 million of principal and interest due under then outstanding loans.

(5) Pursuant to various agreements dated September 29 and September 30, 2004 in connection with the restructuring of its debt and settlement of the 2006 Debentures, EarthShell issued an aggregate of 512,500 additional shares of its common stock to the holders of the 2006 Debentures in settlement of the Company's default under the 2006 Debentures.

(6) In October 2004, as part of an overall restructuring of its debt, EarthShell issued an aggregate of 900,000 shares of its common stock to MBS at $3.00 per share for an aggregate offering price of $2.7 million.

(7) On March 23, 2005, the Company entered into a Standby Equity Distribution Agreement (the "SEDA") with Cornell Capital Partners, LP. In connection with the SEDA, Cornell Capital Partners received a one-time commitment fee in the form of 143,550 shares of common stock on March 23, 2005. On December 30, 2005, the parties terminated the SEDA; however Cornell Capital Partners retained the commitment shares.

(8) For its services in connection with the SEDA, Sloan Securities Corporation received 6,450 shares of common stock of the Company on March 23, 2005.

(9) On March 31, 2005, the Company issued 6,450 shares of common stock to Crown Investment Banking, Inc. in consideration for the services rendered by Crown Investment Banking, Inc. in connection with the Company obtaining financing.

(10) In consideration for Mr. Benton Wilcoxon pledging his personal shares in Composite Technology Corporation as a guaranty for the security agreement entered into by the Company with Cornell Capital Partners, the Company issued a warrant to Mr. Wilcoxon to purchase 65,000 shares of common stock of the Company at an exercise price of $3.00 per share. The warrant expires on March 23, 2008.


(11) In consideration for intermediary services rendered by Mr. Douglas Metz in connection with the Company obtaining financing, the Company issued a warrant to Mr. Metz to purchase 80,000 shares of common stock of the Company at an exercise price of $3.00 per share. The warrant expires on March 23, 2008.

(12) Pursuant to the Board's approval in February 2005, the Company granted a ten (10) year warrant to Essam Khashoggi, the Company's largest shareholder, to purchase one million shares of the Company's common stock at $3.00 per share in consideration of Mr. Khashoggi's continued support of the Company since its inception, including providing bridge loans at below market terms from time to time. The warrant was issued in August 2005.


(13) In May of 2005, the Company issued 44,387 shares of unregistered common stock to EKI pursuant to a provision of the EKI conversion agreement which provided for the issuance of these additional shares if the Company did not sell equity to a third party within ninety (90) days of the initial conversion at a price of at least $4.00 per share.

(14) On May 26, 2005, one hundred (100) shares of our Series B Convertible Preferred Stock, par value $0.01 per share, were pledged to secure the CCP Notes issued to Cornell Capital Partners and were been placed in escrow to be issued to Cornell Capital Partners in the event of default. The shares were released from escrow to the Company upon (i) repayment of $1,350,000 of principal under the promissory notes; (ii) in the event the shares pledged pursuant to that certain Amended and Restated Pledge and Escrow Agreement by and among Mr. Benton Wilcoxon, Cornell Capital Partners and David Gonzalez, Esq. is equal to or exceeds 3 times the amount of principal then outstanding under the promissory notes; (iii) a registration statement has been declared effective by the SEC relating to the shares to be issued pursuant to the Standby Equity Distribution Agreement; and (iv) the 100 shares of Series B Convertible Preferred Stock have been redeemed pursuant the Certificate of Designation. Pursuant to the Certificate of Designation, the Series B Convertible Preferred Stock is senior to the Company's common stock with respect to the distribution of the assets of the Company upon liquidation and junior to all other series of preferred stock. The holders of the Series B Convertible Preferred Stock are not entitled to dividends or distributions. Each share of Series B Convertible Preferred Stock is convertible, at the option of the holder, at any time upon an event of default under the promissory notes, into 33,333 shares of fully paid and non-assessable common stock of the Company. The Series B Convertible Preferred Stock has no voting rights, except as required under Delaware law. After full repayment of the notes, the Company has the absolute right to redeem (unless otherwise prevented by law) any outstanding shares of Series B Convertible Preferred Stock at an amount equal to $0.01 per share.

(15) On May 26, 2005, the Company issued common stock purchase warrants to Cornell Capital Partners and Hishgate House Funds, Ltd. to purchase 260,500 and 364,500 shares of common stock of the Company, respectively. This May Warrant expires on May 26, 2006, has an exercise price of $4.00 per share of common stock and has "piggy back" and demand registration rights. These shares are being registered in this offering.

(16) In August 2005, the Company issued a common stock purchase warrant to Cornell Capital Partners to purchase 50,000 shares of common stock of the Company as consideration for consolidating two (2) promissory notes (the "CCP Notes") and extending the date upon which amortization and repayment of the CCP Notes is to begin. This August Warrant expires on May 26, 2006, has an exercise price of $4.00 per share of common stock and has "piggy back" registration and demand rights. These shares are being registered in this offering.

(17) On August 22, 2005, the Company entered into a letter agreement with EA to grant sub-licenses to use EarthShell Technology for various applications in certain Asian territories (the "EA License"). Shortly after executing a letter agreement, both the Company and EA entered into negotiations to restructure the transaction and ultimately entered into an amended and restated letter agreement dated December 9, 2005. By its terms, the amended and restated letter agreement was not to become effective until all conditions to the transactions described therein were satisfied. Per the transaction as restructured in accordance with the amended and restated letter agreement, the Company may receive a total of up to $2.6 million from a combination of (i) prepaid technology fees (up to $1.7 million), (ii) the sale of up to 266,667 shares of its common stock and (iii) the issuance of warrants to purchase one million thirty three thousand three hundred thirty three (1,033,333) shares of the Company's common stock at $3.90 per share (which, if the Company does not file with the Securities and Exchange Commission a registration statement for the resale of such shares by January 31, 2006, may be adjusted to an exercise price of not less than $3 per share). Subsequent to the execution of the amended and restated letter agreement, EA agreed to change the deadline for filing the resale registration statement to February 15, 2006. Realization of the full potential of the transaction is dependent on the Company successfully demonstrating the commercial viability of its technology in certain new applications.

The Company received $500,000 from EA in August 2005 as an initial partial payment and issued 166,667 shares of its common stock in connection with this payment. The Company received an additional $300,000 in December 2005 and the final payment, of approximately $61,000 on February 10, 2006. The remainder was retained by EA as compensation for various costs and fees. Upon receipt of the final payment, the Company issued a total of 266,667 shares and the warrants to purchase the 1,033,333 shares.

(18) On October 11, 2005, the Company entered into a debt conversion and mutual release agreement (the "Debt Conversion Agreement") with EK1. Pursuant to the Debt Conversion Agreement, the Company and EK1 agreed that a receivable in an amount equal to $837,145.69 (previously owed to bio-Tec Biologische Naturverpackunger GmBH & Co.KG, but which receivable was subsequently assigned to EKI) be converted into 279,048 shares of common stock of the company. The conversion price equals $3.00 per share. Pursuant to the Debt Conversion Agreement, the Company and EKI released each other from any and all claims in connection with the receivable.

(19) On December 30, 2005, EarthShell entered into the Purchase Agreement with Cornell Capital Partners, pursuant to which the Company issued and sold to Cornell Capital Partners the Cornell Capital Debentures. The Cornell Capital Debentures shall be convertible into shares of the Company's common stock and the Company received proceeds equal to $4,500,000 from the sale of the Cornell Capital Debentures on January 6, 2006. The Cornell Capital Debentures are secured by (i) a Insider Pledge and Escrow Agreement by and among the Company, Cornell Capital Partners, and David Gonzalez, Esq., (ii) an Insider Pledge and Escrow Agreement (the "IPEA"), by and among the Company, Cornell Capital Partners, David Gonzalez, Esq. and Mr. Benton Wilcoxon and (iii) an amended and restated security agreement, by and between the Company and Cornell Capital Partners. The Cornell Capital Debentures are secured by substantially all of the Company's assets, have a three (3) year term and accrue interest at twelve percent (12%) per annum. Cornell Capital Partners is entitled, at its option, to convert and sell all or any part of the principal amount of the Cornell Capital Debentures, plus accrued interest, into shares of the Company's common stock, at the lesser of (i) a price equal to $3.00 or (ii) eighty-eight percent (88%) of the average of the two (2) lowest volume weighted average prices of the common stock during the ten (10) trading days immediately preceding the conversion date, as quoted by Bloomberg, LP. The holder of the Cornell Capital Debentures may not convert the Cornell Capital Debentures or receive shares of the Company's common stock as payment of interest hereunder to the extent such conversion or receipt of such interest payment would result in the holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.9% of the then issued and outstanding shares of common stock, including shares issuable upon conversion of, and payment of interest on, the Cornell Capital Debentures held by such holder after application of this 4.9% restriction. This 4.9% restriction may be waived by the holder (but only as to itself and not to any other holder) upon not less than sixty-five (65) days prior notice to the Company.

The Company may redeem, with three (3) business days advance written notice to Cornell Capital Partners, a portion or all amounts outstanding under the Cornell Capital Debentures prior to the maturity date provided that the closing bid price of the Company's common stock, as reported by Bloomberg, LP, is less than $3.00 at the time of the redemption notice. The Company shall pay an amount equal to the principal amount being redeemed plus a redemption premium equal to ten percent (10%) of the principal amount being redeemed, and accrued interest, to be delivered to the Cornell Capital Partners on the third (3rd) business day after the redemption notice, provided, however, this redemption premium does not apply until the outstanding principal balance of the Cornell Capital Debentures has been reduced by $2.5 million.

(20) On December 30, 2005, the Company issued to Cornell Capital Partners a common stock purchase warrant to purchase up to 350,000 shares of common stock of the Company. This December Warrant has an exercise price of $4.00 per share, expires two (2) years from the date it was issued and has "piggy back" and demand registration rights. These shares are being registered in this offering.

(21) On December 30, 2005, the Company issued to Mr. Wilcoxon, in consideration of his pledge of shares of common stock of Composite Technology Corporation pursuant to the terms of the IPEA, a warrant to purchase up to 125,000 shares of common stock. This warrant has an exercise price of $4.00 per share and expires three (3) years from the date it was issued. The shares underlying these warrants are being registered in this offering.

(22) In December, 2005 the Company entered into various settlement agreements to settle litigation or to retire obligations for services received. The Company issued 48,000 shares of its unregistered common stock to Alcalde and Fay, 75,000 shares to the Van Dam Machine Corp. and 25,000 shares to Midsummer Capital. These shares of common stock are being registered in this offering.

(23) On January 11, 2006, the Company issued 186,021 shares of the Company's common stock to SF Capital Partners pursuant to a conversion right related to the Contingent Settlement of $2.375 million reached under the September 30, 2004 Amended and Restated Debenture Purchase Agreement. Pursuant to the Contingent Settlement, EarthShell must pay $2.375 million to SF Capital Partners from 33% of any equity funding received by the Company (excluding the first $2.7 million funded by MBS) or 50% of the royalties received by EarthShell in excess of $250,000 per month (as determined on a cumulative basis commencing July 1, 2004). The Company has the right to convert the unpaid portion of the $2.375 million into shares of the Company's common stock at a price equal to the lesser of $3.00 per share, or the price per share that EarthShell shall subsequently receive upon the issuance of its common stock (or other convertible security) during the three year period commencing September 30, 2004. SF Capital Partners delivered a conversion notice to the Company on January 11, 2006 requesting conversion of $558,063 of the Contingent Settlement into shares of the Company's common stock. Following the conversion, the remaining balance of the Contingent Settlement was approximately $1.8 million. The Company recorded that difference between the conversion value and the fair value of the common stock at the time of the conversion as a settlement gain in the amount of $213,924.

(24) On March 6, 2006, the Company issued a total of 50,000 shares of common stock to current and past Directors pursuant to restricted stock grants given to the directors in June 2005 as a bonus in recognition for their willingness to defer their cash compensation since 2004.

(25) On March 7, 2005, the Company entered into an agreement with Capital Group Communications ("CGC") in which CGC would perform investor relations function on behalf of the Company in return for up to 600,000 shares of the Company's common stock. During the past year, the Company has accrued for this expense. Pursuant to a letter agreement dated February 27, 2006, the EarthShell and CGC reached an agreement in which CGC agreed to accept a total of 320,000 unregistered shares of EarthShell's Common Stock under this agreement as payment in full for its services. EarthShell agreed to include 300,000 of such shares in the next registration statement it files with the Securities and Exchange Commission. The 320,000 shares were issued to CGC on May 2, 2006.

(26) On or about June 1, 2006, the Company issued a total of 160,000 shares of common stock to two individuals in connection with the termination of a license agreement, mutual release, and settlement of claims between the parties. This issuance was made in reliance upon the exemption from registration provided for by Rule 506 of Regulation D and alternatively Section 4(2) of the Act. The Company did not offer or sell any of the securities issued by any form of general solicitation or general advertising and affixed a legend on the certificates representing the Series D Preferred Stock and the Warrants, stating that the securities have not been registered under the Act and referring to the restrictions on transferability and sale of such securities.

(27) On June 21, 2006, EarthShell Corporation (the "Company") entered into a Securities Purchase Agreement (the "SPA") by and among the Company and certain investors named therein (the "Investors") pursuant to which the Company sold an aggregate of 128,205 shares of Series D convertible preferred stock (the "Series D Preferred Stock") for a total purchase price of $500,000. The Series D Preferred Stock, which was sold to the Investors in a private offering, pays a cumulative 20% annual dividend, which shall be paid on conversion or liquidation of the Company. The Series D Preferred Stock is callable in certain circumstances by the Company. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series D Preferred Stock will be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Company to the holders of any shares of common stock by reason of the ownership thereof, an amount equal to the Liquidation Value of $3.90 per share and any accrued dividends. Each share of Series D Preferred Stock is convertible into one share of the Company's common stock, par value $0.01 per share, subject to adjustment. In order to (i) effect an amendment of the Company's Certificate of Incorporation or By-Laws (except to increase the number of directors), (ii) issue, or permit any Subsidiaries to issue, any additional shares of capital stock or other equity interests at less than Fair Market Value, or (iii) change the Company's business or business model, the affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series D Preferred Stock must first be obtained. In connection with the issuance and sale of the Series D Preferred Stock, the Company granted the Investors immediately exercisable warrants to purchase an aggregate of 555,555 shares of the Company's common stock at an exercise price of $3.90 per share, subject to adjustment (the "Warrants"). The Investors also have been granted certain registration rights with respect to the shares of common stock underlying the Series D Preferred Stock and the Warrants as set forth in Section 3 of the SPA.

(28) On July 12, 2006, the Company entered into a Letter Agreement with Cornell Capital Partners, pursuant to which Cornell Capital Partners has agreed to forbear from exercising certain rights and remedies under the Cornell Capital Debentures and that certain Registration Rights Agreement, of even date with the Cornell Capital Debentures in exchange for the issuance by the Company to Cornell Capital Partners of 250,000 shares of the Company's common stock. The Company has acknowledged in the Agreement that an event of default under the Cornell Capital Debentures had occurred as of June 30, 2006 with the Company failing to timely register with the U.S. Securities and Exchange Commission the common stock underlying the Cornell Capital Debentures. The Company also acknowledged that Cornell Capital Partners is entitled to liquidated damages equal to one percent (1%) of the liquidated value of the Cornell Capital Partners for each thirty (30) day period after May 31, 2006. Pursuant to the Agreement, Cornell Capital Partners has agreed to waive the default, including all liquidated damages that may have accrued through the date of the Agreement and during the Forbearance Period (as defined below), in exchange for the 250,000 shares of common stock and the Company obtaining the effectiveness by September 30, 2006 of that certain Registration Statement originally filed with the U.S. Securities and Exchange Commission on February 14, 2006, which includes the shares of common stock underlying the Cornell Capital Debentures. Furthermore, Cornell Capital Partners has agreed not to make any conversions under the Cornell Capital Debentures until the earlier of September 30, 2006 or the expiration of the Forbearance Period, which such Forbearance Period shall commence on the date of the execution of the Agreement and continue for so long as the Company strictly complies with the terms of the Agreement and there is no occurrence or existence of any event of default other than the Default under the transaction documents or any other agreement that the Company has entered into with Cornell Capital Partners. The 250,000 shares of commons stock shall have piggy-back registration rights and Cornell Capital Partners shall also have the right to demand the registration of the 250,000 shares of common stock by providing to the Company with thirty (30) days prior written notice of such request.


(29) On August 2, 2006 the Company issued 193,401 shares of the Company's common stock to SF Capital Partners pursuant to an additional conversion request of $580,203. The Company recorded that difference between the conversion value and the fair value of the common stock at the time of the conversion as a settlement gain in the amount of $206,939. Following the conversions, the remaining balance of the Contingent Settlement was approximately $1.2 million.

(30) On September 29, 2006, the Company entered into a Letter Agreement with Cornell Capital pursuant to which Cornell Capital has agreed to forbear from exercising certain rights and remedies under that certain Secured Convertible Debenture, dated December 30, 2005 and that certain Registration Rights Agreement, of even date with the Cornell Capital Debenture in exchange for the issuance by the Company to Cornell Capital of 187,500 shares of the Company's common stock. The Company has acknowledged in the Agreement that an event of default under the Debenture had occurred as of June 30, 2006 as a result of the Registration Statement filed to register the common stock underlying the Debenture not yet being declared effective by the U.S. Securities and Exchange Commission. The Company also acknowledged that Cornell Capital was entitled to liquidated damages equal to one percent (1%) of the liquidated value of the Cornell Capital Debenture for each thirty (30) day period after May 31, 2006. Pursuant to the Agreement, Cornell Capital has agreed to waive the default, including all liquidated damages that may have accrued through the date of the Agreement and during the Forbearance Period (as defined below), in exchange for the shares and the Company obtaining the effectiveness by December 31, 2006 of the accompanying Registration Statement which includes shares of common stock underlying the Cornell Capital Debentures.


EarthShell claimed an exemption from registration under the 1933 Act for the sales and issuance of its common stock in the transactions described in paragraphs (1) through (22) above by virtue of Section 4(2) of the 1933 Act in that such sales and issuances did not involve a public offering. EarthShell believed that the recipients of common stock in each of these transactions intended to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. These sales and issuances were made without general solicitation or advertising and each purchaser was a sophisticated investor. All recipients had adequate access, through their relationships with the Company, to information about the Company. There were no underwriters involved in any of these sales and issuances.

ITEM 27. EXHIBITS

EXHIBIT NO.      DESCRIPTION                                             LOCATION
-----------      -------------------------------------------------       -------------------------------------------------
3.1              Amended and Restated Certificate of                     Incorporated by reference to Exhibit 3.1(1) to
                 Incorporation of the Company                            the Company's Registration Statement on Form
                 S-1 and Amendments thereto, File No. 333-1327,
                 as filed with the SEC on June 9, 2005

3.2              Amended and Restated Bylaws                             Incorporated by reference to Exhibit 3.2(1) to
                                                                         the Company's Registration Statement on Form
                                                                         S-1 and Amendments thereto, File No. 333-1327,
                                                                         as filed with the SEC on June 9, 2005

3.3              Certificate of Designation, Preferences                 Incorporated by reference to Exhibit 3.3(1) to
                 Relative, Participating, Optional and Other             the Company's Registration Statement on Form
                 Special Rights of the Company's Series A                S-1 and Amendments thereto, File No. 333-1327,
                 Cumulative Senior Convertible Preferred Stock           as filed with the SEC on June 9, 2005

3.4              Certificate of Designation of the Company's             Incorporated by reference to Exhibit 99.3 to
                 Series B Convertible Preferred Stock                    the Company's Current Report on Form 8-K, as
                                                                         filed with the SEC on May 27, 2005


3.5              Certificate of Designation of the Company's             Incorporated by reference to Exhibit 99.2 to
                 Series C Convertible Preferred Stock                    the Company's Schedule 13D, as
                                                                         filed with the SEC on June 30 2005.

3.6              Certificate of Designation of the Company's             Incorporated by reference to Exhibit 4.1 to
                 Series D Convertible Preferred Stock                    the Company's Current Report on Form 8-K, as
                                                                         filed with the SEC on June 26, 2005


4.1              Specimen certificate of Common Stock                    Incorporated by reference to Exhibit 4.1(1) to
                                                                         the Company's Registration Statement on Form
                                                                         S-1 and Amendments thereto, File No. 333-1327
                                                                         as filed with the SEC on June 9, 2005.

4.2              Form of Warrant to purchase Common Stock dated          Incorporated by reference to Exhibit 4.3 to
                 August 12, 2002                                         the Company's Current Report on Form 8-K, as
                                                                         filed with the SEC on August 12, 2002

4.3              Form of Note under Loan Agreement, dated as of          Incorporated by reference to Exhibit 10.2 to
                 September 9, 2002, by and between the Company           the Company's Current Report, as filed with the
                 and E. Khashoggi Industries, LLC                        SEC on September 26, 2002

4.4              Form of Secured Convertible Debenture due March         Incorporated by reference to Exhibit 4.2 to
                 5, 2006                                                 the Company's Current Report on Form 8-K, as
                                                                         filed with the SEC on March 5, 2003

4.5              Intellectual Property Security Agreement, dated         Incorporated by reference to Exhibit 4.3 to
                 as of March 5, 2003, by and  among the Company,         the Company's Current Report on Form 8-K, as
                 E. Khashoggi Industries, LLC and the investors          filed with the SEC on March 5, 2003
                 listed therein

4.6              Waiver and Amendment to Debentures and Warrants         Incorporated by reference to Exhibit 4.4 to
                 dated as of March 5, 2003 among the Company and         the Company's Current Report on Form 8-K, as
                 the purchasers identified on the signature pages        filed with the SEC on March 5, 2003
                                                                         thereto

4.7              Exchange Agreement, dated as of March 5, 2003,          Incorporated by reference to Exhibit 4.6 to
                 by and between the Company and the Institutional        the Company's Current Report on Form 8-K, as
                 Investor signatory thereto                              filed with the SEC on March 5, 2003


5.1              Opinion of Counsel                                      Provided herewith


10.1             Amended and Restated License Agreement, dated           Incorporated by reference to Exhibit 10.1(1) to
                 February 28, 1995, by and between the Company           the Company's Registration Statement on Form
                 and E. Khashoggi Industries, LLC                        S-1 and Amendments thereto, File No. 333-1327,
                                                                         as filed with the SEC on June 9, 2005

10.2             Registration Rights Agreement, dated as of              Incorporated by reference to Exhibit 10.2(1) to
                 February 28, 1995, by and between the Company           the Company's Registration Statement on Form
                 and E. Khashoggi Industries, LLC, as amended            S-1 and Amendments thereto, File No. 333-1327,
                                                                         as filed with the SEC on June 9, 2005

EXHIBIT NO.      DESCRIPTION                                             LOCATION
-----------      -------------------------------------------------       -------------------------------------------------

10.3             1994 Stock Option Plan                                  Incorporated by reference to Exhibit 10.3(1) to
                                                                         the Company's Registration Statement on Form
                                                                         S-1 and Amendments thereto, File No. 333-1327,
                                                                         as filed with the SEC on June 9, 2005

10.4             1995 Stock Incentive Plan                               Incorporated by reference to Exhibit 10.4(1) to
                                                                         the Company's Registration Statement on Form
                                                                         S-1 and Amendments thereto, File No. 333-1327,
                                                                         as filed with the SEC on June 9, 2005

10.5             Form of Stock Option Agreement under the                Incorporated by reference to Exhibit 10.5(1) to
                 EarthShell Container Corporation 1994 Stock             the Company's Registration Statement on Form
                 Option Plan                                             S-1 and Amendments thereto, File No. 333-1327,
                                                                         as filed with the SEC on June 9, 2005

10.6             Form of Stock Option Agreement under the                Incorporated by reference to Exhibit 10.6(1) to
                 EarthShell Container Corporation 1995 Stock             the Company's Registration Statement on Form
                 Incentive Plan                                          S-1 and Amendments thereto, File No. 333-1327,
                                                                         as filed with the SEC on June 9, 2005

10.7             Warrant to Purchase Stock, issued July 2, 1996,         Incorporated by reference to Exhibit 10.7(1) to
                 by the Company to Imperial Bank                         the Company's Registration Statement on Form
                                                                         S-1 and Amendments thereto, File No. 333-1327,
                                                                         as filed with the SEC on June 9, 2005

10.8             Amended and Restated Technical Services and             Incorporated by reference to Exhibit 10.8(1) to
                 Sublease Agreement, dated October 1, 1997, by           the Company's Registration Statement on Form
                 and between the Company and E. Khashoggi                S-1 and Amendments thereto, File No. 333-1327,
                 Industries, LLC                                         as filed with the SEC on June 9, 2005

10.9             Amended and Restated Agreement for Allocation of        Incorporated by reference to Exhibit 10.9(1) to
                 Patent Costs, dated October 1, 1997, by and             the Company's Registration Statement on Form
                 between the Company and E. Khashoggi Industries,        S-1 and Amendments thereto, File No. 333-1327,
                 LLC                                                     as filed with the SEC on June 9, 2005

10.10            Warrant to Purchase Stock, issued October 6,            Incorporated by reference to Exhibit 10.10(1) to
                 1997, by the Company to Imperial Bank                   the Company's Registration Statement on Form
                                                                         S-1 and Amendments thereto, File No. 333-1327,
                                                                         as filed with the SEC on June 9, 2005

10.11            Warrant to Purchase Stock, issued December 31,          Incorporated by reference to Exhibit 10.11(1) to
                 1997, by the Company to Imperial Bank                   the Company's Registration Statement on Form
                                                                         S-1 and Amendments thereto, File No. 333-1327,
                                                                         as filed with the SEC on June 9, 2005

10.12            Letter Agreement re Haas/BIOPAC Technology,             Incorporated by reference to Exhibit 10.12(1) to
                 dated February 17, 1998, by and between the             the Company's Registration Statement on Form
                 Company and E. Khashoggi Industries, LLC                S-1 and Amendments thereto, File No. 333-1327,
                                                                         as filed with the SEC on June 9, 2005

10.13            Second Amendment to 1995 Stock Incentive Plan of        Incorporated by reference to Exhibit 10.13(1) to
                 the Company                                             the Company's Registration Statement on Form
                                                                         S-1 and Amendments thereto, File No. 333-1327,
                                                                         as filed with the SEC on June 9, 2005

10.14            Amendment No. 2 to Registration Rights                  Incorporated by reference to Exhibit 10.14(1) to
                 Agreement, dated as of September 16, 1993, by           the Company's Registration Statement on Form
                 and between the Company and the purchasers of           S-1 and Amendments thereto, File No. 333-1327,
                 series A convertible preferred stock.                   as filed with the SEC on June 9, 2005

10.15            Amendment No. 2 to Registration Rights                  Incorporated by reference to Exhibit 10.15(1) to
                 Agreement, dated February 28, 1995, by and              the Company's Registration Statement on Form
                 between the Company and EKI                             S-1 and Amendments thereto, File No. 333-1327,
                                                                         as filed with the SEC on June 9, 2005

EXHIBIT NO.      DESCRIPTION                                             LOCATION
-----------      -------------------------------------------------       -------------------------------------------------

10.16            First Amendment to the Amended and Restated             Incorporated by reference to Exhibit 10.8 to
                 License Agreement, dated June 2, 1998, by and           the Company's Quarterly Report on Form 10-Q,
                 between the Company and E. Khashoggi Industries,        for the quarter ended September 30, 1998, as
                 LLC                                                     filed with the SEC on November 12, 1998

10.17            First Amendment to 1995 Stock Incentive Plan of         Incorporated by reference to Exhibit 10.51 to
                 the Company                                             the Company's Annual Report on Form 10-K, for
                                                                         the fiscal year ended December 31, 1998, as
                                                                         filed with the SEC on March 31, 1999

10.18            Third Amendment to 1995 Stock Incentive Plan of         Incorporated by reference to Exhibit  to
                 the Company                                             the Company's Definitive Proxy Statement on
                                                                         Schedule 14A, file No. 000-23567, as filed with
                                                                         the SEC on April 22, 1999

10.19            Fourth Amendment to 1995 Stock Incentive Plan of        Incorporated by reference to the Company's
                 the Company                                             Definitive Proxy Statement on Schedule 14A,
                                                                         file No. 000-23567, as filed with the SEC on
                                                                         April 22, 1999

10.20            Lease Agreement, dated August 23, 2000, by and          Incorporated by reference to Exhibit 10.39 to
                 between the Company and Heaver Properties, LLC          the Company's Annual Report on Form 10-K, for
                                                                         the fiscal year ended December 31, 2000, as
                                                                         filed with the SEC on April 2, 2001

10.21            Settlement Agreement, dated August 3, 2001, by          Incorporated by reference to Exhibit 10.48 to
                 and between the Company and Novamont                    the Company's Quarterly Report on Form 10-Q,
                                                                         for the quarter ended June 30, 2001, as filed
                                                                         with the SEC on August 14, 2001

10.22            Amendment to Common Stock Purchase Agreement            Incorporated by reference to Exhibit 10.49 to
                 dated March 28, 2001                                    the Company's Quarterly Report on Form 10-Q,
                                                                         for the quarter ended June 30, 2001, as filed
                                                                         with the SEC on August 14, 2001

10.23            Securities Purchase Agreement, dated as of              Incorporated by reference to Exhibit 4.1 to
                 August 12, 2002, by and between the Company and         the Company's Current Report on Form 8-K, as
                 the Investors listed therein                            filed with the SEC on August 12, 2002

10.24            Loan Agreement, dated as of September 9, 2002,          Incorporated by reference to Exhibit 10.1 to
                 by and between the Company and E. Khashoggi             the Company's Current Report on Form 8-K dated
                 Industries, LLC                                         September 17, 2002

10.25            Second Amendment to the Amended and Restated            Incorporated by reference to Exhibit 10.54 to
                 License Agreement, dated 29 July, 2002, by and          the Company's Quarterly Report on Form 10-Q,
                 between the Company and E. Khashoggi Industries,        for the quarter ended September 30, 2002, as
                 LLC                                                     filed with the SEC on November 15, 2002

10.26            License and Information Transfer Agreement,             Incorporated by reference to Exhibit 10.55 to
                 dated 29 July, 2002, by and between the Biotec          the Company's Quarterly Report on Form 10-Q,
                 Group and the Company                                   for the quarter ended September 30, 2002, as
                                                                         filed with the SEC on November 15, 2002

10.27            Loan and Securities Purchase Agreement, dated as        Incorporated by reference to Exhibit 4.1 to
                 of March 5, 2003, by and between the Company and        the Company's Current Report on Form 8-K, as
                 the Investors listed therein                            filed with the SEC on March 7, 2003

10.28            Sublicense Agreement, dated February 20, 2004,          Incorporated by reference to Exhibit 10.30 to
                 by and between the Company and Hood Packaging           the Company's Annual Report on Form 10-K, for
                 Corporation                                             the fiscal year ended December 31, 2003, as
                                                                         filed with the SEC on April 14, 2004

EXHIBIT NO.      DESCRIPTION                                             LOCATION
-----------      -------------------------------------------------       -------------------------------------------------

10.29            Operating and Sublicense Agreement, dated               Incorporated by reference to Exhibit 10.31 to
                 October 3, 2002, by and between the Company and         the Company's Annual Report on Form 10-K, for
                 Sweetheart Cup Company, Inc.                            the fiscal year ended December 31, 2003, as
                                                                         filed with the SEC on April 14, 2004

10.30            First Amendment to Operating and Sublicense             Incorporated by reference to Exhibit 10.32 to
                 Agreement, dated July 2003, by and between the          the Company's Annual Report on Form 10-K, for
                 Company and Sweetheart Cup Company, Inc.                the fiscal year ended December 31, 2003, as
                                                                         filed with the SEC on April 14, 2004

10.31            Lease Agreement, dated July 2003, by and between        Incorporated by reference to Exhibit 10.33 to
                 the Company and Sweetheart Cup Company, Inc.            the Company's Annual Report on Form 10-K, for
                                                                         the fiscal year ended December 31, 2003, as
                                                                         filed with the SEC on April 14, 2004

10.32            First Amendment to Lease Agreement, dated               Incorporated by reference to Exhibit 10.34 to
                 December 16, 2003, by and between the Company           the Company's Annual Report on Form 10-K, for
                 and Sweetheart Cup Company, Inc.                        the fiscal year ended December 31, 2003, as
                                                                         filed with the SEC on April 14, 2004

10.33            Sublicense Agreement, dated November 11, 2004,          Incorporated by reference to Exhibit 10.37 to
                 by and between the Company and EarthShell               the Company's Annual Report on Form 10-K, for
                 Hidalgo S.A. de C.V.                                    the fiscal year ended December 31, 2004, as
                                                                         filed with the SEC on April 14, 2005

10.34            Standby Equity Distribution Agreement, dated as         Incorporated by reference to Exhibit 99.1 to
                 of March 23, 2005, by and between the Company           the Company's Current Report on Form 8-K, as
                 and Cornell Capital Partners, LP                        filed with the SEC on March 29, 2005

10.35            Registration Rights Agreement, dated as of March        Incorporated by reference to Exhibit 99.2 to
                 23, 2005, by and between the Company and Cornell        the Company's Current Report on Form 8-K, as
                 Capital Partners, LP                                    filed with the SEC on March 29, 2005

10.36            Placement Agent Agreement, dated as of March 23,        Incorporated by reference to Exhibit 99.3 to
                 2005, by and among the Company, Cornell Capital         the Company's Current Report on Form 8-K, as
                 Partners, LP and Sloan Securities Corporation           filed with the SEC on March 29, 2005

10.37            Security Agreement, dated as of March 23, 2005,         Incorporated by reference to Exhibit 99.4 to
                 by and between the Company and Cornell Capital          the Company's Current Report on Form 8-K, as
                 Partners, LP                                            filed with the SEC on March 29, 2005

10.38            Promissory Note, dated as of March 23, 2005,            Incorporated by reference to Exhibit 99.5 to
                 issued by the Company to Cornell Capital                the Company's Current Report on Form 8-K, as
                 Partners, LP                                            filed with the SEC on March 29, 2005

10.39            Promissory Note, dated as of May 26, 2005,              Incorporated by reference to Exhibit 99.1 to
                 issued by the Company to Cornell Capital                the Company's Current Report on Form 8-K, as
                 Partners, LP                                            filed with the SEC on May 27, 2005

10.40            Pledge and Escrow Agreement, dated as of May 26,        Incorporated by reference to Exhibit 99.2 to
                 2005, by and among the Company, Cornell Capital         the Company's Current Report on Form 8-K, as
                 Partners, LP and David Gonzalez, Esq.                   filed with the SEC on May 27, 2005

10.41            Meridian Business Solutions, Ltd. Sublicense            Incorporated by reference to Exhibit 10.1 to
                 Agreement, dated May 13, 2004, by and between           the Company's Quarterly Report on Form 10-Q,
                 the Company and Meridian Business Solutions, Ltd.       for the quarter ended September 30, 2004, as
                                                                         filed with the SEC on November 9, 2004

EXHIBIT NO.      DESCRIPTION                                             LOCATION
-----------      -------------------------------------------------       -------------------------------------------------
10.42            Amended and Restated Debenture Purchase                 Incorporated by reference to Exhibit 10.2 to
                 Agreement, dated September 30, 2004, by and             the Company's Quarterly Report on Form 10-Q,
                 among the Company, E. Khashoggi Industries, Inc.        for the quarter ended September 30, 2004, as
                 and SF Capital Partners, Ltd.                           filed with the SEC on November 9, 2004

10.43            Amended and Restated Debenture Purchase                 Incorporated by reference to Exhibit 10.3 to
                 Agreement, dated September 29, 2004, by and             the Company's Quarterly Report on Form 10-Q,
                 among the Company, E. Khashoggi Industries, LLC         for the quarter ended September 30, 2004, as
                 and Omicron Master Trust                                filed with the SEC on November 9, 2004

10.44            Amended and Restated Debenture Purchase                 Incorporated by reference to Exhibit 10.44(20) to
                 Agreement, dated September 29, 2004, by and             the Company's Registration Statement on Form S-1
                 among the Company, E. Khashoggi Industries,             and Amendments thereto, File No. 333-1327,
                 LLC on and Islandia, Ltd.                               as filed with the SEC on June 9, 2005

10.45            Amended and Restated Debenture Purchase                 Incorporated by reference to Exhibit 10.45(20) to
                 Agreement, dated September 29, 2004, by and             the Company's Registration Statement on Form S-1
                 among the Company, E. Khashoggi Industries, LLC         and, Amendments thereto, File No. 333-1327,
                 and Midsummer Investment                                as filed with the SEC on June 9, 2005

10.46            Conversion Agreement, dated July 20, 2004, by           Incorporated by reference to Exhibit 10.46(20) to
                 and among the Company, E. Khashoggi Industries,         the Company's Registration Statement on Form S-1
                 LLC and RHP Master Fund, Ltd.                           and, Amendments thereto, File No. 333-1327,
                                                                         as filed with the SEC on June 9, 2005

10.47            Amended and Restated Debenture Purchase                 Incorporated by reference to Exhibit 10.47(20) to
                 Agreement, dated September 29, 2004, by and             the Company's Registration Statement on Form S-1
                 among the Company, E. Khashoggi Industries, LLC         and, Amendments thereto, File No. 333-1327,
                 and Straus-GEPT L.P.                                    as filed with the SEC on June 9, 2005

10.48            Amended and Restated Debenture Purchase                 Incorporated by reference to Exhibit 10.48(20) to
                 Agreement, dated September 29, 2004, by and             the Company's Registration Statement on Form S-1
                 among the Company, E. Khashoggi Industries, Ltd.        and, Amendments thereto, File No. 333-1327,
                 and Straus Partners, L.P.                               as filed with the SEC on June 9, 2005

10.49            Amended and Restated Debenture Purchase                 Incorporated by reference to Exhibit 10.49(20) to
                 Agreement, dated September 30, 2004, by and             the Company's Registration Statement on Form S-1
                 among the Company and E. Khashoggi Industries,          and, Amendments thereto, File No. 333-1327,
                 LLC                                                     as filed with the SEC on June 9, 2005

10.50            Agreement To Convert Debt To Equity, dated              Incorporated by reference to Exhibit 10.50 to
                 July 16, 2004, by and between the Company and E.        the Company's Registration Statement on Form S-1
                 Khashoggi Industries, LLC                               and, Amendments thereto, File No. 333-1327,
                                                                         as filed with the SEC on June 9, 2005

10.51            Agreement dated September 1, 2004 for conversion        Incorporated by reference to Exhibit 10.51(20) to
                 of Biotec indebtedness                                  the Company's Registration Statement on Form S-1
                                                                         and, Amendments thereto, File No. 333-1327,
                                                                         as filed with the SEC on June 9, 2005

10.52            Stock Purchase Agreement, dated August 5, 2004,         Incorporated by reference to Exhibit 10.52(20) to
                 by and between the Company and Meridian Business        the Company's Registration Statement on Form S-1
                 Solutions, Ltd.                                         and, Amendments thereto, File No. 333-1327,
                                                                         as filed with the SEC on June 9, 2005

10.53            Warrant, dated issued by the Company to                 Incorporated by reference to Exhibit 99.4 to
                 Cornell Capital Partners, LP                            the Company's Current Report on Form 8-K dated
                                                                         May 27, 2005

10.54            Letter Agreement, dated July 12, 2006, by and           Incorporated by reference to Exhibit 10.1 to the
                 between the Company and Cornell Capital Partners,       Company's Current Report on Form 8-K dated
                 LP                                                      July 17, 2006


10.55            Letter Agreement, dated September 29, 2006, by and      Incorporated by reference to Exhibit 10.1 to the
                 between the Company and Cornell Capital Partners,       Company's Current Report on Form 8-K dated
                 LP                                                      October 4, 2006

10.56            Securities Purchase Agreement among EarthShell          Incorporated by reference to Exhibit 5to the
                 Corporation, TSCP Machinery & Processing Group,         Company's Schedule 13D as filed with the SEC on
                 LLC, and the Edward W. Williams Revocable Trust         June 23, 2006.
                 Dated June 22, 2006.

10.57            Securities  Purchase Agreement dated as of              Incorporated by reference to Exhibit 10.1 to the
                 December 30, 2005, by and between EarthShell            Company's Current Report on Form 8-K dated
                 Corporation and Cornell Capital Partners, LP            January 11, 2006

10.58            Investor Registration Rights Agreement dated as of      Incorporated by reference to Exhibit 10.2 to the
                 December 30, 2005 by and between EarthShell             Company's Current Report on Form 8-K dated
                 Corporation and Cornell Capital Partners, LP            January 11, 2006

10.59            Secured Convertible Debenture dated as of               Incorporated by reference to Exhibit 10.3 to the
                 December 30, 2005, issued to Cornell Capital            Company's Current Report on Form 8-K dated
                 Partners, LP                                            January 11, 2006

10.60            Amended and Restated Security Agreement dated as        Incorporated by reference to Exhibit 10.4 to the
                 of December 30, 2005, by and between EarthShell         Company's Current Report on Form 8-K dated
                 Corporation and Cornell Capital Partners, LP            January 11, 2006

10.61            Warrant dated as of December 30, 2005 issued to         Incorporated by reference to Exhibit 10.5 to the
                 Cornell Capital Partners, LP                            Company's Current Report on Form 8-K dated
                                                                         January 11, 2006

10.62            Pledge and Escrow Agreement dated as of December        Incorporated by reference to Exhibit 10.6 to the
                 30, 2005 among EarthShell Corporation, Cornell          Company's Current Report on Form 8-K dated
                 Capital Partners, LP and David Gonzalez, Esq.           January 11, 2006

10.63            Escrow Agreement dated December 30, 2005 among          Incorporated by reference to Exhibit 10.7 to the
                 EarthShell Corporation, Cornell Capital Partners,       Company's Current Report on Form 8-K dated
                 LP and David Gonzalez, Esq.                             January 11, 2006

10.64            Irrevocable Transfer Agent Instructions dated as of     Incorporated by reference to Exhibit 10.8 to the
                 December 30, 2005, by and between EarthShell            Company's Current Report on Form 8-K dated
                 Corporation and Cornell Capital Partners, LP            January 11, 2006

10.65            Insider Pledge and Escrow Agreement dated December      Incorporated by reference to Exhibit 10.9 to the
                 30, 2005 by and among EarthShell Corporation,           Company's Current Report on Form 8-K dated
                 Cornell Capital Partners, LP, David Gonzalez, Esq.      January 11, 2006
                 and Benton Wilcoxon

EXHIBIT NO.      DESCRIPTION                                             LOCATION
-----------      -------------------------------------------------       -------------------------------------------------
10.66            Termination Agreement dated December 30, 2005 by        Incorporated by reference to Exhibit 10.10 to the
                 and between EarthShell Corporation, Cornell Capital     Company's Current Report on Form 8-K dated
                 Partners, LP and Sloan Securities Corporation           January 11, 2006

10.67            Irrevocable Transfer Agent Instructions dated as        Incorporated by reference to Exhibit 10.12 to the
                 of December 30, 2005 by and between EarthShell          Company's Current Report on Form 8-K dated
                 Corporation, Cornell Capital Partners, LP and           January 11, 2006
                 David Gonzalez, Esq.regarding the Convertible
                 Debentures

10.68            Form of Lockup Agreement                                Incorporated by reference to Exhibit 10.13 to the
                                                                         Company's Current Report on Form 8-K dated
                                                                         January 11, 2006

10.69            Investor Rights Agreement dated as of December 9,       Incorporated by reference to Exhibit 4.1 to the Company's
                 2005, by and among EarthShell Corporation and the       Current Report on Form 8-K dated February 10, 2006
                 Parties signatory thereto.

10.70            Form of EarthShell Corporation Common Stock             Incorporated by reference to Exhibit 4.2 to the Company's
                 Warrant                                                 Current Report on Form 8-K dated February 10, 2006

10.71            Letter Agreement dated as of December 9, 2005           Incorporated by reference to Exhibit 10.1 to the Company's
                 by and between EarthShell Corporation and               Current Report on Form 8-K dated February 10, 2006
                 EarthShell Asia, Limited

10.72            Agreement and Plan of Merger, dated as of               Incorporated by reference to Exhibit 99.1 to the Company's
                 June 17, 2055, among EarthShell Corporation,            Amendment No. 1 to Schedule 13D dated June 17, 2005
                 EarthShell Triangle, Inc., ReNewable
                 Products, Inc., and ReNewable Products, LLC

10.73            Registration and Investor Rights Agreement              Incorporated by reference to Exhibit 99.3 to the Company's
                                                                         Amendment No. 1 to Schedule 13D dated June 17, 2005

10.74            Khashoggi Lock-up Agreement                             Incorporated by reference to Exhibit 99.4 to the Company's
                                                                         Amendment No. 1 to Schedule 13D dated June 17, 2005

10.75            Joint Filing Agreement                                  Incorporated by reference to Exhibit 99.4 to the Company's
                                                                         Amendment No. 1 to Schedule 13D dated June 17, 2005

10.76            Promissory Note between EarthShell Corporation          Provided herewith
                 and E. Khashoggi Industries, LLC dated September
                 29, 2006.

10.77            Promissory Note between EarthShell Corporation          Provided herewith
                 and ReNewable Products, Inc. dated October
                 2, 2006.



EXHIBIT NO.      DESCRIPTION                                             LOCATION
-----------      -------------------------------------------------       -------------------------------------------------
14.1             Code of Ethics                                          Incorporated by reference to Exhibit 14.4 to
                                                                         the Company's Annual Report on Form 10-K, for
                                                                         the fiscal year ended December 31, 2003, as
                                                                         filed with the SEC on April 4, 2004

23.1             Consent of Kirkpatrick & Lockhart Nicholson             Provided herewith (included in Exhibit 5.1)
                 Graham LLP

23.2             Consent of Farber Hass Hurley & McEwen,                 Provided herewith
                 LLP (Formerly Farber & Hass, LLP

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Sections 10(a)(3) of the 1933 Act (the "1933 Act");

      (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (205) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.


(4) For determining liability of the undersigned small business issuer under the 1933 Act to any purchaser in the initial distribution of securities, the undersigned small business issuer undertakes that in a primary offering of the securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser;

      (i) Any preliminary Prospectus or Prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

      (ii) Any free writing Prospectus relating to the Offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

      (iii) The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

      (iv) Any other communication that is an offer in the Offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Registration Statement to be signed on our behalf by the undersigned, on November 1, 2006.


                                          EARTHSHELL CORPORATION



 Date: November 1, 2006                   By: /s/ Vincent J. Truant
                                              ----------------------------------
                                              Name:  Vincent J. Truant
                                              Title: Chief Executive Officer and
                                                     Principal Executive Officer

 Date: November 1, 2006                   By: /s/ D. Scott Houston
                                              ----------------------------------
                                              Name:  D. Scott Houston
                                              Title: Chief Financial Officer and
                                                     Secretary

 Date: November 1, 2006                   By: /s/ Paul Susie
                                              ----------------------------------
                                              Name:  Paul Susie
                                              Title: Controller and Principal
                                                     Accounting Officer

In accordance with the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



    /s/ Vincent J. Truant                         Date:  November 1, 2006
    ------------------------------------------
    Vincent J. Truant
    Chief Executive Officer,
    Principal Executive Officer and Secretary

    /s/ D. Scott Houston                          Date:  November 1, 2006
    ------------------------------------------
    D. Scott Houston
    Chief Financial Officer and Secretary

    /s/ Paul Susie                                Date:  November 1, 2006
    ------------------------------------------
    Paul Susie
    Controller and Principal Accounting Officer

    /s/ Hamlin Jennings                           Date:  November 1, 2006
    ------------------------------------------
    Hamlin Jennings
    Director

    /s/ Walker Rast                               Date:  November 1, 2006
    ------------------------------------------
    Walker Rast
    Director

    /s/ Michael Gordon                            Date:  November 1, 2006
    ------------------------------------------
    Michael Gordon
    Director